PROSPECTUS SUPPLEMENT                                        FILED PURSUANT TO
(To Prospectus dated March 7, 1997)                       RULE 424(b)(5) UNDER
                                                         THE SECURITIES ACT OF
                                                              1933, AS AMENDED

                                                           COMMISSION FILE NO.
                                                                     333-22211

                                7,500,000 SHARES

                [LOGO OF LIBERTY PROPERTY TRUST APPEARS HERE]

                      COMMON SHARES OF BENEFICIAL INTEREST

                              ------------------

  Liberty Property Trust (the "Company") is one of the largest owners and operators of suburban industrial and office real estate in the United States. The Company is a self-administered and self-managed real estate investment trust (a "REIT"). The Company provides leasing, property management, acquisition, development, construction management, design management and other related services for a portfolio which, as of December 31, 1996, consisted of 259 industrial and office properties totaling approximately 20.6 million leasable square feet. Such properties are located principally in the Southeastern and Mid-Atlantic United States. As of December 31, 1996, the Company also had 22 properties under development and held 1,012 acres of land for future development.

  All of the Company's Common Shares of Beneficial Interest, par value $0.001 per share (the "Common Shares"), offered hereby (the "Offering") are being sold by the Company. The Common Shares are listed on the New York Stock Exchange (the "NYSE") under the symbol "LRY." On March 18, 1997, the last reported sale price of the Common Shares on the NYSE was $24 5/8 per share.

                              ------------------

  SEE "RISK FACTORS" BEGINNING ON PAGE S-14 OF THIS PROSPECTUS SUPPLEMENT FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON SHARES OFFERED HEREBY.

                              ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                      Underwriting
                                          Price to   Discounts and  Proceeds to
                                           Public    Commissions(1)  Company(2)
--------------------------------------------------------------------------------
Per Common Share......................     $24.50        $1.22         $23.28
--------------------------------------------------------------------------------
Total(3)..............................  $183,750,000   $9,150,000   $174,600,000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses, estimated at $750,000, which are payable by the Company.
(3) The Company has granted the Underwriters an option to purchase up to 1,125,000 additional Common Shares to cover over-allotments, if any. If all of such shares are purchased, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $211,312,500, $10,522,500 and $200,790,000, respectively. See "Underwriting."

                              ------------------

  The Common Shares offered by this Prospectus Supplement are offered by the Underwriters subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of the certificates for the Common Shares offered hereby will be made at the offices of Lehman Brothers Inc., New York, New York on or about March 24, 1997.

                              ------------------

LEHMAN BROTHERS                                     DONALDSON, LUFKIN & JENRETTE
                                                       Securities Corporation
           ALEX. BROWN & SONS
              Incorporated
                      A.G. EDWARDS & SONS, INC.
                                 THE ROBINSON-HUMPHREY COMPANY, INC.
                                            WHEAT FIRST BUTCHER SINGER

March 18, 1997

                                    SUMMARY

  The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus Supplement and the accompanying Prospectus or incorporated herein or therein by reference. Unless otherwise indicated, the information in this Prospectus Supplement assumes that the Underwriters' over-allotment option is not exercised. Investors should carefully consider the information set forth under the heading "Risk Factors." Liberty Property Trust, a Maryland REIT (the "Company"), conducts substantially all of its operations through Liberty Property Limited Partnership, a Pennsylvania limited partnership (the "Operating Partnership"). As used herein, unless the context indicates otherwise, the term "Company" includes Liberty Property Trust, Liberty Property Limited Partnership and their subsidiaries (and, where the context indicates, Rouse & Associates, a Pennsylvania general partnership, and certain affiliated entities (collectively, the "Predecessor"), their predecessor entities). This Prospectus Supplement and the accompanying Prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company's actual results could differ materially from those set forth in the forward-looking statements. See "Risk Factors" for a discussion of certain factors that might cause such a difference.

                                  THE COMPANY

  The Company is one of the largest owners and operators of suburban industrial and office real estate in the United States. Liberty Property Trust is a self-administered and self-managed real estate investment trust formed in 1994. The Company provides leasing, property management, acquisition, development, construction management, design management and other related services for a portfolio which, as of December 31, 1996, consisted of 173 industrial and 86 office properties totaling approximately 20.6 million leasable square feet (collectively, the "Operating Properties"). The Operating Properties were approximately 93% leased to over 800 tenants as of December 31, 1996. As of the same date, the Company also had 22 properties under development (the "Development Properties"), which are expected to generate approximately 3.0 million leasable square feet. The Company also owned 1,012 acres of land, which the Company anticipates is capable of supporting, as and when developed, approximately 9.3 million leasable square feet. The Properties and such land are located principally within the Southeastern and Mid-Atlantic United States. The Operating Properties and the Development Properties are referred to together as the "Properties."

  During 1996, the Company increased its total leasable square footage of industrial and office space by approximately 23.5% by acquiring 33 properties totaling approximately 2.4 million leasable square feet and by developing 19 properties totaling approximately 1.6 million leasable square feet. In the same period, the Company also increased its holdings of land for future development by 98 acres.

  The Company's senior management team consists of 17 senior executives, who collectively have developed and managed over 35 million square feet of commercial real estate during the past 25 years and who, on average, have been affiliated with the Company for 14 years. As of March 17, 1997, the 17 senior executives beneficially owned 6.2% of the outstanding Common Shares on a fully diluted basis. The Company was formed to continue and expand the commercial real estate business of Rouse & Associates and certain affiliated entities. Founded in 1972, Rouse & Associates and its affiliated entities developed and managed commercial real estate in the Southeastern and Mid-Atlantic United States.

================================================================================

  Certain persons participating in the Offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Shares. Such transactions may include the purchase of Common Shares prior to the pricing of the Offering for the purpose of maintaining the price of the Common Shares, the purchase of Common Shares following the pricing of the Offering to cover a syndicate short position in the Common Shares or for the purpose of maintaining the price of the Common Shares, and the imposition of penalty bids. For a description of these activities, see "Plan of Distribution" in the accompanying Prospectus.

  FOR UNITED KINGDOM PURCHASERS: The Common Shares offered hereby may not be offered or sold in the United Kingdom other than to persons whose ordinary business is to buy or sell securities, whether as principal or agent (except in circumstances that do not constitute an offer to the public within the meaning of the Companies Act of 1985), and this Prospectus Supplement and the accompanying Prospectus may only be issued or passed on to any person in the United Kingdom if that person is of a kind described in Article 11(3) of the Financial Services Act of 1986 (Investment Advertisements) (Exemption) Order 1996, as amended.

================================================================================

                 BUSINESS OBJECTIVES AND STRATEGIES FOR GROWTH

  The Company's primary objective is to increase Funds from Operations (as defined below) per share. The operating strategies for achieving this goal are to deliver outstanding tenant service, emphasize marketing to attract new tenants and enhance the Company's portfolio through the acquisition and development of high quality properties in markets affording opportunities for attractive investments. The Company continually assesses new markets for expansion opportunities based on demographics, job growth, employment, real estate fundamentals and competition. As a result of this assessment process, the Company currently anticipates entering the South Carolina market and the Minneapolis, Minnesota market. See "Business Objectives and Strategies for Growth-- Acquiring Office and Industrial Properties--Pending Acquisitions." In 1995, as a result of this assessment process, the Company successfully entered the Richmond, Virginia market. In pursuing its operating strategies, the Company seeks to manage its capital structure to fund growth while maintaining financial liquidity and stability. As a result of these strategies, the Company has increased its Funds from Operations per share by 10.9% based on a comparison of the fourth quarter of 1996 with the fourth quarter of 1995. No assurance can be given that this level of growth will continue. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Calculation of Funds from Operations."

  Internal Growth Strategies. Management believes that the Properties offer significant opportunities for the Company to increase its rental revenues and cash flow. The Company seeks to increase cash flow by continuing its practice of negotiating for contractual rental increases that take effect during the terms of its leases. In addition, the Company seeks to increase rental revenues through the renewal or replacement of expiring leases at higher rental rates and by improving the occupancy rates of its portfolio. As a result of these activities, operating income for "Same Store" properties (those Properties owned as of January 1, 1995) increased by 5.1% for 1996 as compared to 1995.

  Acquisition Strategy. The Company seeks to acquire properties consistent with its business objectives and strategies for growth. The Company seeks both single-asset acquisitions and portfolio acquisitions. The Company's single-asset acquisitions are generally located within the Company's existing markets and consist of either (i) stabilized acquisitions, which are typically at high occupancy levels upon acquisition, or (ii) entrepreneurial acquisitions, which are typically either vacant or at low occupancy levels and can be purchased substantially below replacement cost, thereby offering the opportunity for above-average returns when fully leased. The Company also evaluates opportunities for portfolio acquisitions, which include either groups of properties or existing real estate companies. These portfolio acquisitions may include stabilized and entrepreneurial acquisitions, as well as development properties, which offer opportunities for enhanced operating performance as a result of the Company's management expertise and financial strength.

  Development Strategy. The Company pursues selective development opportunities focusing on high quality suburban industrial and office properties typically within its existing markets. The Company's development activities fall into two categories: build-to-suit projects and projects built for inventory. The Company develops build-to-suit projects for existing and new tenants. The buildings in this category typically are substantially pre-leased to one or more tenants prior to construction. The Company also builds properties for inventory in high-occupancy markets in which the Company has identified sufficient demand at market rental rates to justify such construction.

  Financing Strategy. The Company intends to continue to maintain a conservative balance sheet to provide the Company with the flexibility to choose the optimal source of capital (whether debt or equity) with which to finance its acquisition and development activities. Upon completion of the Offering and the anticipated application of the estimated net proceeds as described herein, the ratio of the Company's debt outstanding as of December 31, 1996 to Total Market Capitalization (as defined below) would be 27.3% (based on the last reported sale price of $24 5/8 per Common Share on March 18, 1997). See "Business Objectives and Strategies for Growth--Financing Activities."

                               RECENT ACTIVITIES

ACQUISITION AND DEVELOPMENT ACTIVITIES

  During 1996, the Company acquired 33 properties containing approximately 2.4 million leasable square feet for a Total Investment (as defined below) of $132.9 million. In addition, during 1996, the Company completed the development of 19 Properties containing approximately 1.6 million leasable square feet for a Total Investment of $99.3 million. This represents a 23.5% increase in the Company's total leasable square footage from December 31, 1995. The "Total Investment" for a property is defined as the property's purchase price plus closing costs and management's estimate, as determined at the time of acquisition, of the cost of necessary building improvements in the case of acquisitions, or land costs and land and building improvement costs in the case of development projects, and where appropriate, other development costs and carrying costs required to reach rent commencement.

 Pending Acquisitions

  As of March 18, 1997, the Company had entered into contracts to purchase 38 additional suburban industrial and office properties which the Company considered probable of closing (collectively, the "Pending Acquisitions"). The Pending Acquisitions aggregate approximately 2.6 million leasable square feet, for an estimated Total Investment of approximately $146.4 million, to be paid in a combination of cash, assumption of debt and the issuance of limited partnership interests in the Operating Partnership (the "Units"). The combined Budgeted Yield (as defined below) of the Pending Acquisitions that have stabilized is 10.4%. The purchase of all of the Pending Acquisitions is subject to various contingencies, including, among others, completion of due diligence and other customary conditions. Accordingly, there can be no assurance that the Company will acquire any or all of the Pending Acquisitions or that the acquisitions will be consummated for the estimated Total Investment. Additionally, there can be no assurance that the Budgeted Yield will be realized.

  The following table and discussion set forth certain information, as of March 18, 1997, regarding the Pending Acquisitions:

                              PENDING ACQUISITIONS

                                                           TOTAL        TOTAL
                                             BUILDING    LEASABLE    INVESTMENT   PERCENT
        PROPERTY              LOCATION         TYPE     SQUARE FEET (IN MILLIONS) LEASED
        --------              --------      ----------- ----------- ------------- -------
Portfolio Acquisitions
 South Carolina and
  Minneapolis
   Portfolios
  Stabilized
   Acquisitions......... SC/NC/FL/MN        Office/Ind.  1,859,201     $109.3        94%
  Development
   Properties........... SC/FL              Office/Ind.    323,987       15.1        23
  Entrepreneurial
   Acquisitions......... SC                 Office/Ind.    215,127        8.1        15
Single Asset
 Acquisitions
  Stabilized
   Acquisitions......... Lehigh Valley, PA    Office       118,097        9.1        88
  Entrepreneurial
   Acquisitions......... Piedmont Triad, NC   Office        56,937        4.8        64
                                                         ---------     ------
    Total...............                                 2,573,349     $146.4
                                                         =========     ======

  South Carolina Portfolio. The Company has entered into a contract to acquire from a real estate operating company a portfolio of office and industrial properties located in Greenville, Columbia and Charleston, South Carolina, Tampa, Florida and Charlotte, North Carolina totaling approximately 1.4 million leasable square feet (the "South Carolina Portfolio"). The South Carolina Portfolio consists of 18 properties, 12 of which are stabilized, four of which are development and two of which are entrepreneurial.

  The South Carolina Portfolio also contains approximately 800 acres of land for commercial development, which the Company anticipates is capable of supporting, as and when developed, approximately 8.0 million leasable square feet of office or industrial space. The purchase price of the land is $17.5 million, payable over 10 years, in addition to the purchase price of the office and industrial properties contained in the portfolio.

  Minneapolis Portfolio. The Company has entered into contracts to acquire 17 office and industrial properties located in the Minneapolis, Minnesota metropolitan area totaling approximately 1.0 million leasable square feet (the "Minneapolis Portfolio"). All of the properties can be characterized as stabilized properties.

  The Company has also entered into a contract to acquire 25 acres of land for commercial development, which the Company anticipates is capable of supporting, as and when developed, approximately 180,000 leasable square feet of office or industrial space. The purchase price of the land is $2.9 million, in addition to the purchase price of the office and industrial properties in the portfolio. See "The Properties--Prospective New Markets."

 Completed Acquisitions

  Since December 31, 1996, the Company has purchased four office properties comprising approximately 326,000 leasable square feet and 28 acres of land for a Total Investment of $35.2 million.

  During 1996, the Company completed 33 single-asset acquisitions, consisting of 27 stabilized properties and six entrepreneurial properties, aggregating approximately 2.4 million leasable square feet for a Total Investment of $132.9 million.

  Stabilized Acquisitions. During 1996, the Company completed stabilized acquisitions of approximately 1.6 million leasable square feet of industrial and office space for a Total Investment of $96.3 million. These properties were 96.7% leased as of December 31, 1996. The Current Yield (as defined below) for these properties is 11.7%. The "Current Yield" for a property or group of properties is calculated by dividing (i) for a property or properties owned for the entire fourth quarter of 1996, the operating income generated by such property or properties based on annualizing the results for such quarter (or for a property or properties owned for part of such quarter, by annualizing the results for the period the property was owned) by (ii) the Total Investment for such property or properties.

  Entrepreneurial Acquisitions. During 1996, the Company completed entrepreneurial acquisitions of approximately 783,000 leasable square feet of industrial and office space, which was either vacant or partially leased at the time of acquisition, for a Total Investment of $36.6 million. The Company has historically achieved higher Current Yields on its entrepreneurial acquisitions once they have stabilized.

  The following table sets forth certain information, as of December 31, 1996, with respect to the Properties acquired in 1996:

                          1996 COMPLETED ACQUISITIONS

                                                 TOTAL                TOTAL
                                               LEASABLE   PERCENT   INVESTMENT
                                              SQUARE FEET LEASED  (IN THOUSANDS)
                                              ----------- ------- --------------
Stabilized Acquisitions
Industrial--Distribution.....................    495,484   99.9%     $ 15,731
Industrial--Flex.............................    318,300   98.1        16,055
Office.......................................    763,292   94.2        64,493
                                               ---------   ----      --------
  Total Stabilized Acquisitions..............  1,577,076   96.7        96,279
                                               ---------   ----      --------
Entrepreneurial Acquisitions
Industrial--Distribution.....................    542,390   70.2        18,211
Industrial--Flex.............................     60,200   50.0         2,328
Office.......................................    180,638   76.0        16,077
                                               ---------   ----      --------
  Total Entrepreneurial Acquisitions.........    783,228   70.0        36,616
                                               ---------   ----      --------
Total 1996 Acquisitions......................  2,360,304   87.9%     $132,895
                                               =========   ====      ========

 Development Activities

  The pace of completion of developments increased during 1996 from $14.5 million for the fourth quarter of 1995 to $55.8 million for the fourth quarter of 1996. This increase reflects the establishment and build-up of a development pipeline during 1995 and 1996. With the establishment of a pipeline, increased levels of completed developments are being delivered. Furthermore, improving market conditions in many of the Company's markets together with increased competition for acquisitions make development an attractive source of property investment.

 Completed Property Developments

  During 1996, the Company completed four build-to-suit and 15 inventory development properties. These projects contain approximately 1.6 million leasable square feet representing a Total Investment of $99.3 million. As of December 31, 1996, these properties were 91.7% leased with a Current Yield of 11.2%.

  The following table lists certain information, as of December 31, 1996, for all of the Development Properties completed in 1996, presented according to the calendar quarter in which each came into service:

                        COMPLETED DEVELOPMENT PROPERTIES

                                       TOTAL                    TOTAL
                                     INVESTMENT   NUMBER OF   LEASABLE   PERCENT
                                   (IN THOUSANDS) PROPERTIES SQUARE FEET LEASED
                                   -------------- ---------- ----------- -------
2nd Quarter, 1996
  Build-to-Suit...................    $17,513          2        184,546   100.0%
  Inventory.......................     14,566          4        299,779   100.0
3rd Quarter, 1996
  Inventory.......................     11,369          4        218,834   100.0
4th Quarter, 1996
  Build-to-Suit...................     14,424          2         95,000    93.6
  Inventory.......................     41,401          7        761,050    83.8
1996 Total
  Build-to-suit...................     31,937          4        279,546    97.8
  Inventory.......................     67,336         15      1,279,663    90.4
                                      -------        ---      ---------   -----
All Properties....................    $99,273         19      1,559,209    91.7%
                                      =======        ===      =========   =====

  Current Development Properties

  As of December 31, 1996, the Company was developing 22 properties, which upon completion are expected to generate approximately 3.0 million square feet of leasable space. Approximately 68.8% of such space was pre-leased as of December 31, 1996. Three of these projects commenced operations in February 1997. The Company anticipates a 12.2% Budgeted Yield on these three completed projects which represent an aggregate Total Investment of $42.1 million.

  Properties under development at December 31, 1996 represent a Total Investment of $153.8 million. The Budgeted Yield for these projects is estimated to be 12.0%. "Budgeted Yield" is calculated by dividing Budgeted Operating Income (as defined below) by the Total Investment. "Budgeted Operating Income" represents the Company's estimate of the stabilized annual operating income of the properties, based upon the net rent payable under leases signed or projected to be signed at market rates. There can be no assurance that any of the Development Properties will be completed, that the above described Budgeted Yield of 12.0% will be realized, that the Company's budgets or estimates of construction costs, time periods necessary to complete construction, rentals to be received and other components of Budgeted Yield will be realized, or that future development projects will realize comparable investment returns. See "Risk Factors--General Real Estate Investment Risks-- Risks of Acquisition, Development and Construction Activities."

  The following table lists certain information, as of December 31, 1996, regarding the Development Properties, presented according to the calendar year and quarter in which each is anticipated to come into service:

                         CURRENT DEVELOPMENT PROPERTIES

                                     TOTAL        NUMBER      TOTAL
                                   INVESTMENT       OF      LEASABLE   PERCENT
             PROPERTY TYPE       (IN THOUSANDS) PROPERTIES SQUARE FEET LEASED
             -------------       -------------- ---------- ----------- -------
      1st Quarter, 1997
      Build-to-Suit(1)..........    $ 34,286         1      1,190,000   100.0%
      Inventory(1)..............       7,826         2        222,000   100.0
                                    --------       ---      ---------   -----
        Total...................      42,122         3      1,412,000   100.0
      2nd Quarter, 1997
      Build-to-Suit.............      22,662         4        241,200    93.8
      Inventory.................       4,553         1        130,000    38.8
                                    --------       ---      ---------   -----
        Total...................      27,215         5        371,200    74.5
      3rd Quarter, 1997
      Inventory.................       1,955         1         19,680    74.7
                                    --------       ---      ---------   -----
        Total...................       1,955         1         19,680    74.7
      4th Quarter, 1997
      Build-to-Suit.............      30,851         1        280,000   100.0
      Inventory.................       7,091         2        125,215    27.2
                                    --------       ---      ---------   -----
        Total...................      37,942         3        405,215    77.5
      1st Quarter, 1998
      Inventory.................      12,363         4        309,050     5.7
                                    --------       ---      ---------   -----
        Total...................      12,363         4        309,050     5.7
      2nd Quarter, 1998
      Inventory.................      23,804         5        443,397    13.3
                                    --------       ---      ---------   -----
        Total...................      23,804         5        443,397    13.3
      4th Quarter, 1998
      Inventory.................       8,387         1         81,555     0.0
                                    --------       ---      ---------   -----
        Total...................       8,387         1         81,555     0.0
                                    --------       ---      ---------   -----
      All Development
       Properties...............    $153,778        22      3,042,097    68.8%
                                    ========       ===      =========   =====

--------
(1) Development was completed prior to the date of this Prospectus Supplement.

LAND

  As of December 31, 1995, the Company owned 914 acres of land for future development, all zoned for commercial use. During 1996, the Company purchased an additional 315 acres of land for future development, utilized 177 acres in development projects and sold 40 acres. Substantially all of the remaining 1,012 acres of land are located adjacent to or within existing industrial or business parks with site improvements, such as public sewers, water and utilities available for service, and the Company anticipates that the land is capable of supporting, as and when developed, approximately 9.3 million leasable square feet. The Company's Total Investment in land held for development as of December 31, 1996 was $44.1 million. The Company believes that, because it is a fully integrated real estate firm, its base of commercially zoned land in existing industrial and business parks provides a competitive advantage for future development activities, particularly as the availability of such land within the Company's geographic markets continues to diminish.

  In connection with the acquisition of the South Carolina Portfolio and the Minneapolis Portfolio, the Company will acquire approximately 825 acres of land for commercial development which the Company believes is capable of supporting, as and when developed, approximately 8.2 million leasable square feet of office and industrial space.

FINANCING ACTIVITIES

  In December 1996, the Company closed on an $80.0 million secured line of credit and, in March 1997, the availability under this line of credit was increased to $100.0 million (the "$100 Million Line of Credit") to supplement the Company's existing $250.0 million secured line of credit (the "$250 Million Line of Credit" and, together with the $100 Million Line of Credit, the "Lines of Credit"). As of December 31, 1996, $266.7 million was outstanding under the Lines of Credit and the weighted average interest rate at such date was 7.125%. The interest rates on the $250 Million Line of Credit and the $100 Million Line of Credit are 1.75% over the 30-day London Interbank Offered Rate ("LIBOR") and 1.60% over the 90-day LIBOR, respectively. As of December 31, 1996, in addition to the Lines of Credit, the Company had $240.8 million in principal amount of indebtedness secured by certain of the Properties. In February 1997, the Company closed on a $28.0 million mortgage loan secured by a Property. The Company has entered into a swap agreement, with a notional amount of $114.5 million, to hedge against possible fluctuations in interest rates in anticipation of a debt issuance with a five-to-seven year term in 1997.

                            THE OPERATING PROPERTIES

  The Operating Properties, as of December 31, 1996, consisted of 173 industrial and 86 office properties. The Company's industrial properties are located principally in suburban mixed-use developments or business parks and include warehouse/distribution facilities, as well as flex facilities which accommodate both industrial and office use. The industrial activities in the Company's flex facilities typically include service, assembly, light manufacturing and research and development. The Company's office properties are mid-rise and single story office buildings, located principally in suburban mixed-use developments or office parks.

  The following table sets forth certain information, as of December 31, 1996, with respect to the Company's industrial and office properties.

                                        INDUSTRIAL
                              -------------------------------
                                DISTRIBUTION        FLEX          OFFICE          TOTAL
                              -------------------------------  -------------  --------------
                              (LEASABLE SQUARE FEET AND ANNUAL BASE RENT IN THOUSANDS)
     Southeastern
      Pennsylvania
      Number.................              19              16             35              70
      Leasable square feet...           2,064           1,049          2,031           5,144
      Annual base rent.......         $ 9,661         $ 8,858        $21,521        $ 40,040
      Percent leased.........            89.7%           95.1%          95.5%           93.1%
     New Jersey/Delaware
      Number.................              20              13              9              42
      Leasable square feet...           1,442             663            634           2,739
      Annual base rent.......         $ 5,896         $ 5,127        $ 5,853        $ 16,876
      Percent leased.........            98.9%           92.3%          85.6%           94.2%
     Lehigh Valley
      Number.................              15              19              8              42
      Leasable square feet...           2,450             882            240           3,572
      Annual base rent.......         $ 8,255         $ 5,292        $ 2,491        $ 16,038
      Percent leased.........            87.4%           93.4%          88.9%           89.0%
     Maryland
      Number.................               2               4              7              13
      Leasable square feet...             159             412            639           1,210
      Annual base rent.......         $   850         $ 3,753        $ 5,051        $  9,654
      Percent leased.........           100.0%           88.4%          68.1%           79.2%
     Virginia
      Number.................              26               6             10              42
      Leasable square feet...           3,777             230            151           4,158
      Annual base rent.......         $12,745         $ 1,674        $ 1,789        $ 16,208
      Percent leased.........            99.9%           95.4%          95.6%           99.5%
     North Carolina
      Number.................               7             --               3              10
      Leasable square feet...             862             --             170           1,032
      Annual base rent.......         $ 3,912             --         $ 1,738        $  5,650
      Percent leased.........            98.6%            --            95.6%           98.2%
     Jacksonville, Florida
      Number.................               6              11             11              28
      Leasable square feet...             381             660            966           2,007
      Annual base rent.......         $ 1,111         $ 3,291        $11,794        $ 16,196
      Percent leased.........            86.9%           79.2%          95.1%           88.3%
     Tampa, Florida
      Number.................               3               5            --                8
      Leasable square feet...             197             420            --              617
      Annual base rent.......         $   527         $ 2,838            --         $  3,365
      Percent leased.........           100.0%           89.1%           --             92.6%
     United Kingdom
      Number.................             --                1              3               4
      Leasable square feet...             --               35            103             138
      Annual base rent.......             --          $   451        $ 2,662        $  3,113
      Percent leased.........             --             67.2%          94.1%           87.4%
     Total
      Number.................              98              75             86             259
      Leasable square feet...          11,332           4,351          4,934          20,617
      Annual base rent.......         $42,957         $31,284        $52,899        $127,140
      Percent leased.........            94.7%           90.5%          90.2%           92.8%

                                  THE OFFERING

Common Shares offered.......  7,500,000(1)

Common Shares to be
 outstanding after the
 Offering...................  39,441,610(1)(2)

Use of Proceeds.............  To fund the cash portion of the consideration payable for the Pending Acquisitions and for general corporate purposes. See "Use of Proceeds" and "Capitalization."

NYSE symbol.................  "LRY"
--------
(1) Does not include 1,125,000 Common Shares that may be issued upon exercise of the Underwriters' over-allotment option. See "Underwriting."
(2) Excludes 4,695,043 Common Shares issuable upon the conversion of Units, including 120,117 Units that will be issued in December 1997 in exchange for the remaining interests in partnerships in which controlling interests (89% of capital and 99% of profits) were acquired by the Company at the time of its initial public offering and 1,224,082 Common Shares issuable upon the conversion of Units issued in connection with the purchase of the Pending Acquisitions. Excludes 8,020,950 Common Shares issuable upon exchange of the $160.4 million principal amount of the Exchangeable Subordinated Debentures due 2001 of the Operating Partnership (the "Debentures") outstanding as of March 14, 1997, subject to adjustment upon the occurrence of certain events. Also excludes 2,100,000 Common Shares that may be issued from time to time under the Company's Share Incentive Plan, including 1,470,100 Common Shares issuable upon the exercise of options that were outstanding as of December 31, 1996.

                             SUMMARY FINANCIAL DATA

  The following table sets forth certain summary operating and other data for the Company and should be read in conjunction with "Selected Financial Data," the unaudited Pro Forma Condensed Consolidated Financial Statements and the adjustments thereto appearing elsewhere in this Prospectus Supplement, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the financial statements of the Company and related notes thereto incorporated by reference in the accompanying Prospectus. Pro forma information is presented as if the Offering and acquisitions completed or probable of completion on the date hereof, including the Pending Acquisitions, had been completed at the beginning of the period presented for operating, per share and other data and on the date of the balance sheet for balance sheet data. The pro forma financial information is not necessarily indicative of what the actual financial position and results of operations of the Company would have been as of and for the periods presented, nor does it purport to represent the Company's future financial position or results of operations.

                     LIBERTY PROPERTY TRUST AND PREDECESSOR

                                                               LIBERTY PROPERTY
                                                                  TRUST AND
                                                                 PREDECESSOR
                                 LIBERTY PROPERTY TRUST            COMBINED
                            ---------------------------------  ----------------
                            PRO FORMA(1)              HISTORICAL
                            ------------ --------------------------------------
                                         YEAR ENDED DECEMBER 31,
                            ---------------------------------------------------
                                1996       1996       1995           1994
                            ------------ ---------  ---------  ----------------
                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA
Total Revenue.............    $190,708   $ 154,265  $ 117,041     $  83,022
Rental and Real Estate Tax
 Expense..................      53,472      40,853     29,314        21,750
General and Administrative
 Expenses.................       8,673       8,023      5,212         4,712
Depreciation and Amortiza-
 tion.....................      34,608      28,203     22,518        14,732
                              --------   ---------  ---------     ---------
Operating Income..........      93,955      77,186     59,997        41,828
Premium on Debenture Con-
 versions.................       1,027       1,027        --            --
Interest Expense..........      41,517      38,528     37,688        34,243
                              --------   ---------  ---------     ---------
Income before Minority
 Interest and
 Extraordinary Item.......      51,411      37,631     22,309         7,585
Minority Interest.........       5,537       3,891      2,843         7,664
Extraordinary Item-Gain on
 Extinguishment of Debt...         --          --         --         55,761
                              --------   ---------  ---------     ---------
Net Income................    $ 45,874   $  33,740  $  19,466     $  55,682
                              ========   =========  =========     =========
Dividends Paid............        (5)    $  52,569  $  38,863     $  10,219(4)
                              ========   =========  =========     =========
PER SHARE DATA
Net Income per Share be-
 fore Extraordinary Item..    $   1.23   $    1.14  $    0.89     $    0.46(4)
Net Income per Share......        1.23        1.14       0.89          2.67(4)
Dividends Paid per Share..        (5)         1.61       1.60          0.43(4)
Weighted Average Number of
 Shares Outstanding(2)....      37,178      29,678     21,838        20,965(4)
OTHER DATA
Cash Provided by Operating
 Activities...............        (5)    $  59,817  $  50,452     $  38,832
Cash Used by Investing Ac-
 tivities.................        (5)     (265,427)  (281,862)     (156,282)
Cash Provided by Financing
 Activities...............        (5)      214,593    216,870       142,381
Funds from Operations(3)..    $ 86,129   $  65,944  $  44,606     $  22,517

                                           LIBERTY PROPERTY TRUST
                                  -------------------------------------------
                                  PRO FORMA(1)          HISTORICAL
                                  ------------ ------------------------------
                                                DECEMBER 31,
                                  -------------------------------------------
                                      1996        1996       1995      1994
                                  ------------ ----------  --------  --------
                                           (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA
Net real estate..................  $1,237,559  $1,059,562  $826,047  $512,281
Total assets.....................   1,330,609   1,152,612   898,102   602,981
Total long-term indebtedness.....     652,866     678,709   473,909   320,857
Shareholders' equity.............     554,000     375,532   335,521   229,667
OTHER DATA
Total leasable square footage of
 properties at end of period (in
 thousands)......................      23,517      20,617    16,693    11,090
Number of properties at the end
 of period.......................         301         259       208       151
Percentage leased at end of
 period..........................          91%         93%       92%       88%

--------
(1) See adjustments to the unaudited Pro Forma Condensed Consolidated Balance Sheet and Statement of Operations.
(2) Weighted average number of shares outstanding excludes shares issuable upon conversion of the Debentures and upon conversion of the Units and includes the dilutive effect of outstanding options.
(3) Industry analysts generally consider Funds from Operations to be an appropriate measure of the performance of an equity REIT. "Funds from Operations" is defined as net income or loss (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus real estate-related depreciation and amortization. Funds from Operations does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs. The Company believes that to facilitate a clear understanding of the Company's operating results, Funds from Operations should be examined in conjunction with net income, although it should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity. Funds from Operations computed by the Company may not be comparable to other similarly titled measures of other REITs.
(4) Information presented for 1994 is for the period from June 23, 1994 (inception of the Company) through December 31, 1994.
(5) Pro forma information relating to dividends paid and cash flow from operating, investing and financing activities has not been included because the Company believes that the information would not be meaningful due to the number of assumptions required in order to calculate this information.

                                 RISK FACTORS

  An investment in the Common Shares offered hereby involves various risks. In addition to general investment risks and those factors set forth elsewhere in this Prospectus Supplement or incorporated by reference in the accompanying Prospectus, prospective investors should consider, among other things, the following factors:

GENERAL REAL ESTATE INVESTMENT RISKS

  Dependence on Tenants; Renewal of Leases and Reletting of Space. The Company's cash flow from operations will depend upon its ability to lease space in the Properties on economically favorable terms. Upon the expiration of leases, such leases may not be renewed, the space may not be relet or the terms of renewal or reletting (including rental rates, the cost of leasing commissions, required renovations and concessions to tenants) may be less favorable than current lease terms. If any or all of these events occur, the Company's cash flow from operations and ability to make expected distributions to shareholders could be adversely affected. Leases representing approximately 13.4% of the Company's total annual base rent as of December 31, 1996 are scheduled to expire prior to the end of the fiscal year ending December 31, 1997. The Company's cash flow from operations also would be adversely affected if tenants leasing a significant amount of space fail to pay rent, become bankrupt or, if for any other reason, such rents could not be collected. Moreover, to the extent a tenant defaults on a lease, the Company may experience delays and costs in enforcing its rights as lessor. See "The Properties--Tenants." Further, the Company may be adversely affected by various facts and events over which the Company will have no control, such as a change in the demand in the markets in which the Properties are located, the possible unavailability of prospective tenants and the possibility of economic or physical decline of the areas in which the Properties are located or physical damage to the Properties that would make them less attractive to tenants.

  Risks of Acquisition, Development and Construction Activities. The Company intends to continue acquisition and development of industrial and office properties. See "Business Objectives and Strategies for Growth." Acquisitions of additional properties and development activities entail risks that investments will fail to perform in accordance with expectations. With respect to the Company's development activities, such development opportunities may be abandoned, construction costs of any property may exceed original or budgeted estimates (possibly making the property uneconomical) and construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs. Development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations.

  The Company anticipates that future acquisitions and developments will be financed, in whole or in part, under the Lines of Credit, through other forms of secured or unsecured financing or through utilization of access to capital markets. Such financings may result in the risk that, upon completion of construction, permanent financing for newly developed commercial properties may not be available or may be available only on disadvantageous terms. If financing is not available on acceptable terms for new acquisitions or developments undertaken without permanent financing, further acquisitions and development might be curtailed, cash available for distribution might be adversely affected and foreclosures on newly developed or acquired properties could occur. Further, if any particular property is not successful, the Company's losses could exceed its investment in the property.

  Competition. There are numerous developers and real estate companies that compete with the Company in seeking land for development, properties for acquisition and tenants for properties. The Company may be adversely affected by the fact that the availability of land for development within the Company's markets continues to diminish, as does the availability of high quality properties for acquisition within the Company's markets and elsewhere. There can be no assurance that the Company will continue to acquire and develop properties at the pace that the Company has engaged in since the beginning of 1996.

  Possible Environmental Liabilities. Under various federal, state and local laws, ordinances and regulations relating to the protection of the environment (collectively, "Environmental Laws"), a current or previous owner or operator of real estate may be liable for the cost of removal or remediation of certain hazardous or toxic substances disposed, stored, released, generated, manufactured or discharged from, on, at, onto, under or in such property. Environmental Laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence or release of such hazardous or toxic substances. In addition, the presence of any such substances, or the failure to properly remediate such substances when present, released or discharged, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. The cost of any required remediation and the liability of the owner or operator therefor as to any property is generally not limited under such Environmental Laws and could exceed the value of the property and/or the aggregate assets of the owner or operator. In addition to any action required by federal, state or local authorities, the presence of hazardous or toxic substances on any of the Properties, or on any properties acquired hereafter, could result in private plaintiffs bringing claims for personal injury or other causes of action. In connection with the ownership and operation of the Properties, and of any properties acquired hereafter, the Company may be potentially liable for remediation, release or injury. Further, various Environmental Laws impose on owners or operators the requirement of on-going compliance with rules and regulations regarding business-related activities that may affect the environment. Failure to comply with such requirements could result in difficulty in the lease or sale of any affected Property or the imposition of monetary penalties and fines in addition to the costs required to attain compliance.

  All of the Operating Properties have been the subject of Phase I Environmental Assessments ("Phase I Assessments"). The Phase I Assessments did not reveal, nor is the Company aware of, any non-compliance with Environmental Laws, environmental liability or other environmental claim that the Company believes would likely have a material adverse effect on the Company. Although certain environmental issues have been identified with respect to certain of the Properties, the Company does not believe that any of these issues is likely to materially adversely affect the results of the Company's operations or its financial condition. No assurance can be given that the Phase I Assessments reveal all potential environmental liabilities, that no prior owner or operator created any material adverse environmental condition not known to the Company or that no environmental liabilities have developed since such Phase I Assessments were prepared. For additional information, see the Annual Report on Form 10-K for the year ended December 31, 1996 of the Company and the Operating Partnership, incorporated by reference in the accompanying Prospectus.

INDEBTEDNESS

  The Company historically has followed, and intends to continue following, a policy of limiting its ratio of total debt (other than the Debentures) to "Total Market Capitalization" (which is defined as the market value of the Company's issued and outstanding Common Shares, the Common Shares issuable upon exchange of the Debentures and Units plus such total debt (excluding the Debentures), calculated as of the time any such debt is incurred) (the "Debt Ratio") to 50%. As of December 31, 1996, the Company's Debt Ratio would have been 32.2% (based on the last reported sale price of $24 5/8 per Common Share on March 18, 1997) and, after giving effect to the Offering and the anticipated application of the estimated net proceeds therefrom, the Company's Debt Ratio would be 27.3%. The amount of indebtedness that the Company may incur is not limited by its Declaration of Trust or By-Laws and is solely within the discretion of its trustees. Accordingly, although there is no current intention to do so, the trustees could alter or eliminate the current policy limitations established by the Company regarding the amount of indebtedness incurred by the Company. If these policies were changed or the Total Market Capitalization declines as a result of a decline in the market price for the Common Shares, the Company could become more highly leveraged, resulting in an increased risk of default on its obligations and a related increase in debt service requirements that could adversely affect the financial condition and results of operations of the Company and the Company's ability to make distributions to shareholders.

  Required payments on mortgages and other indebtedness generally are not reduced if the economic performance of any property declines. If such a decline occurs, the Company's income, Funds from Operations and cash available for distribution to shareholders will be adversely affected. As of December 31, 1996, the Company had outstanding $507.5 million principal amount of secured indebtedness and, after giving effect to the Offering and the anticipated application of the estimated net proceeds therefrom, as of such date, the Company would have had outstanding secured indebtedness of $481.7 million. If the payments under such indebtedness cannot be made, the Company could sustain a loss, which may include foreclosures by or judgments against the Company in favor of mortgagees. The lender under the $250 Million Line of Credit has recourse against the Company with respect to 50% of the outstanding principal balance of the $250 Million Line of Credit. The lender under the $100 Million Line of Credit has recourse against the Company with respect to the $100 Million Line of Credit. Further, instruments evidencing certain of the Company's indebtedness, including the Debentures and the Lines of Credit, contain cross-default and/or cross-acceleration provisions. Depending on the principal amount of the Debentures that are exchanged for Common Shares, the Company may not have accumulated sufficient cash to repay the principal due on the Debentures upon their maturity and may therefore be required to meet its obligations through refinancings. Additionally, certain of the Company's indebtedness, including indebtedness under the Lines of Credit, bears interest at variable rates and, therefore, exposes the Company to the risk of increasing interest rates. There can be no assurance that the Company will be able to refinance this or any other indebtedness.

RISK OF ENTRY INTO NEW MARKETS

  The Company has entered into agreements to acquire two portfolios of properties in markets not presently served by the Company. See "Business Objectives and Strategies for Growth--Acquiring Office and Industrial Properties--Pending Acquisitions." One of the portfolios is located principally in South Carolina and the other is located in the Minneapolis, Minnesota metropolitan area. The Company's business strategy contemplates expanding the Company's operations into additional new markets. In determining whether to enter a new market, management considers demographics, job growth, employment, real estate fundamentals and competition. There can be no assurance that the Company will be successful in its effort to identify new markets that will afford it the opportunity for favorable results or that the Company will be able to achieve such results in those markets. See "The Properties--Prospective New Markets."

DEPENDENCE ON PRIMARY MARKETS

  The Properties are located principally in the Southeastern and Mid-Atlantic United States. The Company's performance is, therefore, dependent upon economic conditions in these geographic areas. Like much of the country, the Southeastern and Mid-Atlantic United States have been subject to periods of economic decline.

SENIOR EXECUTIVES' CONTROL OF OPERATING PARTNERSHIP SUBSIDIARY

  The Company owns 8% of the voting common stock and 100% of the nonvoting common stock of Liberty Property Development Corp. ("Liberty Development"), the subsidiary that owns a substantial portion of the Company's undeveloped land and through which certain of the Company's development operations are conducted. Although the Company will receive substantially all of the economic benefit of the operations of Liberty Development, Liberty Development is controlled by senior executives of the Company. The Company's ability to influence the day-to-day decisions of Liberty Development is, therefore, limited. As a result, decisions relating to the day-to-day operations of such subsidiary may not always reflect the interests of the Company. See "Federal Income Tax Considerations with Respect to the Trust and the Operating Partnership--Asset Tests" in the accompanying Prospectus.

TAX RISKS

  Adverse Consequences of the Failure to Qualify as a REIT. Although the Company believes that the Company qualifies as a REIT, no assurance can be given that the Company in fact has qualified, or will remain qualified, as a REIT. Qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the "Code"), for which there are only limited judicial or administrative interpretations. The complexity of these provisions and of the applicable income tax regulations that have been promulgated under the Code (the "Treasury Regulations") is greater in the case of a REIT that holds its assets in partnership form. Moreover, no assurance can be given that new legislation, regulations, administrative interpretations or court decisions will not significantly alter the tax laws regarding qualification as a REIT or the federal income tax consequences of such qualification. At the present time however, the Company has no reason to expect a change in such tax laws that would significantly and adversely affect the Company's ability to qualify and operate as a REIT.

  If in any taxable year the Company were to fail to qualify as a REIT, the Company would not be allowed a deduction for distributions to shareholders in computing its taxable income and would be subject to federal income tax on its taxable income at regular corporate rates. Moreover, unless entitled to relief under certain statutory provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year in which such qualification was lost, and if the Company subsequently requalified as a REIT, it might be required to pay a full corporate-level tax on any unrealized gain in its assets as of the date of requalification and to make distributions at that time equal to any earnings accumulated during the period of non-REIT status. As a result, such additional taxes would reduce the funds available for distribution to shareholders for each of the years involved. In addition, during the period in which the Company had lost its REIT status, the Company would no longer be required by the Code to make any distributions to shareholders. Although the Company intends to continue to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Company's trustees, with the consent of the holders of a majority of the voting interest of all outstanding Common Shares, to revoke the election for the Company to qualify as a REIT. See "Federal Income Tax Considerations for Shareholders." For further federal income tax considerations, including a discussion of the qualification of the Operating Partnership as a partnership for federal income tax purposes, see "Federal Income Tax Considerations With Respect to the Trust and the Operating Partnership--Classification as a Partnership" in the accompanying Prospectus.

  Risks Associated with Potential Borrowings Necessary to Make Distributions to Qualify as a REIT. The Company has made, and intends to continue to make, distributions to shareholders to comply with the distribution provisions of the Code in order to maintain qualification as a REIT and to avoid income taxes and the non-deductible excise tax. The Company's income and cash flow will consist primarily of its share of distributions from the Operating Partnership which, in turn, will depend in part upon distributions from the partnerships in which the Operating Partnership is a partner and dividends from the Operating Partnership's corporate subsidiaries. Timing of and fluctuations in the receipt of income and the payment of expenses and the effect of required debt amortization payments, if any, may require the Company, through the Operating Partnership, to borrow funds to meet the distribution requirements necessary to achieve the tax benefits associated with qualifying as a REIT, even if the Company's management believes that then prevailing market conditions are not generally favorable for such borrowings or that such borrowings would not be advisable in the absence of such tax considerations. See "Federal Income Tax Considerations for Shareholders" and "Federal Income Tax Considerations with Respect to the Trust and the Operating Partnership" in the accompanying Prospectus.

  Tax Consequences to Certain Officers and Trustees. Certain officers and trustees of the Company own Units which may be exchanged for Common Shares. Prior to the exchange of Units for Common Shares, officers and trustees of the Company who own Units may suffer different and more adverse tax consequences than holders of Common Shares upon the sale of certain of the Properties, the refinancing of debt associated with those properties or in connection with a proposed tender offer or merger involving the Company and, therefore, such individuals and the Company, as partners in the Operating Partnership, may have different objectives regarding the appropriate terms of any such transaction.

LIMITATIONS ON CHANGES IN CONTROL

  Ownership Limit. In order to protect its status as a REIT, the Company must satisfy certain conditions, including the condition that no more than 50% in value of the outstanding Common Shares may be owned, directly or indirectly, by five or fewer individuals. To this end the Company's Declaration of Trust, among other things, prohibits (with certain exceptions applicable to select senior executives of the Company) any holder from owning more than 7.5% of its outstanding Common Shares without the consent of the Board of Trustees of the Company which consent will not be effective without the prior affirmative vote of not less than two-thirds of the Common Shares outstanding. This limitation may have the effect of precluding acquisition of control of the Company by a third party without the consent of the Board of Trustees of the Company.

  Staggered Board and Nominating Procedures. The Company's Board of Trustees has three classes of trustees. The term of office of one class expires each year. Trustees for each class are elected for three-year terms upon the expiration of the respective class' term. Any nominee for trustee must have been selected pursuant to the nominating provisions contained in the Company's Declaration of Trust and By-Laws. The staggered terms for trustees and such nominating procedures may affect the shareholders' ability to take control of the Company, even if a change in control were in the shareholders' interest.

  Preferred Shares of Beneficial Interest. The Company's Declaration of Trust authorizes the Board of Trustees to issue preferred shares and to establish the preferences and rights of any shares issued. The issuance of preferred shares could have the effect of delaying or preventing a change of control of the Company, even if a change in control were in the shareholders' interest. No such shares will be issued or outstanding as of the closing of the Offering.

ADVERSE IMPACT OF INCREASING MARKET INTEREST RATES ON MARKET PRICE

  One of the factors that may influence the price of the Common Shares in public markets is the annual yield on the Common Share price paid from dividend distributions by the Company. Thus, an increase in market interest rates may lead purchasers of Common Shares to demand a higher annual yield, which could adversely affect the market price of the Common Shares.

FORWARD-LOOKING STATEMENTS

  The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this Prospectus Supplement and other materials filed or to be filed by the Company with the Securities and Exchange Commission (the "Commission") and incorporated by reference in the accompanying Prospectus contains statements that are or will be forward-looking, such as statements relating to acquisitions (including related pro forma financial information) and other business development activities, future capital expenditures, financing sources and availability and the effects of regulations (including environmental regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements contained in this Prospectus Supplement or incorporated by reference in the accompanying Prospectus. These risks and uncertainties include, but are not limited to, uncertainties affecting real estate businesses generally (such as entry into new leases, renewals of leases and dependence on tenants' business operations), risks relating to acquisition, construction and development activities, possible environmental liabilities, risks relating to leverage and debt service (including availability of financing terms acceptable to the Company and sensitivity of the Company's operations to fluctuations in interest rates), the potential for the use of borrowings to make distributions necessary to qualify as a REIT, dependence on the primary markets in which the Properties are located, the existence of complex regulations relating to status as a REIT and the adverse consequences of the failure to qualify as a REIT and the potential adverse impact of market interest rates on the market price for the Company's securities.

                                  THE COMPANY

  The Company is one of the largest owners and operators of suburban industrial and office real estate in the United States. Liberty Property Trust is a self-administered and self-managed REIT. The Company was formed in 1994 to continue and expand the commercial real estate business of Rouse & Associates and its affiliates. Founded in 1972, Rouse & Associates and its affiliates developed and managed commercial real estate in the Southeastern and Mid-Atlantic United States. Substantially all of the Company's assets are owned, and substantially all of the Company's operations are conducted, directly or indirectly by the Operating Partnership.

  The Company provides leasing, property management, acquisition, development, construction management, design management and other related services for a portfolio which, as of December 31, 1996, consisted of the Operating Properties totaling approximately 20.6 million leasable square feet. As of December 31, 1996, the Company also had 22 Development Properties and held 1,012 acres of land for future development. The Development Properties are expected to generate approximately 3.0 million leasable square feet. The land is zoned for commercial use and is anticipated by the Company to be capable of supporting, as and when developed, approximately 9.3 million leasable square feet. The Properties and such land are located principally within the Southeastern and Mid-Atlantic United States. As of December 31, 1996, the Operating Properties were approximately 93% leased to over 800 tenants.

  During 1996, through Total Investments aggregating $232.2 million, the Company increased its total leasable square footage of industrial and office space by approximately 23.5% by acquiring 33 properties containing approximately 2.4 million leasable square feet and by developing 19 properties containing approximately 1.6 million leasable square feet. In the same period, the Company also increased its holdings of land for future development by 98 acres, all zoned for commercial use.

  As of December 31, 1996, the Operating Properties consisted of 173 industrial and 86 office properties. The Company's industrial properties are located principally in suburban mixed-use developments or business parks and include warehouse/distribution facilities, as well as flex facilities which accommodate both industrial and office use. The industrial activities in the Company's flex facilities typically include service, assembly, light manufacturing and research and development. The Company's office properties are mid-rise and single story office buildings, located principally in suburban mixed-use developments or office parks.

  Liberty Property Trust is the sole general partner and also a limited partner of the Operating Partnership, with a combined equity interest in the Operating Partnership of 90.05% at December 31, 1996. The Units are exchangeable on a one-for-one basis (subject to antidilution protections) for Common Shares, typically after the first anniversary of the issuance of any such Units. The only limited partners of the Operating Partnership other than Liberty Property Trust are persons or entities that contributed assets to the Operating Partnership, principally senior executives of the Company and their affiliates. The Units held by such limited partners (that is, the minority interest reflected in the Company's financial statements) were exchangeable for approximately 3.5 million Common Shares as of December 31, 1996.

  The Company's 199 employees (as of March 17, 1997) are under the direction of 17 senior executives, who collectively have developed and managed over 35 million square feet of commercial real estate during the past 25 years and who, on average, have been affiliated with the Company for 14 years. As of March 17, 1997, the 17 senior executives beneficially owned 6.2% of the outstanding Common Shares on a fully diluted basis. The Company's in-house leasing, marketing and property management staff operates in eight full-service local offices in the United States. This structure enables the Company to better understand the particular characteristics of the local markets in which it operates, to respond quickly and directly to tenant needs and to better identify local acquisition and development opportunities.

  The Company earns an annual fee of $600,000 (subject to adjustment for additional services undertaken by the Company) for its management services provided with respect to a joint venture between Rouse Kent Limited, which is owned by certain senior executives of the Company, and the County of Kent, England to develop a

650-acre, mixed-use park approximately 25 miles southeast of London. The Company has an option to purchase Rouse Kent Limited for nominal consideration and an option to purchase future buildings and land within the park. The Company's international operations also include four Operating Properties in the County of Kent. The Company committed to loans in 1996 to two affiliates (Rouse Kent Development Limited and 1 Tower View Limited) for development projects. As of December 31, 1996, the balance of these notes receivable was $7.4 million.

  The Company's executive offices are located at 65 Valley Stream Parkway, Malvern, Pennsylvania 19355. The telephone number is (610) 648-1700. The Company maintains offices in each of its primary markets.

                 BUSINESS OBJECTIVES AND STRATEGIES FOR GROWTH

  The Company's primary objective is to increase Funds from Operations per share. The operating strategies for achieving this goal are to deliver outstanding tenant service, emphasize marketing to attract new tenants and enhance the Company's portfolio through the acquisition and development of high quality properties in markets affording opportunities for attractive investments. The Company continually assesses new markets for expansion opportunities based on demographics, job growth, employment, real estate fundamentals and competition. As a result of this assessment process, the Company currently anticipates entering the South Carolina market and the Minneapolis, Minnesota market. See "--Acquiring Office and Industrial Properties--Pending Acquisitions." In 1995, as a result of this assessment process, the Company successfully entered the Richmond, Virginia market. In pursuing its operating strategies, the Company seeks to manage its capital structure to fund growth while maintaining financial liquidity and stability. As a result of these strategies, the Company has increased its Funds from Operations per share by 10.9% based on a comparison of the fourth quarter of 1996 over the fourth quarter of 1995. No assurance can be given that this level of growth will continue. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Calculation of Funds from Operations."

INTERNAL GROWTH STRATEGIES

  Management believes that the Properties offer significant opportunities for the Company to increase its rental revenues and cash flow. The Company seeks to increase cash flow by continuing its practice of negotiating for contractual rental increases that take effect during the terms of its leases. In addition, the Company seeks to increase rental revenues through the renewal or replacement of expiring leases at higher rental rates and by improving the occupancy rates of its portfolio. As a result of these activities, operating income for "Same Store" properties increased by 5.1% for 1996 as compared to 1995.

  New Leases and Lease Renewals. In the early 1990s, rental rates in the markets in which the Properties are located were flat or decreased as a result of recessionary market conditions and an oversupply of commercial real estate in such markets. As these leases expire, the Company expects, although no assurance can be given, that replacement leases will reflect higher rental rates as economic conditions continue to improve and the oversupply of commercial real estate is mitigated by the decreased commercial construction starts in recent years. In 1996, the Company achieved an 8.2% increase in the straight-line rents for the 3.0 million square feet of replacement and renewal leases executed in 1996. Further, the leasing results for the fourth quarter of 1996 reflect an increase in straight-line rates of 13.2%. See "The Properties--Occupancy and Rental Rates," "--1996 Leasing" and "--Lease Expirations."

  Contractual Increases. The Company seeks to generate increased cash flow from the Operating Properties through contractual increases in rental rates under its leases. The leases in effect with respect to the Operating Properties as of December 31, 1996 provide for contractual rental increases that are expected to contribute an additional $1.2 million to the Company's cash flow for the year ending December 31, 1997. The Company intends to continue seeking to negotiate contractual rent increases that take effect during the terms of its leases.

  Improving Occupancies. The Company believes that the quality and diversity of its tenant base has contributed, and will continue to contribute, to the success of its strategy for increasing rental and occupancy rates. The Company targets financially stable tenants in an effort to minimize uncertainty relating to the ability of its tenants to meet their lease obligations. The Company's success in maintaining its occupancy rates and attracting and retaining tenants is demonstrated in part by its renewal rate which was 59% for the year ended

December 31, 1996. As of December 31, 1996, the occupancy rates of the "Same Store" properties increased 1.3 percentage points from 91.1% to 92.4% as compared to December 31, 1995. See "The Properties--Occupancy and Rental Rates."

  Cost Controls. The Company seeks to monitor and control its operating and administrative costs by performing many functions in-house rather than by engaging outside third parties. For example, the Company relies primarily on its locally based leasing and marketing staff, thereby reducing commissions to third parties. Similarly, although construction and design services typically are provided by third parties (including, in certain instances, entities affiliated with one or more of the Company's senior executives), the Company's in-house construction and design management staff closely supervises construction and design activities in an effort to control costs, minimize cost overruns, ensure timely delivery of tenant space and maximize productivity and efficiencies. The Company also employs an annual capital improvement and preventive maintenance program designed to reduce the operating costs of the Properties and maintain their long-term value.

ACQUIRING OFFICE AND INDUSTRIAL PROPERTIES

  Strategy

  The Company seeks to acquire properties consistent with its business objectives and strategies for growth. The Company has identified the following categories of acquisitions:

  Single-Asset Acquisitions:

  . Stabilized Acquisitions--Individual properties generally located within the Company's existing markets, which are typically at high occupancy levels upon acquisition.

  . Entrepreneurial Acquisitions--Individual properties generally located within the Company's existing markets which are typically either vacant or at low occupancy levels and can be purchased substantially below replacement cost, thereby offering the opportunity for above-average returns when fully leased.

  Portfolio Acquisitions:

  . Groups of properties or existing real estate companies that may include both stabilized and entrepreneurial acquisitions, as well as development properties, which offer opportunities for enhanced operating performance as a result of the Company's management expertise and financial strength.

  Pending Acquisitions

  As of March 18, 1997, the Company had entered into contracts to purchase 38 additional suburban industrial and office properties which the Company considered probable of closing. The Pending Acquisitions aggregate approximately 2.6 million leasable square feet, for an estimated Total Investment of approximately $146.4 million, to be paid in a combination of cash, assumption of debt and the issuance of Units. The combined Budgeted Yield of the Pending Acquisitions that have stabilized is 10.4%. The purchase of all of the Pending Acquisitions is subject to various contingencies, including, among others, completion of due diligence and other customary conditions. Accordingly, there can be no assurance that the Company will acquire any or all of the Pending Acquisitions or that the acquisitions will be consummated for the estimated Total Investment. Additionally, there can be no assurance that the Budgeted Yield will be realized.

  The following table and discussion set forth certain information, as of March 18, 1997, regarding the Pending Acquisitions:

                             PENDING ACQUISITIONS

                                                           TOTAL        TOTAL
                                             BUILDING    LEASABLE    INVESTMENT   PERCENT
        PROPERTY              LOCATION         TYPE     SQUARE FEET (IN MILLIONS) LEASED
        --------         ------------------ ----------- ----------- ------------- -------
Portfolio Acquisitions
 South Carolina and Min-
  neapolis Portfolios
 Stabilized Acquisi-
  tions................. SC/NC/FL/MN        Office/Ind.  1,859,201     $109.3        94%
 Development Proper-
  ties.................. SC/FL              Office/Ind.    323,987       15.1        23
 Entrepreneurial Acqui-
  sitions............... SC                 Office/Ind.    215,127        8.1        15
Single-Asset Acquisi-
 tions
 Stabilized Acquisi-
  tions................. Lehigh Valley, PA  Office         118,097        9.1        88
 Entrepreneurial Acqui-
  sitions............... Piedmont Triad, NC Office          56,937        4.8        64
                                                         ---------     ------
   Total................                                 2,573,349     $146.4
                                                         =========     ======

  South Carolina Portfolio. The Company has entered into a contract to acquire from a real estate operating company the South Carolina Portfolio, which totals approximately 1.4 million leasable square feet of office and industrial space. The South Carolina Portfolio consists of 18 properties, 12 of which are stabilized, four of which are development and two of which are entrepreneurial. As of December 31, 1996, these stabilized, development and entrepreneurial properties were 96%, 20% and 15% leased, respectively.

  The South Carolina Portfolio also contains approximately 800 acres of land for commercial development, which the Company anticipates is capable of supporting, as and when developed, approximately 8.0 million leasable square feet of office or industrial space. The purchase price of the land is $17.5 million in addition to the purchase price of the office and industrial properties contained in the portfolio. The Company is obligated to pay $2.5 million of the purchase price of the land within 18 months of the closing on the acquisition of the portfolio and the remainder within 10 years of the closing. The unpaid portion of the purchase price of the land will accrue interest at 7.5% per annum.

  The properties to be acquired in the South Carolina Portfolio are as follows:

                                                              LEASABLE   PERCENT
        PROPERTY              LOCATION       BUILDING TYPE   SQUARE FEET LEASED
        --------              --------       -------------   ----------- -------
Alcoa Fujikura..........  Greenville, SC   Industrial--Dist.   222,670     100%
Perrigo.................  Greenville, SC   Industrial--Dist.    72,000     100
Woodfield...............  Greenville, SC   Industrial--Dist.   103,624     100
Stone Safety............  Greenville, SC   Industrial--Dist.   169,000       0
420 Park Avenue.........  Greenville, SC   Office               46,127      68
Crowfield...............  Charleston, SC   Industrial--Dist.   103,684       0
3820 Faber Place........  Charleston, SC   Industrial--Flex     39,422      84
3860 Faber Place........  Charleston, SC   Industrial--Flex     42,500     100
3875 Faber Place........  Charleston, SC   Office               64,113      51
4055 Faber Place........  Charleston, SC   Office               52,644      98
Northpoint..............  Columbia, SC     Industrial--Dist.   103,684       0
440 Knox Abbott Dr. ....  Columbia, SC     Office               50,209      94
Twin Lakes..............  Charlotte, NC    Industrial--Flex     40,000      72
Woodland Buildings ABC..  Tampa, FL        Industrial--Flex     89,758      93
Woodland Building D.....  Tampa, FL        Industrial--Flex     52,526      81
Woodland Building E.....  Tampa, FL        Industrial--Flex     45,382      85
Woodland Building F.....  Tampa, FL        Industrial--Flex     39,155     100
Woodland Building G.....  Tampa, FL        Industrial--Flex     39,155     100

  Minneapolis Portfolio. The Company has entered into contracts to acquire the Minneapolis Portfolio totaling approximately one million leasable square feet.
All of the 17 properties in this portfolio can be characterized as stabilized properties. The Company's Total Investment in the Minneapolis Portfolio will be approximately $63.2 million.

  The Company has also entered into a contract to acquire 25 acres of land for commercial development, which the Company anticipates is capable of supporting, as and when developed, approximately 180,000 leasable square feet of office or industrial space. The purchase price of the land is $2.9 million, in addition to the purchase price of the office and industrial properties in the portfolio.

  The properties to be acquired in the Minneapolis Portfolio are as follows:

                                                              LEASABLE   PERCENT
        PROPERTY              LOCATION       BUILDING TYPE   SQUARE FEET LEASED
        --------              --------       -------------   ----------- -------
330 Second Avenue
 South..................  Minneapolis, MN  Office              197,100      85%
Shady Oak Business Cen-
 ter....................  Eden Prairie, MN Industrial--Flex    304,073     100
2905 Northwest Blvd. ...  Plymouth, MN     Industrial--Flex     84,765      80
2800 Campus Drive.......  Plymouth, MN     Industrial--Flex     64,626     100
2955 Xenium Lane........  Plymouth, MN     Industrial--Flex     24,800     100
9401-9443 Science Ctr.
 Dr. ...................  Eden Prairie, MN Industrial--Flex     73,898      81
6321-6325 Bury Drive....  Eden Prairie, MN Industrial--Flex     72,965     100
7115-7173 Shady Oak
 Place..................  Eden Prairie, MN Industrial--Flex     77,925      91
7660-7718 Golden Trian-
 gle Dr. ...............  Eden Prairie, MN Industrial--Flex     88,302     100
7400 Flying Cloud
 Drive..................  Eden Prairie, MN Industrial--Flex     32,137     100

 Completed Acquisitions

  Since December 31, 1996, the Company has purchased four office properties comprising approximately 326,000 leasable square feet and 28 acres of land for a Total Investment of $35.2 million. The Company intends to continue to pursue its acquisition strategies. The ability of the Company to complete such acquisitions, however, is dependent upon a number of factors. See "Risk Factors--General Real Estate Investment Risks--Risks of Acquisition, Development and Construction Activities," "--Risk of Entry into New Markets" and "--Competition." The consummation of these or any other future acquisitions, if any, and the pace at which acquisitions may be made, cannot be assured.

  During 1996, the Company executed its acquisition strategy with respect to 33 single-asset acquisitions, consisting of 27 stabilized properties and six entrepreneurial properties, aggregating approximately 2.4 million leasable square feet for a Total Investment of $132.9 million. Such single-asset acquisitions are described more fully as follows:

  Stabilized Acquisitions. During 1996, the Company completed the acquisition of approximately 1.6 million leasable square feet of stabilized industrial and office space for a Total Investment of $96.3 million. These properties were 96.7% leased as of December 31, 1996. The Current Yield for these properties is 11.7%.

  Entrepreneurial Acquisitions. During 1996, the Company completed the acquisition of approximately 783,000 leasable square feet of entrepreneurial industrial and office space, which was either vacant or partially leased at the time of acquisition, for a Total Investment of $36.6 million. As of December 31, 1996, the properties were 70.0% leased. The Company has historically achieved higher Current Yields on its entrepreneurial acquisitions once they have stabilized.

  The following table sets forth certain information, as of December 31, 1996, regarding the Properties acquired in 1996:

                          1996 COMPLETED ACQUISITIONS

                                          TOTAL                         TOTAL
                                        LEASABLE    MONTH   PERCENT   INVESTMENT
    PROPERTY            LOCATION       SQUARE FEET ACQUIRED LEASED  (IN THOUSANDS)
    --------       ------------------- ----------- -------- ------- --------------
STABILIZED ACQUI-
 SITIONS
Industrial--Dis-
 tribution
510 Sharptown
 Road............  Bridgeport, NJ          40,156    3/96    100.0%    $  1,239
512 Sharptown
 Road............  Bridgeport, NJ          58,000    3/96    100.0        1,790
263 Quigley Bou-
 levard..........  New Castle, DE          43,500    9/96     98.6        1,534
4200 Oakleys
 Court...........  Richmond, VA            80,000    9/96    100.0        2,976
1821 Battery
 Dantzler Road...  Chester, VA            129,600    9/96    100.0        3,524
520 Eastpark
 Court...........  Sandston, VA           144,228    9/96    100.0        4,668
                                        ---------            -----     --------
                                          495,484             99.9       15,731
                                        ---------            -----     --------
Industrial--Flex
2460 General
 Armistead Ave-
 nue.............  King of Prussia, PA     36,831    6/96     93.0        1,237
2490 General
 Armistead Ave-
 nue.............  King of Prussia, PA     20,811    6/96     82.7          696
3501 Riga Boule-
 vard............  Tampa, FL               57,220    8/96    100.0        4,017
34 Blevins
 Drive...........  New Castle, DE          50,022    9/96    100.0        1,732
5000 Cox Road....  Glen Allen, VA          58,367    9/96    100.0        4,452
510 Eastpark
 Court...........  Sandston, VA            51,874    9/96    100.0        2,396
2 Lukens Drive...  New Castle, DE          43,175   12/96    100.0        1,525
                                        ---------            -----     --------
                                          318,300             98.1       16,055
                                        ---------            -----     --------
Office
301 Lippincott
 Drive...........  Marlton, NJ             82,482    1/96    100.0        6,100
303 Lippincott
 Drive...........  Marlton, NJ             82,541    1/96     99.8        6,100
901 Route 73.....  Marlton, NJ             39,434    3/96     96.9        3,170
111-195 Witmer
 Road............  Horsham, PA             55,354    5/96     98.2        3,674
440 East
 Swedesford
 Road............  King of Prussia, PA     71,368    6/96     58.1        5,803
460 East
 Swedesford
 Road............  King of Prussia, PA     70,205    6/96     97.6        5,803
300 Welsh Road...  Horsham, PA             23,461    6/96    100.0        1,677
83 South Commerce
 Way.............  Bethlehem, PA           18,983    6/96     72.5        1,276
85 South Commerce
 Way.............  Bethlehem, PA           21,119    6/96    100.0        1,446
87 South Commerce
 Way.............  Bethlehem, PA           22,653    6/96    100.0        1,531
200 Gibralter
 Road............  Horsham, PA             64,452   12/96     93.7        6,584
220 Gibralter
 Road............  Horsham, PA             63,587   12/96    100.0        6,497
240 Gibralter
 Road............  Horsham, PA             63,587   12/96    100.0        6,497
151 South Warner
 Road............  King of Prussia, PA     84,066   12/96     98.4        8,335
                                        ---------            -----     --------
                                          763,292             94.2       64,493
                                        ---------            -----     --------
 Total Stabilized
  Acquisitions...                       1,577,076             96.7       96,279
                                        ---------            -----     --------
ENTREPRENEURIAL
 ACQUISITIONS
Industrial--Dis-
 tribution
104 Gaither
 Drive...........  Mount Laurel, NJ        45,390   11/96    100.0        1,478
7248 Industrial
 Boulevard.......  Allentown, PA          497,000   11/96     67.5       16,733
                                        ---------            -----     --------
                                          542,390             70.2       18,211
                                        ---------            -----     --------
Industrial--Flex
111 Kelsey Lane..  Tampa, FL               60,200   11/96     50.0        2,328
                                        ---------            -----     --------
Office
1500 Route 73
 North...........  Mount Laurel, NJ        62,069    5/96     65.6        3,884
400 Welsh Road...  Horsham, PA             36,723    6/96     96.7        2,623
2 Walnut Grove
 Drive...........  Horsham, PA             81,846   12/96     74.6        9,570
                                        ---------            -----     --------
                                          180,638             76.0       16,077
                                        ---------            -----     --------
 Total
  Entrepreneurial
  Acquisitions...                         783,228             70.0       36,616
                                        ---------            -----     --------
Total 1996 Acqui-
 sitions.........                       2,360,304             87.9%    $132,895
                                        =========            =====     ========

DEVELOPMENT ACTIVITIES

 Strategy

  The Company pursues selective development opportunities focusing on high quality suburban industrial and office properties typically within its existing markets. The Company's development activities fall into two categories: build-to-suit projects and projects built for inventory. The Company develops build-to-suit projects for existing and new tenants. The buildings in these projects typically are substantially pre-leased to one or more tenants prior to construction. The Company also builds properties for inventory in high-occupancy markets in which the Company has identified sufficient demand at market rental rates to justify such construction.

 Completed Property Developments

  During 1996, the Company completed development of four build-to-suit and 15 inventory properties, comprising approximately 1.6 million leasable square feet and representing a Total Investment of $99.3 million. These properties were 91.7% leased as of December 31, 1996, with a Current Yield of 11.2%.

  The following table lists certain information, as of December 31, 1996, for all of the Development Properties completed in 1996, presented according to the calendar quarter in which each came into service:

                       COMPLETED DEVELOPMENT PROPERTIES

                                                TOTAL                               TOTAL
                                              INVESTMENT BUILD-TO-SUIT            LEASABLE            NO.
                                                 (IN          OR        BUILDING   SQUARE   PERCENT   OF         MAJOR
        PROPERTY               LOCATION       THOUSANDS)   INVENTORY      TYPE      FEET    LEASED  TENANTS      TENANT
        --------          ------------------- ---------- ------------- ---------- --------- ------- ------- ----------------
2nd Quarter, 1996
100 Witmer Road           Horsham, PA          $ 13,257  Build-to-Suit   Office     139,546  100.0%     1   GMAC Mortgage
3500 Horizon Drive        King of Prussia, PA     3,795    Inventory   Ind.-Flex     65,579  100.0      1   SmithKline
767 Electronic Drive      Horsham, PA             4,256  Build-to-Suit Ind.-Flex     45,000  100.0      1   SmithKline
3100 Horizon Drive        King of Prussia, PA     2,797    Inventory   Ind.-Flex     41,000  100.0      1   VTel
6520 Stonegate Drive      Bethlehem, PA           1,936    Inventory   Ind.-Flex     43,200  100.0      4   SubMicron
5601-09 Eastport Blvd     Richmond, VA            6,038    Inventory   Ind.-Dist.   150,000  100.0      2   General Medical
3rd Quarter, 1996
1640 Valley Center Park-  Bethlehem, PA           2,554    Inventory     Office      30,850  100.0      1   Cellular One
 way
7020 AC Skinner Parkway   Jacksonville, FL        2,844    Inventory   Ind.-Flex     42,184  100.0      6   ACT
7022 AC Skinner Parkway   Jacksonville, FL        4,146    Inventory   Ind.-Dist.    88,200  100.0      3   Microtek
4263F Carolina Avenue     Richmond, VA            1,825    Inventory   Ind.-Dist.    57,600  100.0      3   Heflebower
                                                                                                             Transfer
4th Quarter, 1996
3200 Horizon Drive        King of Prussia, PA     5,508  Build-to-Suit Ind.-Flex     60,000  100.0      1   Fund/Plan
7144 Daniels Drive        Allentown, PA           5,339    Inventory   Ind.-Dist.   175,000  100.0      2   Simpson Paper
7339 Industrial Boule-
 vard                     Allentown, PA           7,070    Inventory   Ind.-Dist.   215,000   47.9      1   DSC Logistics
4344 Federal Drive        High Point, NC          2,860    Inventory   Ind.-Dist.    92,425  100.0      4   Mac Papers, Inc.
101 Arlington Boulevard   Bridgeport, NJ          4,688    Inventory   Ind.-Dist.   154,675  100.0      2   Heinz Bakery
7016 AC Skinner Parkway   Jacksonville, FL        2,908    Inventory   Ind.-Flex     39,350  100.0      1   Georgia Pacific
25 Kings Hill Avenue      West Malling, UK        8,916  Build-to-Suit   Office      35,000   82.7      2   Charities Aid
                                                                                                             Foundation
2 Kings Hill Avenue       West Malling, UK        5,826    Inventory   Ind.-Flex     34,600   67.2      3   Broadcast
                                                                                                             Surveillance
50 Kings Hill Avenue      West Malling, UK       12,710    Inventory     Office      50,000  100.0      1   Rhone-Polenc
                                                                                                             Rorer
                                               --------                           ---------  -----    ---
 1996 Total                                    $ 99,273                           1,559,209   91.7%    40
                                               ========                           =========  =====    ===

 Current Development Properties

  As of December 31, 1996, the Company was developing the 22 Development Properties, which upon completion are expected to generate approximately 3.0 million square feet of leasable space. Approximately 68.8% of such space was pre-leased as of December 31, 1996. Three of these projects comprising approximately 1.4 million leasable square feet, commenced operations in February 1997. The Company anticipates a 12.2% Current Yield on these three completed projects which represent a Total Investment of $42.1 million. The Development Properties represent a Total Investment of $153.8 million. The Budgeted Yield for these projects is estimated to be 12.0%. There can be no assurance that any of these Development Properties will be completed, that the above-described Budgeted Yield of 12.0% will be realized, that the Company's budgets or estimates of construction costs, time periods necessary to complete construction, rentals to be received and other components of Budgeted Yield will be realized, or that future development projects will realize comparable investment returns. See "Risk Factors--General Real Estate Investment Risks--Risks of Acquisition, Development and Construction Activities."

  The following table sets forth certain information, as of December 31, 1996, regarding the Development Properties, presented according to the calendar year and quarter in which they are anticipated to come into service:

                        CURRENT DEVELOPMENT PROPERTIES

                                                                                CONSTRUC-     TOTAL
                                           BUILD-TO-                TOTAL          TION     LEASABLE
                                            SUIT OR   BUILDING    INVESTMENT     PERCENT     SQUARE   PERCENT        MAJOR
      PROPERTY              LOCATION       INVENTORY    TYPE    (IN THOUSANDS) COMPLETE (1)   FEET    LEASED        TENANT
      --------         ------------------- --------- ---------- -------------- ------------ --------- ------- -------------------
1st Quarter, 1997
4380 Federal Drive(2)  High Point, NC         Inv    Ind.-Dist.    $  2,638        84.3%       79,200  100.0% Triad Health
                                                                                                               Alliance
5900 Eastport
 Boulevard(2)          Richmond, VA           Inv    Ind.-Dist.       5,188        92.0       142,800  100.0
Nestle Way(2)          U. Macungie Twp, PA    BTS    Ind.-Dist.      34,286        90.7     1,190,000  100.0  DSC Logistics, Inc.
                                                                   --------        ----     ---------  -----
                                                                     42,112        90.5     1,412,000  100.0
                                                                   --------        ----     ---------  -----
2nd Quarter, 1997
231 Lake Drive         New Castle, DE         Inv    Ind.-Dist.       4,553        89.6       130,000   38.8  MAB Paints
1455 Valley Center
 Parkway               Bethlehem, PA          BTS    Ind.-Flex        4,101        98.2        55,000   72.7  CIGNA
3000 Horizon
 Boulevard             King of Prussia, PA    BTS    Ind.-Flex        3,374        44.0        43,200  100.0  Nanosystems
50 Morehall Road       Malvern, PA            BTS      Office        13,600        25.3       117,000  100.0  Vanguard
402 Lippincott Drive   Marlton, NJ            BTS    Ind.-Flex        1,587        16.0        26,000  100.0  Travelers
                                                                   --------        ----     ---------  -----
                                                                     27,215        48.8       371,200   74.5
                                                                   --------        ----     ---------  -----
3rd Quarter, 1997
5251 Concourse Drive   Roanoke, VA            Inv      Office         1,955        84.6        19,680   74.7  Acadia
                                                                   --------        ----     ---------  -----
4th Quarter, 1997
8801 Tinicum           Philadelphia, PA       BTS      Office        30,851        44.5       280,000  100.0  PNC Bank
4388 Federal Drive     High Point, NC         Inv    Ind.-Flex        1,326        64.5        32,400    0.0
7018 AC Skinner
 Parkway               Jacksonville, FL       Inv    Ind.-Dist.       5,765        53.2        92,815   36.6  Physician
                                                                                                               Sales & Service
                                                                   --------        ----     ---------  -----
                                                                     37,942        46.5       405,215   77.5
                                                                   --------        ----     ---------  -----
1st Quarter, 1998
6532 Judge Adams
 Road                  Rock Creek, NC         Inv    Ind.-Dist.       4,410        74.3       151,600    0.0
15 Boulden Circle      New Castle, DE         Inv    Ind.-Dist.       3,454        57.2       100,800    0.0
1650 Valley Center
 Parkway               Bethlehem, PA          Inv      Office         2,313        96.6        29,150   60.9  Cellular One
1660 Valley Center
 Parkway               Bethlehem, PA          Inv      Office         2,186        75.9        27,500    0.0
                                                                   --------        ----     ---------  -----
                                                                     12,363        74.0       309,050    5.7
                                                                   --------        ----     ---------  -----
2nd Quarter, 1998
501 Liberty Way        Chesterfield, VA       Inv    Ind.-Dist.       3,639        17.6        98,243    0.0
13033 Kingston
 Avenue                Chesterfield, VA       Inv    Ind.-Flex        2,507        23.7        40,000    0.0
5701-99 Eastport Blvd  Richmond, VA           Inv    Ind.-Dist.       6,897        11.1       174,720    0.0
404 Lippincott Drive   Marlton, NJ            Inv    Ind.-Flex        1,693        14.7        26,000   53.9  State Farm
4345 Southpoint
 Parkway               Jacksonville, FL       Inv      Office         9,068        56.2       104,434   43.1  Physician
                                                                                                               Sales & Serv.
                                                                   --------        ----     ---------  -----
                                                                     23,804        30.9       443,397   13.3
                                                                   --------        ----     ---------  -----
4th Quarter, 1998
100 Centreport Drive   Greensboro, NC         Inv      Office         8,387        14.2        81,555    0.0
                                                                   --------        ----     ---------  -----
Total                                                              $153,778        57.5%    3,042,097   68.8%
                                                                   ========        ====     =========  =====

--------
(1) Calculated according to the percentage of the project budget incurred as of December 31, 1996.
(2) Development was completed prior to the date of this Prospectus Supplement.

LAND

  As of December 31, 1995, the Company owned 914 acres of land for future development, all zoned for commercial use. During 1996, the Company purchased an additional 315 acres of land for future development, utilized 177 acres in development projects and sold 40 acres. Substantially all of the remaining 1,012 acres are located adjacent to or within existing industrial or business parks with site improvements, such as public sewers, water and utilities, available for service, and the Company anticipates that the land is capable of supporting, as and when developed, approximately 9.3 million leasable square feet. The Company's Total Investment in land held for development as of December 31, 1996 was $44.1 million. The Company believes that, because it is a fully integrated real estate firm, its base of commercially zoned land in existing industrial and business parks provides a competitive advantage for future development activities, particularly as the availability of land within the Company's geographic markets continues to diminish.

  Set forth in the table below is a listing of the Company's land holdings as of December 31, 1996:

                                                                                  TOTAL
                PROPERTY                         LOCATION                         ACRES
                --------                     ----------------                     -----
       Commodore Business Park               Logan, NJ                              350
       Lehigh Valley Corp Center             Bethlehem, PA                           31
       Lehigh Valley West                    Allentown, PA                           46
       Rivers Bend Business Park             Chesterfield, VA                       176
       Mendenhall Business Park I            High Point, NC                          74
       Liberty Business Park                 Jacksonville, FL                        30
       Silo Bend                             Tampa, FL                               60
       Other parcels                                                                245
                                                                                  -----
       Total                                                                      1,012
                                                                                  =====

  In connection with the acquisition of the South Carolina Portfolio and the Minneapolis Portfolio the Company will acquire approximately 825 acres of land for commercial development which the Company believes is capable of supporting, as and when developed, approximately 8.2 million additional leasable square feet of office and industrial space.

FINANCING ACTIVITIES

  In December 1996, the Company closed on the $100 Million Line of Credit to supplement the $250 Million Line of Credit. The interest rates on the $250 Million Line of Credit and $100 Million Line of Credit are 1.75% over the 30-day LIBOR and 1.60% over the 90-day LIBOR, respectively. As of December 31, 1996, $266.7 million was outstanding under the Lines of Credit and the weighted average interest rate as of such date was 7.125%. As of December 31, 1996, in addition to the Lines of Credit, the Company had $240.8 million in principal amount of indebtedness secured by certain of the Properties. In February 1997, the Company closed on a $28.0 million mortgage loan secured by a Property. The Company has entered into a swap agreement, with a notional amount of $114.5 million, to hedge against possible fluctuations in interest rates in anticipation of a debt issuance with a five-to-seven year term in 1997.

  The Company historically has followed, and intends to continue following, a policy of limiting its ratio of total debt (other than the Debentures) to "Total Market Capitalization" (which is defined as the market value of the Company's issued and outstanding Common Shares, the Common Shares issuable upon exchange of the Debentures and Units plus such total debt (excluding the Debentures), calculated as of the time any such debt is incurred) (the "Debt Ratio") to 50%. As of December 31, 1996, the Company's Debt Ratio would have been 32.2% (based on the last reported sale price of $24 5/8 per Common Share on March 18, 1997) and, after giving effect to the Offering and the anticipated application of the estimated net proceeds therefrom, the Company's Debt Ratio would be 27.3%.

                                THE PROPERTIES

  The Operating Properties, as of December 31, 1996, consisted of 173 industrial and 86 office properties. Single tenants occupy 94 Operating Properties. The Company provides a reduced level of service in connection with the operation or maintenance of these Properties. The remaining 165 of the Company's Operating Properties are occupied by multiple tenants for which the Company renders a range of building, operating and maintenance services.

  The Company's industrial properties consist of a variety of warehouse, distribution, service, assembly, light manufacturing and research and development facilities. Substantially all of the Company's industrial properties are located in suburban, mixed-use developments or business parks and all are well-maintained facilities. They include both single-tenant and multi-tenant facilities, with most designed flexibly to accommodate various types of tenants, space requirements and industrial uses to increase re-leasing opportunities and control re-leasing costs. They range in size from 11,600 square feet to 497,000 square feet, with an average building size of 90,652 square feet. As of December 31, 1996, the Company's industrial properties were approximately 93.5% leased. Major tenants, based upon annual base rent, include the General Services Administration, SKF USA Inc. and Vistakon Division of Johnson & Johnson Vision Products, Inc. See "--Tenants."

  The Company's office properties are mid-rise and single story office buildings principally located in suburban, mixed-use developments or office parks. All of the Company's office properties are well-maintained facilities. Substantially all are located in prime business locations within established business communities offering excellent access to interstate highway systems. As of December 31, 1996, the office properties were approximately 90.2% leased. The office properties range in size from 4,900 square feet to 220,000 square feet, with an average building size of 57,379 square feet. Major tenants, based upon annual base rent, include AT&T Resource Management Corp., Sanofi Winthrop, Inc. (a division of Elf Aquitaine), Prudential Insurance Company and Vanguard Group. See "--Tenants."

  Set forth as Appendix "A" to this Prospectus Supplement is a table which provides certain information with respect to the Properties as of December 31, 1996.

OCCUPANCY AND RENTAL RATES

  Property level operating income for "Same Store" properties increased by 5.1% for the year ended December 31, 1996 compared to the year ended December 31, 1995. This increase was attributable to increases in both rental rates and occupancy. "Same Store" figures include results for the 149 (net of two properties exchanged in connection with acquisitions) properties owned as of January 1, 1995.

  "Same Store" Occupancy. The following table sets forth the historical occupancy rates on a "Same Store" basis, as of the date indicated.

                         "SAME STORE" OCCUPANCY RATES

                                                   DECEMBER 31,
                                                  ----------------
                                                  1996  1995  1994
                                                  ----  ----  ----
     "Same Store" Properties
       Industrial--Distribution.................. 94.3% 93.7% 89.4%
       Industrial--Flex.......................... 89.2  91.6  91.4
       Office.................................... 92.7  86.5  84.2
                                                  ----  ----  ----
         Total "Same Store" Properties........... 92.4% 91.1% 88.6%
                                                  ====  ====  ====

  "Same Store" Rental Rates. The following table sets forth the average base rent per square foot for all of the Company's "Same Store" leased space, as of the dates indicated. The "Same Store" rental rates presented below should not be viewed as necessarily reflecting a trend in actual short-term rental rate fluctuations because, in an industrial and office leasing market, the "Same Store" analysis reflects an uneven rate of expirations and signings of leases of varying sizes and terms for properties that are not necessarily representative of the balance of the Company's portfolio.

                           "SAME STORE" RENTAL RATES

                                    AVERAGE BASE RENT
                                     PER SQUARE FOOT
                                   --------------------
                                       DECEMBER 31,
                                   --------------------
                                    1996   1995   1994
                                   ------ ------ ------
     "Same Store" Properties
       Industrial--Distribution..  $ 4.52 $ 4.26 $ 4.18
       Industrial--Flex..........    8.00   7.73   7.65
       Office....................   12.00  11.72  12.34
                                   ------ ------ ------
         Total "Same Store"
          Properties.............  $ 7.59 $ 7.24 $ 7.38
                                   ====== ====== ======

1996 LEASING

  The Company achieved an 8.2% increase in the straight-line rents for the 3.0 million square feet of replacement and renewal leases executed in 1996. Further, leasing results for the fourth quarter of 1996 reflect an increase in straight-line rents of 13.2% over the leases they replaced. However, these results should not be viewed as necessarily reflecting a trend in actual short-term rental rate fluctuations because the properties leased during the period are not necessarily representative of the balance of the Company's portfolio and the leases entered into during the period reflect an uneven rate of expirations and signings of leases of varying sizes and terms. The following table sets forth a comparison of old and new straight-line rents by property type for the fourth quarter, 1996:

                LEASING RESULTS FOR THE FOURTH QUARTER OF 1996

                                                   STRAIGHT-LINE RENTS
                                    TOTAL LEASABLE ------------------- PERCENT
           PROPERTY TYPE             SQUARE FEET      OLD       NEW    INCREASE
           -------------            -------------- --------- --------- --------
Industrial--Distribution...........    256,804     $    3.65 $    4.38   19.9%
Industrial--Flex...................    183,347          7.14      8.28   15.8
Office.............................    224,878         10.88     11.91    9.5
                                       -------     --------- ---------   ----
  Total............................    665,029     $    7.06 $    7.99   13.2%
                                       =======     ========= =========   ====

LEASE EXPIRATIONS

  The following table shows scheduled lease expirations and certain other information, as of December 31, 1996, for leases in place for the Operating Properties as of such date, assuming none of the tenants exercises renewal options or termination rights, if any:

                               LEASE EXPIRATIONS

                                             ANNUALIZED BASE     AVERAGE        PERCENT OF        PERCENT OF
   YEAR OF      NUMBER OF  LEASEABLE SQUARE    RENT UNDER    RENT PER SQUARE ANNUAL BASE RENT LEASED SQUARE FEET
    LEASE        LEASES      FEET SUBJECT    EXPIRING LEASES   FOOT UNDER     REPRESENTED BY    REPRESENTED BY
  EXPIRATION    EXPIRING  TO EXPIRING LEASES (IN THOUSANDS)  EXPIRING LEASES EXPIRING LEASES   EXPIRING LEASES
  ----------    --------- ------------------ --------------- --------------- ---------------- ------------------
INDUSTRIAL PROPERTIES
Distribution
1997                 44        1,567,878        $  5,792         $ 3.69            12.5%             14.6%
1998                 38        1,670,299           5,545           3.32            12.0              15.6
1999                 28        1,769,956           7,853           4.44            17.0              16.5
2000                 26        1,071,662           5,496           5.13            11.9              10.0
2001                 30        1,937,592           7,864           4.06            17.0              18.0
2002                  2           81,050             243           3.00             0.5               0.8
Thereafter           27        2,632,259          13,376           5.08            29.1              24.5
                  -----       ----------        --------         ------           -----             -----
 Total              195       10,730,696        $ 46,169         $ 4.30           100.0%            100.0%
                  =====       ==========        ========         ======           =====             =====
Flex
1997                122          847,641        $  5,720         $ 6.75            17.2%             21.5%
1998                 88          638,510           5,125           8.03            15.4              16.2
1999                 60          771,528           6,135           7.95            18.5              19.6
2000                 45          553,906           4,999           9.02            15.2              14.0
2001                 47          590,834           5,326           9.01            16.0              15.0
2002                  6           45,809             346           7.55             1.0               1.2
Thereafter           20          490,414           5,561          11.34            16.7              12.5
                  -----       ----------        --------         ------           -----             -----
 Total              388        3,938,642        $ 33,212         $ 8.43           100.0%            100.0%
                  =====       ==========        ========         ======           =====             =====
OFFICE PROPERTIES
1997                144          636,354        $  6,696         $10.52            11.8%             14.3%
1998                 86          399,937           4,382          10.96             7.7               9.0
1999                 90          724,754           7,800          10.76            13.7              16.3
2000                 87        1,286,694          19,017          14.78            33.5              28.9
2001                 53          449,475           5,383          11.98             9.5              10.0
2002                  8           74,236             900          12.12             1.6               1.7
Thereafter           42          881,725          12,588          14.28            22.2              19.8
                  -----       ----------        --------         ------           -----             -----
 Total              510        4,453,175        $ 56,766         $12.75           100.0%            100.0%
                  =====       ==========        ========         ======           =====             =====
ALL PROPERTIES
1997                310        3,051,873        $ 18,208         $ 5.97            13.4%             16.0%
1998                212        2,708,746          15,052           5.56            11.0              14.2
1999                178        3,266,238          21,788           6.67            16.0              17.0
2000                158        2,912,262          29,512          10.13            21.7              15.2
2001                130        2,977,901          18,573           6.24            13.6              15.6
2002                 16          201,095           1,489           7.40             1.1               1.1
Thereafter           89        4,004,398          31,525           7.87            23.2              20.9
                  -----       ----------        --------         ------           -----             -----
 Total            1,093       19,122,513        $136,147         $ 7.12           100.0%            100.0%
                  =====       ==========        ========         ======           =====             =====

TENANTS

  The Operating Properties are leased to over 800 tenants, which engage in a wide variety of businesses including pharmaceuticals, telecommunications, finance, insurance and electronics. At December 31, 1996, the Company's largest tenant, AT&T Resource Management Corp., accounted for approximately 5.6% of the Company's total annual base rent. Leases accounting for approximately 93.8% of this tenant's annual base rent do not expire until 2000 or later. Other than AT&T Resource Management Corp., only seven tenants accounted for more than 1% each of total annual base rent during 1996. The following table sets forth the annual base rent at December 31, 1996 derived from the Company's 10 largest tenants, as of such date:

                    10 LARGEST TENANTS BY ANNUAL BASE RENT

                                NUMBER OF ANNUAL BASE RENT PERCENTAGE OF TOTAL
            TENANT               LEASES    (IN THOUSANDS)   ANNUAL BASE RENT
            ------              --------- ---------------- -------------------
 1. AT&T Resource Management
 Corp..........................     12        $ 7,095              5.6%
 2. Sanofi Winthrop, Inc.......      6          2,916              2.3
 3. Prudential Insurance
 Company.......................      5          2,654              2.1
 4. General Services
 Administration................      9          2,302              1.8
 5. Vanguard Group.............      2          2,274              1.8
 6. Fluor Daniel, Inc..........      5          1,825              1.4
 7. Rhone-Polenc Rorer.........      1          1,369              1.1
 8. GMAC Mortgage Corporation
 of PA.........................      1          1,317              1.0
 9. SKF USA, Inc...............      5          1,248              1.0
10. Vistakon Division of
 Johnson and Johnson...........      4          1,229              1.0
                                   ---        -------             ----
    Total......................     50        $24,229             19.1%
                                   ===        =======             ====

PROSPECTIVE NEW MARKETS

  The Company continually assesses new markets for expansion opportunities based on demographics, job growth, employment, real estate fundamentals and competition. As a result of this assessment process, the Company currently anticipates entering the South Carolina and Minneapolis, Minnesota markets. The purchase of the South Carolina Portfolio and the Minneapolis Portfolio are subject to various contingencies, including, among others, completion of due diligence and other customary conditions. Accordingly, there can be no assurance that the Company will acquire either the South Carolina Portfolio or the Minneapolis Portfolio.

  South Carolina. The Company believes that, based on the criteria listed above, various markets in South Carolina offer attractive expansion opportunities for the Company. South Carolina has experienced success over the past several years in encouraging investment and employment in the state. The success appears to have been the product of a variety of factors, including: access to markets by road, rail, air and water, and available manufacturing labor, support for technical training, availability of reasonably priced utilities and state tax and incentive policies designed to encourage investment and employment. The completion of the acquisition of the South Carolina Portfolio will give the Company a substantial presence in the South Carolina market by providing the Company with a portfolio of approximately one million leasable square feet of office and industrial space in the three largest markets of South Carolina: Greenville, Charleston and Columbia. The Company will also obtain approximately 700 acres located within business parks in these markets. The Company is acquiring the portfolio from a real estate operating company located in Greenville, South Carolina. The Company anticipates opening a regional office in Greenville which will be staffed by certain personnel formerly employed by the seller of the portfolio. The Company believes that by acquiring a portfolio developed and managed by an established real estate operating company, and employing certain of the personnel of the company, it will be able to capitalize on the positive reputation of the seller as a developer and operator of properties and business parks to solidify the portfolio's position in a developing market place.

  Upon completion of the acquisition, the Company will have a significant presence in the Greenville marketplace. Greenville is within the Greenville-Spartanburg metropolitan statistical area ("MSA"). Although considered a medium-sized market, the successful recruiting of manufacturing, distribution and corporate headquarters, particularly with respect to foreign-based international firms (e.g., BMW of North America, Inc. and Michelin North America), has driven the area's economic growth in recent years. Greenville's location along I-85, which provides access to Charlotte and Raleigh, North Carolina and Atlanta, Georgia, supports its primarily industrial market place. The properties which the Company will acquire are located within three business parks developed by the seller of the portfolio and consist of four industrial properties and one office property. Additionally, the Company will acquire land in each of the business parks. According to the National Real Estate Index, the vacancy rates for the Greenville market, as of December 31, 1995, were as follows: office 7%; and industrial 4%. See "Business Objectives and Strategies for Growth--Acquiring Office and Industrial Properties--Pending Acquisitions."

  The Company will also acquire significant holdings in the Charleston market. Charleston, the largest city in the state, is supported by a diverse economy and has generated economic growth by capitalizing on advantages, such as excellent port facilities and a central Atlantic coast location. The Charleston office market is estimated to consist of approximately five million square feet of leasable space. The properties which the Company will acquire are principally located within a well-situated business park in the lower North Charleston sector of the Charleston market. The lower North Charleston sector, with 1.3 million leasable square feet of office space, contains the largest concentration of office space in the Charleston market. The Company will acquire one industrial property, two office properties and two industrial/flex properties. Additionally, the Company will acquire land in the business park in which the properties are located. According to the Charleston Chamber of Commerce, the 1996 vacancy rates for office space in the lower North Charleston section of the Charleston market are approximately 7.4%.

  The Company also will acquire one office property and one industrial property in the Columbia market. Columbia, the capital of South Carolina, has experienced steady economic growth supported by local government incentive packages and an influx of new business. The Columbia MSA, with a population of approximately 500,000, is well situated in the center of South Carolina where it is traversed by two major interstates (I-70 and I-26) and by I-77, a major interstate which reaches into the nation's midwest region. Its economy is supported by activity generated by state government, the University of South Carolina and Fort Jackson. The Columbia industrial market is relatively small at an estimated 6.5 million square feet. The Columbia office market is estimated to contain approximately 9.7 million square feet within the Columbia MSA. In addition, an estimated 800,000 square feet of office space is under construction in the Columbia MSA. According to information compiled in a recent survey conducted by the Central Midlands Regional Planning Council, the 1996 vacancy rates in the Columbia MSA are approximately 12.9% for office space. According to local broker sources, the 1995 vacancy rates for industrial space are approximately 9%. Both of these properties are located in business parks which were developed by the seller of the portfolio. In connection with the acquisition, the Company is also acquiring land in these business parks which can be utilized for future development.

  Minneapolis Metropolitan Area. The Company also believes that, based on the criteria listed above, the Minneapolis market offers an attractive expansion opportunity for the Company. The Minneapolis/St. Paul marketplace is the twelfth largest MSA in the country with approximately 2.7 million people. Minneapolis has enjoyed solid demographic growth in recent years, especially compared to other Midwestern cities. This growth can be attributed to a number of factors, including state employment, higher education and medical services. The completion of the acquisition of the Minneapolis Portfolio will give the Company a substantial presence in the Minneapolis market by providing the Company with a portfolio of approximately one million leasable square feet of office and distribution/flex space and approximately 25 acres of land. The Company believes that in obtaining a well-situated portfolio with sufficient developable acreage to participate in the build-to-suit market and by establishing a regional office in the Minneapolis market, staffed by an experienced Senior Vice President of the Company, it will be able to capitalize on its initial entry into the Minneapolis market place, a 100% pre-leased, six-story, 325,000 leasable square foot headquarters building being developed as a build-to-suit project.

  The Minneapolis Portfolio consists of 10 properties containing 17 buildings. One building, an eight-story, 197,100 leasable square foot office tower, is located in the central business district of Minneapolis. The remaining buildings consist of industrial/flex buildings located in Eden Prairie, Plymouth and New Hope, including one 304,073 leasable square foot business center consisting of seven buildings. See "Business Objectives and Strategies for Growth--Acquiring Office and Industrial Properties--Pending Acquisitions."

  The Company has also entered into a contract to purchase 25 acres of land for a purchase price of approximately $2.9 million. The Company estimates that the land is capable of supporting, as and when developed, approximately 180,000 square feet of leasable space.

  According to a recent Towle Real Estate Report, 1996 vacancy rates for the Minneapolis metropolitan market are as follows: suburban office in the southwest market 4.3%; downtown Class A office 3.4%; office showroom 3.5%; office warehouse 4.9%; and bulk warehouse in the southwest market 1.3%.

PRINCIPAL MARKETS

  The Company operates primarily in eight markets in the Southeastern and Mid-Atlantic United States. The material presented below is a brief description of these markets. The following market data has been compiled from sources which the Company believes to be reliable, but no assurance can be given as to the accuracy of such market data:

  Southeastern Pennsylvania. Southeastern Pennsylvania's suburban market covers the four counties that immediately surround Philadelphia, namely, Bucks, Chester, Delaware, and Montgomery Counties. According to information obtained from a recent CB Commercial report, the Philadelphia suburban market follows the national trends in declining vacancy rates, strong tenant demand, and a virtual absence of newly built speculative buildings. According to the same report, the fourth quarter of 1996 is the third consecutive quarter in which vacancy rates have been below 10%, marking a continuous trend of improving vacancy rates since the fourth quarter of 1992 when the suburban vacancy index was 17.2%. Of the various submarkets comprising the Southeastern Pennsylvania suburban market, the Company's operations have focused on two particular submarkets: the Route 202 Corridor in Chester and Montgomery Counties (King of Prussia/Conshohocken to West Chester), and the Horsham submarket in Montgomery and Bucks Counties.

    Route 202 Corridor. The highest concentration of properties in the Company's portfolio is in this submarket, in which the Company owns over
  4.4 million square feet. Metropolitan Philadelphia ranks in the national top five for concentration of high-technology companies. Many of these companies are located in or around the "Route 202 High-Tech Corridor." Great Valley Corporate Center in Malvern, Pennsylvania, is in a key location on this Corridor and is a premier business location in suburban Philadelphia. The Company and its Predecessor were responsible for the development of Great Valley and today the Company owns 59 properties in Chester County, totaling nearly 4.4 million square feet of office, distribution, and research and development space. The Route 202 High-Tech Corridor encompasses the towns of King of Prussia, Valley Forge, Wayne, Berwyn, Malvern, Exton and West Chester. At King of Prussia, the Pennsylvania Turnpike intersects Route 202 and the I-76 Expressway, the major east-west road linking the western suburbs with Philadelphia. The proximity of this interchange has led to commercial growth in the area. Lack of construction of office and industrial space, corporate growth and lack of substantial buildable land have contributed to the current low vacancy rate and increasing rental rates.

    Horsham. North of the city of Philadelphia, Montgomery and Bucks Counties are home to affluent bedroom communities and distribution facilities utilizing I-95 and the Pennsylvania Turnpike. Growth continues to be strong in these well-located counties, where the Company owns approximately 732,000 square feet of office and industrial properties.

  New Jersey. The Company owns over 2.1 million leasable square feet in the Southern New Jersey market. The Southern New Jersey market encompasses the three counties of New Jersey that border Philadelphia: Burlington, Camden, and Gloucester. The Gloucester County distribution submarket and the Route 73/Burlington/Camden Counties office submarket are the focal points for the Company's New Jersey activity.

    Gloucester County. Although industrial facilities can be found in all three counties, the focus differs: Gloucester County, by virtue of its advantageous location, has become a super-regional distribution hub for the east coast. The area is bisected by three major north-south routes (I-295, the New Jersey Turnpike, and Route 130) and is also served by three bridges offering easy access to I-95. The market is served by the ports of Philadelphia, Camden and Wilmington and is located just across the Delaware River from Philadelphia International Airport. According to information obtained from a recent CB Commercial report, this submarket encompasses approximately 14 million square feet. According to the same report, since 1993, vacancies have dropped from 7% to 2% and market rents have risen from $3.50 to $4.25 per square foot.

    Route 73/Burlington/Camden Counties. Almost all high-finish office space in Southern New Jersey is located in southern Burlington and northern Camden counties. The majority of the Company's office product in the market is concentrated in Mount Laurel, on Route 73 near the intersection of the New Jersey Turnpike and I-295, and is all class A office space. This sub-market has experienced single digit vacancy and increasing rental rates. According to a Cushman & Wakefield report, the Southern New Jersey market has a relatively high (12.8%), but decreasing, vacancy rate as a result of poor class B and class C markets, and both Burlington and Camden counties are actually experiencing a lack of available class A office space.

                  SOUTHERN NEW JERSEY OFFICE VACANCY RATE(1)

                                  1993--24.0%
                                  1994--20.4
                                  1995--18.3
                                  1996--12.8
--------
(1) Information obtained from a CB Commercial report.

  Delaware. The Company owns approximately 600,000 square feet in the New Castle County, Delaware market, the focus of the Company's Delaware properties. This market has, in addition to its strong industrial base, both a large office market, serving Wilmington's financial services industry, and a very active distribution market. The convergence of the major north-south arteries of I-95 and I-295 create a natural distribution center. The size of the New Castle County distribution market is roughly 5,600,000 square feet, concentrated in eight industrial parks located between Wilmington and Newark, along I-95. As of September 15, 1996, the vacancy rate was approximately 6%. According to a recent Jackson-Cross report, New Castle County's industrial sales and leasing activity continues to strengthen, with industrial activity exceeding 1.2 million square feet in 1996, well above the five-year average and 38.1% higher than a year earlier.

  Lehigh Valley, Pennsylvania. The Lehigh Valley market includes the cities of Allentown and Bethlehem and is centrally located on major transportation routes I-78 and the Northeast Extension of the Pennsylvania Turnpike, convenient to both New York and Philadelphia. This superior location has created strength in the office and industrial markets. Located within a 250-mile radius of 25% of the nation's population, the Lehigh Valley has become a major distribution hub for the Northeastern United States, increasing the demand for industrial warehouse space. In addition, the low-cost employment environment has attracted many back-office operations, a factor that has decreased vacancies within the industrial flex market. The Lehigh Valley distribution market includes approximately 15 million square feet of distribution space, five million square feet of flex space and four million square feet of office space. According to a recent Jackson-Cross report, at year end 1996, distribution vacancy was approximately 2%, flex vacancy was approximately 2% and office vacancy was approximately 8%. The Company is currently the largest owner of commercial real estate in the Lehigh Valley, with properties totaling approximately 3.6 million square feet comprising primarily industrial warehouse and flex space.

  Richmond, Virginia. Richmond, the capital of Virginia, is supported by a diverse and growing economy. The Richmond MSA has a population of nearly one million, and serves as the headquarters for eight Fortune 500 companies. The past three years have seen significant growth in the region's economy. The factors contributing to this growth are: improvement in the national economy and increasing exports, a well educated work force, low housing costs, wages and taxes and minimal governmental regulation. Its location at the intersection of I-64 and I-95 with over 70% of the US population within a one-day drive makes it a natural distribution location. Of the 100 largest metropolitan areas, Richmond ranks as the second-least expensive city in which to do business. According to Morton G. Thalhimer/Oncor International, the 1996 vacancy rate for office space in the suburban Richmond market was approximately 6%. Richmond's strong manufacturing sector includes such important producers as Philip Morris Incorporated, Reynolds Metals Co., DuPont & Co. and James River Corporation. The Company currently owns approximately 4.2 million square feet of primarily industrial space, located principally in the Richmond market area.

  Baltimore/Washington Corridor. The Baltimore/Washington corridor is a vibrant market, where the Company operates in several submarkets, including the "new city" of Columbia, Maryland, located on I-95 and convenient to both Baltimore and Washington, and the Annapolis submarket, which due to the opening of Route 50 and the completion of I-97 has benefited from improved access to the Capitol Beltway, Baltimore, BWI Airport and Columbia. According to a report by Grubb & Ellis, the Maryland and Washington, DC suburbs have embarked on a convincing turnaround. Three years of corporate downsizing, consolidation and departure appear to be over and recent leasing activity and net absorption indicators are the highest in years. As a result, the vacancy rate has declined substantially to its lowest level in the 1990s. The recent openings of the 1.2 million square foot IRS National Headquarters and the construction of the Range Rover National Headquarters, both in close proximity to the Company's office portfolio, have added further stability to the market. The Company owns approximately 1.2 million leasable square feet in this market.

  Piedmont Triad, North Carolina. Including the Greensboro, Winston-Salem and High Point regions, this area reflects low unemployment and strong population and job growth. Traditional industries such as home furnishing and textile manufacturing have been joined by a new high technology base. The area is consistently ranked among Site Selection magazine's top ten metropolitan areas for new corporate facilities and expansions. The Triad continues to enjoy record low office and industrial vacancies, especially in the airport submarkets where the majority of the Company's product is located, and office and industrial rents have moved progressively higher as a result. The Company owns approximately one million square feet in this market.

  Jacksonville. Jacksonville is an expanding market in an area with a strong population growth rate and a relatively low cost of living. The population of Jacksonville is now over one million, an increase of over 35% since 1980. Fueled by corporate expansions and relocations, Jacksonville's suburban office and industrial markets have continued to experience favorably low vacancy rates. The Company owns approximately two million square feet in the Jacksonville area. The Company's operations are concentrated in the two sub-markets, the Southside, which includes both office and a new industrial market, and the Westside industrial markets.

  Jacksonville's Southside area is home to most of the city's suburban office and flex space. The majority of the Company's office product is heavily concentrated in the Southpoint and Baymeadows areas, both of which are adjacent to I-95. Nearly all new development, residential and commercial, in the Jacksonville area is taking place on the south side of Jacksonville, which has recently experienced falling vacancy rates, increased rents and increases in build-to-suit activity.

  Jacksonville's Westside is the traditional industrial base of the region, characterized by larger manufacturing and distribution users. The attractiveness of this area is due to the outstanding intermodal transportation system, including a deep water port, three interstate highways and three rail lines. Relatively low labor rates, utility costs and real estate costs offer competitive advantages to companies located in this area.

                 JACKSONVILLE INDUSTRIAL MARKET STATISTICS(1)

                                           TOTAL    VACANT SQUARE
                  SUBMARKET             SQUARE FEET     FEET      PERCENT VACANT
                  ---------             ----------- ------------- --------------
      Southside(2).....................    517,076           0           0%
      Westside(2)...................... 16,586,766     710,304         4.3
      CBD..............................  1,720,841      11,966         0.7

--------
(1) Information obtained from a CB Commercial report.
(2) The Company owns and operates properties in these submarkets.

  Tampa, Florida. The Tampa area includes the cities of Tampa, St. Petersburg and Clearwater and is currently experiencing significant growth in population and employment. The area has 2.2 million people, and is the fourteenth fastest growing metropolitan area in the United States based upon employment growth. The Tampa Bay area is projected to lead the state in the number of jobs by the year 2005, surpassing the Miami MSA. The Company's Tampa portfolio consists of industrial distribution and flex space. According to a Cushman & Wakefield report, the overall industrial vacancy is 7.2%. Warehouse and distribution facilities account for 72% of the total space, and vacancies in this segment are 6.4%. The Company currently owns approximately 617,000 leasable square feet of office and industrial space in this area, and expects to acquire an additional 266,000 square feet in connection with the acquisition of the South Carolina Portfolio. See "The Company--Pending Acquisitions."

  The following table sets forth, as of December 31, 1996, certain data for the Company's industrial properties (including distribution and flex facilities) and office properties:

                       INDUSTRIAL AND OFFICE PROPERTIES

                                           INDUSTRIAL
                                      --------------------
                                      DISTRIBUTION  FLEX    OFFICE    TOTAL
                                      ------------ -------  -------  --------
                                              (LEASABLE SQUARE FEET
                                       AND ANNUAL BASE RENT IN THOUSANDS)
   Southeastern Pennsylvania
    Number...........................        19         16       35        70
    Leasable square feet.............     2,064      1,049    2,031     5,144
    Annual base rent.................   $ 9,661    $ 8,858  $21,521  $ 40,040
    Percent leased...................      89.7%      95.1%    95.5%     93.1%
   New Jersey/Delaware
    Number...........................        20         13        9        42
    Leasable square feet.............     1,442        663      634     2,739
    Annual base rent.................   $ 5,896    $ 5,127  $ 5,853  $ 16,876
    Percent leased...................      98.9%      92.3%    85.6%     94.2%
   Lehigh Valley
    Number...........................        15         19        8        42
    Leasable square feet.............     2,450        882      240     3,572
    Annual base rent.................   $ 8,255    $ 5,292  $ 2,491  $ 16,038
    Percent leased...................      87.4%      93.4%    88.9%     89.0%
   Maryland
    Number...........................         2          4        7        13
    Leasable square feet.............       159        412      639     1,210
    Annual base rent.................   $   850    $ 3,753  $ 5,051  $  9,654
    Percent leased...................     100.0%      88.4%    68.1%     79.2%
   Virginia
    Number...........................        26          6       10        42
    Leasable square feet.............     3,777        230      151     4,158
    Annual base rent.................   $12,745    $ 1,674  $ 1,789  $ 16,208
    Percent leased...................      99.9%      95.4%    95.6%     99.5%
   North Carolina
    Number...........................         7        --         3        10
    Leasable square feet.............       862        --       170     1,032
    Annual base rent.................   $ 3,912        --   $ 1,738  $  5,650
    Percent leased...................      98.6%       --      95.6%     98.2%
   Jacksonville, Florida
    Number...........................         6         11       11        28
    Leasable square feet.............       381        660      966     2,007
    Annual base rent.................   $ 1,111    $ 3,291  $11,794  $ 16,196
    Percent leased...................      86.9%      79.2%    95.1%     88.3%
   Tampa, Florida
    Number...........................         3          5      --          8
    Leasable square feet.............       197        420      --        617
    Annual base rent.................   $   527    $ 2,838      --   $  3,365
    Percent leased...................     100.0%      89.1%     --       92.6%
   United Kingdom
    Number...........................       --           1        3         4
    Leasable square feet.............       --          35      103       138
    Annual base rent.................       --     $   451  $ 2,662  $  3,113
    Percent leased...................       --        67.2%    94.1%     87.4%
   Total
    Number...........................        98         75       86       259
    Leasable square feet.............    11,332      4,351    4,934    20,617
    Annual base rent.................   $42,957    $31,284  $52,899  $127,140
    Percent leased...................      94.7%      90.5%    90.2%     92.8%

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the Common Shares offered hereby, after deduction of the estimated expenses of the Offering, are estimated to be approximately $173.9 million ($200.0 million if the Underwriters' over-allotment option is exercised in full).

  The Company intends to use the net proceeds of the Offering to fund cash portion of the consideration payable for the Pending Acquisitions and for general corporate purposes. The Company may also use amounts available under the Lines of Credit and from other sources of financing to help fund the Pending Acquisitions.

                  PRICE RANGE OF COMMON SHARES AND DIVIDENDS

  The Common Shares have been traded on the NYSE under the symbol "LRY" since June 16, 1994. The following table sets forth, for the calendar quarters indicated, the high and low closing prices of the Common Shares on the NYSE, and the dividends declared by the Company per Common Share for such calendar quarter.

                                                                   DIVIDENDS PER
                                                      HIGH   LOW   COMMON SHARE
                                                     ------ ------ -------------
   1994
   Second Quarter (since June 16, 1994)............. 20 3/8 19 5/8     0.03
   Third Quarter.................................... 20 1/8 19         0.40
   Fourth Quarter................................... 20 1/8 17 3/8     0.40
   1995
   First Quarter.................................... 20 3/4 18 3/4     0.40
   Second Quarter................................... 20 1/8 18 3/8     0.40
   Third Quarter.................................... 21 3/4 19 1/2     0.40
   Fourth Quarter................................... 21 3/8 19         0.40
   1996
   First Quarter.................................... 22 1/8 20 1/4     0.40
   Second Quarter................................... 21     19 1/2     0.40
   Third Quarter.................................... 21 3/4 19 3/8     0.41
   Fourth Quarter................................... 25 7/8 21 1/8     0.41
   1997
   First Quarter (through March 18, 1997)........... 26 1/8 23 3/4      N/A

  For a recent closing price per share of the Common Shares on the NYSE, see the cover page of this Prospectus Supplement. As of February 26, 1997, the Common Shares were held by 406 holders of record. Since its initial public offering, the Company has paid regular and uninterrupted dividends.

  On December 18, 1996, the Company announced a cash dividend of $0.41 per Common Share for the quarter ended December 31, 1996, which was paid on January 15, 1997 to holders of record as of the close of business on January 1, 1997. Although the Company currently anticipates that comparable cash dividends will continue to be paid in the future, the payment of future dividends by the Company will be at the discretion of the Board of Trustees and will depend on numerous factors, including the Company's cash flow, its financial condition, capital requirements, annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Trustees deems relevant.

                                CAPITALIZATION

  The following table sets forth the unaudited capitalization of the Company, on a consolidated basis, as of December 31, 1996, and as of such date, as adjusted, to give effect to the sale of the Common Shares offered hereby and the application of the estimated net proceeds from the Offering. See "Use of Proceeds." The information set forth in the following table should be read in conjunction with the summary and selected financial information presented elsewhere in this Prospectus Supplement, the consolidated financial statements and notes thereto incorporated by reference in the accompanying Prospectus and the discussion set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                                      AS OF DECEMBER 31, 1996
                                                      ---------------------------
                                                        ACTUAL     AS ADJUSTED
                                                      -----------  --------------
                                                           (IN THOUSANDS)
Senior debt:
  Lines of Credit.................................... $   266,692  $   197,214
  Mortgage Loans.....................................     240,803      284,438
                                                      -----------  -----------
    Total Senior Debt................................     507,495      481,652
Debentures...........................................     171,214      171,214
Minority Interest....................................      41,495       66,867
Shareholders' Equity:
  Common Shares, 200,000,000 authorized, 31,400,361
   issued and outstanding and 38,900,361 as
   adjusted(1).......................................          31           39
  Additional Paid-in Capital.........................     370,813      549,273
  Unearned Compensation..............................      (1,408)      (1,408)
  Retained Earnings..................................       6,096        6,096
                                                      -----------  -----------
    Total Shareholders' Equity.......................     375,532      554,000
                                                      -----------  -----------
    Total Capitalization............................. $ 1,095,736   $1,273,733
                                                      ===========  ===========

--------
(1) Excludes 4,695,043 Common Shares issuable upon the conversion of Units, including 120,117 Units that will be issued in December 1997 in exchange for the remaining interests in partnerships in which controlling interests (89% of capital and 99% of profits) were acquired by the Company at the time of its initial public offering and 1,224,082 Common Shares issuable upon the conversion of Units issued in connection with the purchase of the Pending Acquisitions. Excludes 8,560,700 Common Shares issuable upon exchange of the $171.2 million principal amount of the Debentures outstanding as of December 31, 1996, subject to adjustment upon the occurrence of certain events. Also excludes 2,100,000 Common Shares that may be issued from time to time under the Company's Share Incentive Plan, including 1,470,100 Common Shares issuable upon the exercise of options that were outstanding as of December 31, 1996.

                            SELECTED FINANCIAL DATA

  The following tables set forth certain operating and other financial data for the Company and certain historical selected consolidated financial data for the Company and the Predecessor. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of the Company and related notes thereto incorporated by reference in the accompanying Prospectus. Certain amounts from prior periods have been restated to conform to current year presentations. Pro forma information is presented as if the Offering and acquisitions completed or probable of completion on the date hereof, including the Pending Acquisitions, had been completed at the beginning of the period presented for operating, per share and other data and on the date of the balance sheet for balance sheet data. The pro forma financial information is not necessarily indicative of what the actual financial position and results of operations of the Company would have been as of and for the periods presented, nor does it purport to represent the Company's future financial position or results of operations.

                    LIBERTY PROPERTY TRUST AND PREDECESSOR

                                                               LIBERTY PROPERTY
                                                                  TRUST AND
                                                                 PREDECESSOR
                                 LIBERTY PROPERTY TRUST            COMBINED
                            ---------------------------------  ----------------
                            PRO FORMA(1)              HISTORICAL
                            ------------ --------------------------------------
                                         YEAR ENDED DECEMBER 31,
                            ---------------------------------------------------
                                1996       1996       1995           1994
                            ------------ ---------  ---------  ----------------
                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating Data
Total Revenue.............    $190,708   $ 154,265  $ 117,041     $  83,022
Rental and Real Estate Tax
 Expense..................      53,472      40,853     29,314        21,750
General and Administrative
 Expenses.................       8,673       8,023      5,212         4,712
Depreciation and
 Amortization.............      34,608      28,203     22,518        14,732
                              --------   ---------  ---------     ---------
Operating Income..........      93,955      77,186     59,997        41,828
Premium on Debenture
 Conversions..............       1,027       1,027        --            --
Interest Expense..........      41,517      38,528     37,688        34,243
                              --------   ---------  ---------     ---------
Income before Minority
 Interest and
 Extraordinary Item.......      51,411      37,631     22,309         7,585
Minority Interest.........       5,537       3,891      2,843         7,664
Extraordinary Item-Gain on
 Extinguishment of Debt...         --          --         --         55,761
                              --------   ---------  ---------     ---------
Net Income................    $ 45,874   $  33,740  $  19,466     $  55,682
                              ========   =========  =========     =========
Dividends Paid............       (5)     $  52,569  $  38,863     $  10,219(4)
                              ========   =========  =========     =========
Per Share Data
Net Income per Share
 before Extraordinary
 Item.....................    $   1.23   $    1.14  $    0.89     $    0.46(4)
Net Income per Share......        1.23        1.14       0.89          2.67(4)
Dividends Paid per Share..       (5)          1.61       1.60          0.43(4)
Weighted Average Number of
 Shares Outstanding(2)....      37,178      29,678     21,838        20,965(4)
Other Data
Cash Provided by Operating
 Activities...............       (5)     $  59,817  $  50,452     $  38,832
Cash Used by Investing
 Activities...............       (5)      (265,427)  (281,862)     (156,282)
Cash Provided by Financing
 Activities...............       (5)       214,593    216,870       142,381
Funds from Operations(3)..    $ 86,129      65,944     44,606        22,517

                                           LIBERTY PROPERTY TRUST
                                  -------------------------------------------
                                  PRO FORMA(1)          HISTORICAL
                                  ------------ ------------------------------
                                                DECEMBER 31,
                                  -------------------------------------------
                                      1996        1996       1995      1994
                                  ------------ ----------  --------  --------
                                           (DOLLARS IN THOUSANDS)
Balance Sheet Data
Net real estate..................  $1,237,559  $1,059,562  $826,047  $512,281
Total assets.....................   1,330,609   1,152,612   898,102   602,981
Total long term indebtedness.....     652,866     678,709   473,909   320,857
Shareholders' equity.............     554,000     375,532   335,521   229,667
Other Data
Total leasable square footage of
 properties at end of period (in
 thousands)......................      23,517      20,617    16,693    11,090
Number of properties at the end
 of period.......................         301         259       208       151
Percentage leased at end of
 period..........................          91%         93%       92%       88%

--------
(1) See adjustments to the unaudited Pro Forma Condensed Consolidated Balance Sheet and Statement of Operations.
(2) Weighted average number of shares outstanding excludes shares issuable upon conversion of the Debentures and upon conversion of the Units and includes the dilutive effect of outstanding options.
(3) Industry analysts generally consider Funds from Operations to be an appropriate measure of the performance of an equity REIT. "Funds from Operations" is defined as net income or loss (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus real estate-related depreciation and amortization. Funds from Operations does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs. The Company believes that to facilitate a clear understanding of the Company's operating results, Funds from Operations should be examined in conjunction with net income, although it should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity. Funds from Operations computed by the Company may not be comparable to other similarly titled measures of other REITs.
(4) Information presented for 1994 is for the period from June 23, 1994 (inception of the Company) through December 31, 1994.
(5) Pro forma information relating to dividends paid and cash flow from operating, investing and financing activities has not been included because the Company believes that the information would not be meaningful due to the number of assumptions required in order to calculate this information.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                            LIBERTY PROPERTY TRUST

                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                            AS OF DECEMBER 31, 1996
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

  The following unaudited Pro Forma Condensed Consolidated Balance Sheet is presented as if the Offering had been consummated on December 31, 1996 and assuming acquisitions completed or probable of completion on the date hereof, including the Pending Acquisitions, had been completed as of such date. Such pro forma information is based upon the historical balance sheet of the Company and the application of the proceeds of the Offering as set forth under the caption "Use of Proceeds." In management's opinion, all adjustments necessary to reflect the effects of these transactions have been made. It should be read in conjunction with the Summary and Selected Financial Data and the consolidated financial statements and notes thereto incorporated by reference in the accompanying Prospectus.

  This unaudited pro forma Condensed Consolidated Balance Sheet is not necessarily indicative of what the Company's actual financial position would have been assuming such transactions had been completed at December 31, 1996, nor does it purport to represent the future financial position of the Company.

                          LIBERTY                                      LIBERTY
                          PROPERTY      PROCEEDS                    PROPERTY TRUST
                          TRUST(A)   OF OFFERING(B) ACQUISITIONS(C)   PRO FORMA
                         ----------  -------------- --------------- --------------
Assets
Net Real Estate......... $1,059,562                    $177,997       $1,237,559
Cash and Cash
 Equivalents............     19,612    $ 173,850       (173,850)          19,612
Deferred Financing and
 Leasing Costs, Net.....     27,013                                       27,013
Other Assets............     46,425                                       46,425
                         ----------    ---------       --------       ----------
                         $1,152,612    $ 173,850       $  4,147       $1,330,609
                         ==========    =========       ========       ==========
Liabilities
Mortgage Loans.......... $  240,803                    $ 43,635       $  284,438
Debentures..............    171,214                                      171,214
Lines of Credit.........    266,692                     (69,478)         197,214
Other Liabilities.......     56,876                                       56,876
                         ----------    ---------       --------       ----------
                            735,585                     (25,843)         709,742
Minority Interest.......     41,495    $   6,898         18,474           66,867
Shareholders' Equity
Common Shares...........         31            8                              39
Additional Paid-in
 Capital................    370,813      166,944         11,516          549,273
Unearned Compensation...     (1,408)                                      (1,408)
Retained Earnings.......      6,096                                        6,096
                         ----------    ---------       --------       ----------
                            375,532      166,952         11,516          554,000
                         ----------    ---------       --------       ----------
                         $1,152,612    $ 173,850       $  4,147       $1,330,609
                         ==========    =========       ========       ==========

--------
(A) Reflects the Company's historical consolidated balance sheet as of December 31, 1996.
(B) Reflects the issuance of 7,500 Common Shares in connection with the Offering and the use of the anticipated net proceeds of $173,850. See "Use of Proceeds." The estimated costs of the Offering, totaling $9,900 and the accretion to minority interest holders have been reflected as a reduction of additional paid in capital.
(C) Reflects the acquisition of properties through assumption of mortgage loans ($43,635), issuance of Units ($29,990) and the use of cash ($104,372). Also reflects the use of cash to pay down $69,478 in Line of Credit indebtedness. Accretion to shareholders of $11,516 has been reflected as an increase in additional paid-in capital and a corresponding reduction in minority interest.

                            LIBERTY PROPERTY TRUST

           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED DECEMBER 31, 1996
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

  The following unaudited Pro Forma Condensed Consolidated Statements of Operations are presented as if the Offering had been consummated on January 1, 1996 and assuming acquisitions completed after January 1, 1996 or probable of completion on the date hereof, including the Pending Acquisitions, had been completed as of such date. Such pro forma information is based upon the historical statements of operations of the Company and the application of the proceeds of the Offering as set forth under the caption "Use of Proceeds." In management's opinion, all adjustments necessary to reflect the effects of these transactions have been made. The following should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto incorporated by reference in the accompanying Prospectus.

  These unaudited Pro Forma Condensed Consolidated Statements of Operations are not necessarily indicative of what actual results of operations of the Company would have been assuming such transactions had been completed as of January 1, 1996, nor do they purport to represent the results of operations for future periods.

                         LIBERTY                                    LIBERTY
                         PROPERTY                  PRO FORMA     PROPERTY TRUST
                         TRUST(A) ACQUISITIONS(B) ADJUSTMENTS      PRO FORMA
                         -------- --------------- -----------    --------------
Revenue
Rental.................. $112,841     $24,071      $  1,165 (C)     $138,077
Operating Expense
 Reimbursement..........   35,886      10,856           351 (C)       47,093
Management Fees.........    1,340         --            --             1,340
Interest and Other......    4,198         --            --             4,198
                         --------     -------      --------         --------
Total Revenue...........  154,265      34,927         1,516          190,708
Operating Expenses
Rental..................   29,624       7,500           --            37,124
Real Estate Taxes.......   11,229       5,119           --            16,348
General and
 Administrative.........    8,023         --            650 (D)        8,673
Depreciation and
 Amortization...........   28,203         --          6,405 (E)       34,608
                         --------     -------      --------         --------
Total Operating
 Expenses...............   77,079      12,619         7,055           96,753
                         --------     -------      --------         --------
Operating Income........   77,186      22,308        (5,539)          93,955
Interest Expense........   38,528         --          2,989 (F)       41,517
Premium on Debenture
 Conversion.............    1,027         --            --             1,027
                         --------     -------      --------         --------
Income Before Minority
 Interest...............   37,631      22,308        (8,528)          51,411
Minority Interest.......    3,891         --          1,646 (G)        5,537
                         --------     -------      --------         --------
Net Income.............. $ 33,740     $22,308      $(10,174)        $ 45,874
                         ========     =======      ========         ========
Net Income Per Common
 Share..................                                            $   1.23
                                                                    ========
Weighted Average Number
 of Common Shares
 Outstanding............                                              37,178
                                                                    ========

--------
(A) Reflects the historical operations of the Company for the year ended December 31, 1996.
(B) Reflects the addition of revenues and certain expenses of all properties acquired subsequent to December 31, 1996 or probable of acquisition as of the date hereof, including the Pending Acquisitions, and the addition of incremental revenues and expenses for the 1996 Acquisitions, as required in order to reflect operations for these acquisitions for a full year as follows:

                                                             PENDING
                                                           ACQUISITIONS
                                                               AND
                                                            COMPLETED
                                                  1996     ACQUISITIONS
                                              ACQUISITIONS   IN 1997     TOTAL
                                              ------------ ------------ -------
Revenue
  Rental.....................................    $8,204      $15,867    $24,071
  Operating Expense Reimbursement............     3,392        7,464     10,856
                                                 ------      -------    -------
  Total Revenue..............................    11,596       23,331     34,927
                                                 ======      =======    =======
Operating Expenses
  Rental.....................................     2,200        5,300      7,500
  Real Estate Taxes..........................     1,340        3,779      5,119
                                                 ------      -------    -------
  Total Operating Expenses...................     3,540        9,079     12,619
                                                 ------      -------    -------
  Operating Income...........................    $8,056      $14,252    $22,308
                                                 ======      =======    =======

(C) Reflects incremental income and operating expense reimbursement for significant leases signed subsequent to acquisition for the following properties:

                                                                     OPERATING
                                                            RENTAL    EXPENSE
             PROPERTY                                       INCOME REIMBURSEMENT
             --------                                       ------ -------------
                                                               (IN THOUSANDS)
       One Walnut Grove.................................... $  774     $351
       Portions of South Carolina Portfolio
        Woodfield..........................................    100        0
        Woodland Building G................................    291        0
                                                            ------     ----
                                                            $1,165     $351
                                                            ======     ====

(D) Reflects adjustments necessary to reflect the estimated incremental general and administrative expense for the South Carolina Portfolio and Minneapolis Portfolio.
(E) Reflects the depreciation on the acquisitions described in Note (B).
(F) Reflects the incremental interest computed as follows:

       Assumption of $43,635 in mortgage loan at an interest rate of
        7.9%.........................................................  $ 3,447
       Pay down of Lines of Credit with offering proceeds of $69,478
        at 7.297%....................................................   (5,070)
       Incremental historical interest to reflect a full year on 1996
        acquisitions.................................................    6,151
       Capitalization of interest on development and entrepreneurial
        acquisitions.................................................   (1,539)
                                                                       -------
                                                                       $ 2,989
                                                                       =======

(G) Represents the adjustment necessary to reflect annualized minority interest in income associated with the ownership by certain senior executives of the Company and property contributors of an aggregate 10.77% limited partnership interest in the Operating Partnership.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The following discussion is based on the consolidated financial statements of the Company and the combined financial statements of the Predecessor. The combined financial statements of the Predecessor reflect the combination of data from the balance sheets and the statements of operations of the partnerships that owned the properties, and the management, development and leasing operations of the Predecessor that were contributed to the Company in connection with its formation, which was consummated concurrently with its initial public offering. The combined financial statements of the Predecessor are presented for comparative purposes only.

  The following discussion compares the results of operations of the Company for the year ended December 31, 1996 with the results of operations of the Company for the year ended December 31, 1995, and the results of operations of the Company, for the year ended December 31, 1995 with the results of operations of the Company and Predecessor, on a combined basis, for the year ended December 31, 1994. As used herein, the term "Company" includes the Trust, the Operating Partnership and their subsidiaries (and, where the context indicates, the Predecessor).

RESULTS OF OPERATIONS

  Comparison of year ended December 31, 1996 to year ended December 31, 1995. Total revenues (principally rental revenues and operating expense reimbursement) increased from $117.0 million for the year ended December 31, 1995 to $154.3 million for the year ended December 31, 1996. This increase was primarily due to the increase in the number of Operating Properties owned during the respective periods. As of January 1, 1995, the Company owned 151 properties and, through December 31, 1995, acquired 52 additional properties (net of two properties exchanged in connection with such acquisitions) and completed development of five properties for a Total Investment of $223.1 million. As of January 1, 1996, the Company owned 208 properties and, through December 31, 1996, acquired 33 additional properties and completed the development on 19 properties for a Total Investment of $232.2 million.

  Rental property and real estate tax expenses increased from $29.3 million for the year ended December 31, 1995 to $40.9 million for the year ended December 31, 1996. This increase is due to the increase in the number of properties owned, and because of significant snow removal and other seasonal operating costs incurred as a result of the severe 1996 winter.

  Property level operating income for the "Same Store" properties (properties owned since January 1, 1995) increased from $68.0 million for the year ended December 31, 1995 to $71.5 million for the year ended December 31, 1996. This increase of 5.1% is due to increases in rental rates for the properties and increases in occupancy.

  Set forth below is a schedule comparing the operating income for the Same Store properties for the years ended December 31, 1996 and 1995.

                                                                 1996    1995
                                                               -------- -------
                                                                (IN THOUSANDS)
      Rental revenue.......................................... $ 75,823 $72,808
      Operating expense reimbursement.........................   24,553  21,463
                                                               -------- -------
                                                                100,376  94,271
      Rental property expenses................................   21,023  18,191
      Real estate taxes.......................................    7,878   8,086
                                                               -------- -------
      Property level operating income......................... $ 71,475 $67,994
                                                               ======== =======

  General and administrative expenses increased from $5.2 million for the year ended December 31, 1995 to $8.0 million for the year ended December 31, 1996. This $2.8 million increase is due to the increase in personnel and other related overhead costs necessitated by the increase in the number of properties owned during the respective periods. Included in the general and administrative expenses for the year ended December 31, 1996 is a $704,000 non-cash charge resulting from the amortization of a stock award over its vesting period. There is no corresponding charge for the year ended December 31, 1995.

  Depreciation and amortization expenses increased from $22.5 million in 1995 to $28.2 million in 1996. This increase is due to the increase in the number of properties owned during the respective periods.

  Interest expense increased from $37.7 million for the year ended December 31, 1995 to $38.5 million for the year ended December 31, 1996. This increase is due to an increase in the average debt outstanding for the respective periods which was $397.4 million for 1995 and $576.3 million for 1996. This increase is partly offset by the lower interest rate on the outstanding debt, because of the 1% reduction in the interest rate on the $250 Million Line of Credit borrowings which became effective May 1, 1995, and because of a decrease in the outstanding Debentures due to the conversion of $58.7 million of Debentures in 1996.

  As a result of the foregoing, the Company's operating income increased from $60.0 million for the year ended December 31, 1995 to $77.2 million for the year ended December 31, 1996. In addition, income before minority interest for the periods increased from $22.3 million for the year ended December 31, 1995 to $37.6 million for the year ended December 31, 1996.

  Comparison of year ended December 31, 1995 to year ended December 31, 1994. Total revenues (principally rental revenues and operating expense reimbursement) increased from $83.0 million for the year ended December 31, 1994 to $117.0 million for the year ended December 31, 1995. This increase was primarily due to the increase in the number of Properties owned during the respective periods. From January 1, 1994 through June 22, 1994, the Predecessor owned 113 properties. Concurrent with the initial public offering, the Company purchased 18 properties for a Total Investment of $57.0 million. From the consummation of its initial public offering through December 31, 1994, the Company purchased 20 additional properties for $79.5 million. As of January 1, 1995, the Company owned 151 properties and, through December 31, 1995, acquired 52 additional properties (net of two properties exchanged in connection with such acquisitions) and completed the development of five properties for a Total Investment of $223.1 million.

  Rental property and real estate tax expenses increased from $21.8 million for the year ended December 31, 1994 to $29.3 million for the year ended December 31, 1995. This increase is due to the increase in the number of properties owned.

  Property level operating income for the "Same Store" properties (properties owned since January 1, 1994) increased from $52.4 million for the year ended December 31, 1994 to $53.3 million for the year ended December 31, 1995. This increase of 1.7% was attributable primarily to an increase in the occupancy in the industrial distribution and office properties.

  Set forth below is a schedule comparing the property level operating income for the Same Store properties for the years ended December 31, 1995 and 1994.

                                                                 1995    1994
                                                                ------- -------
                                                                (IN THOUSANDS)
      Rental revenue........................................... $57,054 $57,323
      Operating expense reimbursement..........................  14,993  15,543
                                                                ------- -------
                                                                 72,047  72,866
      Rental property expense..................................  13,040  14,605
      Real estate taxes........................................   5,661   5,844
                                                                ------- -------
      Property level operating income.......................... $53,346 $52,417
                                                                ======= =======

  General and administrative expenses increased from $4.7 million for the year ended December 31, 1994 to $5.2 million for the year ended December 31, 1995. This $500,000 increase is due to an increase in the number of properties owned during the respective periods and as a result of costs incurred to operate as a public company during the entire period of 1995. The Predecessor did not incur similar costs from January 1, 1994 through June 22, 1994.

  Depreciation and amortization expenses increased from $14.7 million for the year ended December 31, 1994 to $22.5 million for the year ended December 31, 1995. This increase is due to the increase in the number of properties owned during the respective periods.

  Interest expense increased from $34.2 million for the year ended December 31, 1994 to $37.7 million for the year ended December 31, 1995. Interest expense for 1994 reflects, (1) interest on $525.0 million of mortgage loans for the Rouse Group, which loans were satisfied from the proceeds of the initial public offerings, and (2) interest on the Debentures for the period from issuance at June 23, 1994 through December 31, 1994. Interest expense for 1995 reflects, (1) interest on the $250 Million Line of Credit borrowings and mortgage loans incurred to fund property acquisitions and development, and (2) interest on the Debentures for the full 1995 year.

  During the year ended December 31, 1994, the Company recognized $55.8 million in extraordinary income from the extinguishment of debt. There was no similar item in 1995.

  As a result of the foregoing, income before the effect of minority interest and extraordinary items increased from $7.6 million in 1994 to $22.3 million in 1995. In addition, the Company's operating income increased from $41.8 million in 1994 to $60.0 million in 1995.

LIQUIDITY AND CAPITAL RESOURCES

  As of December 31, 1996, the Company had cash and cash equivalents of $19.6 million. Working capital at December 31, 1996 was $14.6 million.

  Net cash flow provided by operating activities increased from $50.5 million for the year ended December 31, 1995 to $59.8 million for the year ended December 31, 1996. This $9.3 million increase was primarily due to the additional cash flow generated by the greater number of properties in service during the latter period.

  Net cash used in investing activities decreased from $281.9 million for the year ended December 31, 1995 to $265.4 million for the year ended December 31, 1996. This decrease was a result of the $125.0 million investment made in March 1995 in connection with the acquisition of the Lingerfelt portfolio while there was no similar portfolio acquisition made in 1996. This decrease was partly offset by the increase in acquisition, development and property investment from $156.9 for the year ended December 31, 1995 to $265.4 million for the year ended December 31, 1996.

  Net cash provided by financing activities decreased from $216.9 million for the year ended December 31, 1995 to $214.6 million for the year ended December 31, 1996. This decrease is consistent with the decrease in investing activities.

  The Company believes that its undistributed cash flow from operations are adequate to fund its short-term liquidity requirements.

  The Company has funded its long-term liquidity requirements such as property acquisition and development activities primarily through its $250 Million Line of Credit. This line matures on June 15, 1998, subject to the Company's option to extend the maturity of the loan as described below. As of December 31, 1996, $241.7 million was outstanding under the $250 Million Line of Credit. The $250 Million Line of Credit is recourse to the Company only with respect to 50% of the outstanding principal amount thereof. Funds borrowed under the $250 Million Line of Credit bear interest at an annual rate of 175 basis points over LIBOR. Subject to certain conditions and the payment of a fee equal to 0.5% of the then outstanding loan balance, the Company may exercise a one-time option to convert the loan balance into a two-year term loan upon the maturity of the $250 Million Line of Credit. Following such conversion, the interest rate on the term loan would be LIBOR plus 4%.

  In December 1996, the Company closed on an $80.0 million secured line of credit and, in March 1997, increased the availability under such line to $100.0 million. The $100 Million Line of Credit matures on December 13, 1998; however, at any time prior to December 13, 1998, maturity may be extended for one year subject to certain conditions and the payment of an extension fee equal to 1/4% of the total commitment (as defined). As of December 31, 1996, collateral had been approved to enable the Company to borrow up to $56.0 million, of which $25.0 million was outstanding. The interest rate on the $100 Million Line of Credit is 1.60% over LIBOR.

  Periodically, the Company pays down borrowings on the Lines of Credit with funds from long-term capital sources. During 1996, the Company utilized the funds from $77.6 million of mortgage loans it placed in 1996 to pay down the Lines of Credit. The Company has entered into a swap agreement, with a notional amount of $114.5 million, to hedge against possible fluctuations in interest rates in anticipation of a debt issuance in 1997 for a five to seven year term.

  As of December 31, 1996, $240.8 million in mortgage loans were outstanding with maturities ranging from 1997 to 2013. The interest rates on $230.4 million of mortgage loans are fixed and range from 6% to 10%. Interest rates on $10.4 million of mortgage loans float with LIBOR or prime and are subject to certain caps. The weighted average interest rate for the mortgage loans is 7.7% and the weighted average life is eight years.

  General

  The Company expects to incur variable rate debt, including borrowings under the Lines of Credit, from time to time. The Company believes that its existing sources of capital will provide sufficient funds to finance its continued acquisition and development activities. In this regard, the Company continues to evaluate its long term capital sources which generally include the availability of debt financing and access to equity.

  In July 1995, the Company filed a shelf registration with the Securities and Exchange Commission that enabled the Company to offer up to an aggregate of $350 million of securities, including common stock, preferred stock and debt. On November 27, 1995, the Company completed a follow-on public offering of 7,200,000 common shares resulting in proceeds of $140.4 million. The remaining $209.6 million shelf registration is available for future offerings.

  On February 8, 1996, Moody's Investors Service assigned a prospective rating of Ba2 for senior unsecured debt issued by the Operating Partnership under the shelf registration.

  On October 15, 1996, the Company filed a Registration Statement of 1,000,000 shares to be issued through a Dividend Reinvestment and Stock Purchase Plan.

  On February 21, 1997, the Company filed a shelf registration with the Securities and Exchange Commission that enabled the Company to offer up to an aggregate of $850 million of securities, including common stock, preferred stock and debt.

CALCULATION OF FUNDS FROM OPERATIONS

  Management considers Funds from Operations an appropriate measure of the performance of an equity REIT. Funds from Operations is defined by NAREIT as net income or loss (computed in accordance with generally accepted accounting principles), excluding gains or losses from debt restructuring and sales of property, plus real estate-related depreciation and amortization. Funds from Operations should not be considered as an alternative to net income as an indicator of the Company's operating performance, as an alternative to cash flow or as a measure of liquidity. Funds from Operations for the years ended December 31, 1996 and 1995 are as follows:

                                                                1996     1995
                                                               -------  -------
                                                               (IN THOUSANDS)
      Net income.............................................. $33,740  $19,466
      Addback:
        Minority interest.....................................   3,891    2,843
        Depreciation and amortization.........................  27,863   22,297
      Premium on Debenture conversion.........................   1,027      --
      Gain on sale............................................    (577)     --
                                                               -------  -------
      Funds from Operations(1)................................ $65,944  $44,606
                                                               =======  =======

--------
(1) See "Selected Financial Data" for definition of this term.

INFLATION

  Inflation has remained relatively low during the last three years, and as a result, has not had a significant impact on the Predecessor or the Company during this period. The Lines of Credit bear interest at variable rates; therefore, the amount of interest payable under the Lines of Credit will be influenced by changes in short-term interest rates, which tend to be sensitive to inflation. To the extent an increase in inflation would result in increased operating costs, such as in insurance, real estate taxes or utilities, substantially all of the tenant's leases require the tenants to absorb these costs as part of their rental obligations. In addition, inflation also may have the effect of increasing market rental rates.

                                   MANAGEMENT

TRUSTEES AND EXECUTIVE OFFICERS

  The Company's Board of Trustees consists of nine members, six of whom are not employed by or otherwise affiliated with the Company (the "Independent Trustees"). The following table sets forth certain information with respect to the trustees and executive officers of the Company:

            NAME            AGE                     POSITION
            ----            ---                     --------
 Willard G. Rouse III......  54 Chairman of the Board of Trustees and Chief
                                Executive Officer
 Joseph P. Denny...........  50 President, Chief Operating Officer and Trustee
 George J. Alburger, Jr. ..  49 Chief Financial Officer and Treasurer
 George F. Congdon.........  54 Executive Vice President and Trustee
 Robert E. Fenza...........  39 Executive Vice President
 David C. Hammers..........  59 Executive Vice President
 James J. Bowes............  43 Corporate Secretary and General Counsel
 Frederick F. Buchholz.....  51 Independent Trustee; Executive Vice President
                                of Equitable Real Estate
 J. Anthony Hayden.........  52 Independent Trustee; President of Hayden Real
                                Estate, Inc.; former Executive Director and a
                                member of the Board of Directors of Cushman &
                                Wakefield, Inc.
 M. Leanne Lachman.........  53 Independent Trustee; Managing Director,
                                Schroder Real Estate Associates and a director
                                of Lincoln National Corporation and Chicago
                                Title & Trust Company
 David L. Lingerfelt.......  44 Independent Trustee; Partner, Shewmake,
                                Baronian & Parkinson; former Director of
                                Property Administration and Counsel for Best
                                Products Co., Inc.
 John A. Miller, CLU.......  69 Independent Trustee; Retired Chairman and Chief
                                Executive Officer of Provident Mutual Life
                                Insurance Company of Philadelphia
 Stephen B. Siegel.........  52 Independent Trustee; President of the
                                Insignia/Edward S. Gordon Co., Inc.; former
                                Chief Executive Officer of Cushman & Wakefield,
                                Inc.

               FEDERAL INCOME TAX CONSIDERATIONS FOR SHAREHOLDERS

  The following summary of material federal income tax considerations to the shareholders is based on current law, is for general information only and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or, except to the extent discussed under the headings "Taxation of Tax-Exempt Shareholders" and "Taxation of Foreign Shareholders," to certain types of shareholders (including insurance companies, financial institutions or broker-dealers) subject to special treatment under the federal income tax law.

  EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND SALE OF THE COMMON SHARES OFFERED HEREBY, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

  For a summary of the material federal income tax considerations to the Company, see "Federal Income Tax Considerations with Respect to the Trust and the Operating Partnership" in the accompanying Prospectus.

TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS

  As long as the Company qualifies as a REIT, distributions made to the Company's taxable U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. shareholders as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its stock. Corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a shareholder's shares, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) assuming the shares are a capital asset in the hands of the shareholder. In addition, any dividend declared by the Company in October, November or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

  In general, any loss upon a sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding-period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gain.

BACKUP WITHHOLDING

  The Company will report to its U.S. shareholders and the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such shareholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide the Company with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to the Company. See "--Taxation of Foreign Shareholders."

TAXATION OF TAX-EXEMPT SHAREHOLDERS

  Generally, distributions to a tax-exempt entity from a real estate investment trust do not constitute unrelated business taxable income, as defined in Section 512(a) of the Code ("UBTI"), provided that the tax-exempt entity has not financed its acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity. Thus, distributions by the Company to shareholders that are tax-exempt should not be taxable as UBTI, provided that no acquisition indebtedness was incurred with respect to such shares.

  Some or all of the distributions by a real estate investment trust to a tax-exempt employee's pension fund that owns more than 10 percent in value of the real estate investment trust are treated as UBTI if the real estate investment trust constitutes a "pension-held REIT" and if other conditions are met. In order to constitute a "pension-held REIT" the real estate investment trust must meet the test for classification as a real estate investment trust only because tax-exempt pension funds are not treated as a single individual for purposes of the "five-or-fewer" rule (see "Risk Factors--Limitations on Changes in Control--Ownership Limit") and either (A) one pension fund owns more than 25 percent in value of the real estate investment trust or (B) one or more pension funds (holding at least 10 percent in value of the real estate investment trust each) own, in the aggregate, more than 50 percent of the value of the real estate investment trust. In addition, the gross income of the real estate investment trust derived from activities that would constitute unrelated trades or businesses, computed as if the REIT was a "qualified trust," must be at least five percent of the gross income of the real estate investment trust in the taxable year in which the distributions are made. The ownership limitations in the Company's Declaration of Trust (assuming no waiver by the Board of Trustees) would prevent the Company from being classified as a "pension-held REIT."

TAXATION OF FOREIGN SHAREHOLDERS

  The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex, and no attempt will be made herein to provide more than a summary of the rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in the Common Shares offered hereby, including any reporting requirements. If income from the investment in the Common Shares offered hereby is treated as "effectively connected" with the Non-U.S. Shareholder's conduct of a United States trade or business, the Non-U.S. Shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to the dividends (and may also be subject to the 30% "branch profits" tax in the case of a shareholder that is a foreign corporation). The remainder of this discussion assumes that the distributions do not constitute "effectively connected" income.

  Distributions by the Company that are not attributable to gain from sales or exchanges by the Company of United States real property interests and not designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Shareholder's shares, such distributions will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares in the Company, as described below. The Company expects to withhold United States income tax at the rate of 30% on the gross amount of any distributions made to a Non-U.S. Shareholder unless (i) a lower treaty rate applies and the Non-U.S. Shareholder files all necessary forms required to establish eligibility for the lower rate and provides certification as to such eligibility, if necessary, or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Company certifying that the investment to which the distribution relates is "effectively connected" to a United States trade or business of such Non-U.S. Shareholder. Lower treaty rates generally applicable to dividend income may not necessarily apply to distributions from a REIT, such as the Company. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. Pursuant to recently enacted legislation, effective for distributions made after August 20, 1996, the Company is obligated to withhold 10% of the amount of any distribution in excess of the Company's current and accumulated earnings and profits. However, amounts withheld are refundable if it is subsequently determined that the distribution was in excess of current and accumulated earnings and profits of the Company and the amount withheld exceeded the Non-U.S. Shareholders' United States tax liability, if any.

  For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of United States real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Shareholder as if the gain were "effectively connected" with a United States business. Non-U.S. Shareholders would be taxed at the normal capital gain rates applicable to domestic shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% "branch profits" tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. The Company is required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by the Company as a capital gains dividend. This amount is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

  Gain recognized by a Non-U.S. Shareholder upon a sale of shares generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. The Company currently is a "domestically controlled REIT," and anticipates continuing to be so classified, and therefore the sale of the Common Shares offered hereby should not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in the shares is effectively connected with the Non-U.S. Shareholder's United States trade or business, in which case the Non- U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to the gain (a shareholder that is a foreign corporation may also be subject to the 30% "branch profits" tax), or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals and, in the case of foreign corporations, subject to the possible application of the 30% "branch profits" tax).

  If the proceeds of a disposition of Common Shares are paid by or through a United States office of a broker, the payment is subject to information reporting requirements and to backup withholding unless the disposing Non-U.S. Shareholder certifies as to his name, address, and non-United States status or otherwise establishes an exemption. Generally, United States information reporting and backup withholding will not apply to the payment of disposition proceeds if the payment is made outside the United States through a non-United States broker. United States information reporting (but not backup withholding) will apply, however, to a payment of disposition proceeds outside the United States if (i) the payment is made through an office outside the United States that is either (a) a United States person, (b) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) a "controlled foreign corporation" for United States federal income tax purposes, and (ii) the broker fails to obtain documentary evidence that the Shareholder is a Non-U.S. Shareholder and that certain conditions are met or that the Non-U.S. Shareholder is otherwise entitled to an exemption. In 1996, the IRS proposed changes to the rules applicable to payments to foreign persons. Generally, these changes are proposed to be efective for payments made after December 31, 1997, although special transitional rules will be applicable in the case of certain dividend distributions. Among the changes in the regulations are new intermediary certification options designed to simplify compliance by withholding agents.

OTHER TAX CONSEQUENCES

  The Company's shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which they transact business or reside. The state and local tax treatment of the Company's shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                                 UNDERWRITING

  Subject to the terms and conditions contained in the underwriting agreement (the "Underwriting Agreement"), the Company has agreed to sell to the underwriters named below (the "Underwriters"), and each of the Underwriters has severally agreed to purchase, the respective number of Common Shares set forth below opposite their respective names.

                                                                       NUMBER OF
             UNDERWRITERS                                               SHARES
             ------------                                              ---------
      Lehman Brothers Inc............................................. 1,250,000
      Donaldson, Lufkin & Jenrette Securities Corporation............. 1,250,000
      Alex. Brown & Sons Incorporated................................. 1,250,000
      A.G. Edwards & Sons, Inc........................................ 1,250,000
      The Robinson-Humphrey Company, Inc.............................. 1,250,000
      Wheat, First Securities, Inc.................................... 1,250,000
                                                                       ---------
          Total....................................................... 7,500,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the Underwriters to purchase the Common Shares are subject to certain conditions precedent and that if any of the foregoing Common Shares are purchased by the Underwriters pursuant to the Underwriting Agreement, all such Common Shares must be so purchased.

  The Company has been advised by the Underwriters that they propose to offer the Common Shares directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such public offering price less a concession not in excess of $0.74 per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.10 per share to certain other underwriters or to certain other brokers or dealers. After the initial public offering, the public offering price, the concession to selected dealers and the reallowance to the other dealers may be changed by the Underwriters.

  The Company has granted to the Underwriters an option to purchase up to an additional 1,125,000 Common Shares at the initial public offering price less underwriting discounts and commissions, solely to cover overallotments, if any. The Underwriters may exercise this option at any time up to 30 days after the date of this Prospectus Supplement. To the extent that the Underwriters exercise this option, each of the Underwriters will be obligated, subject to certain conditions, to purchase a number of additional Common Shares proportionate to such Underwriter's initial commitment reflected in the foregoing table.

  The Company and certain key executives of the Company who own Units or Common Shares have agreed that they will not, without the prior written consent of Lehman Brothers Inc., offer for sale, contract to sell, sell or otherwise dispose of, directly or indirectly, any Common Shares or securities convertible into or exercisable or exchangeable for Common Shares in an underwritten offering to the public, in the case of the Company (other than Common Shares offered hereby and any Units or Common Shares that may be issued in connection with any acquisition of a property), or sell or grant options, rights or warrants with respect to any Common Shares (except pursuant to customary compensation arrangements and employee benefit plans) for a period of 90 days after the consummation of the Offering.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof.

  Certain of the Underwriters and their affiliates have from time to time performed, and may continue to perform in the future, various investment banking services for the Company, for which customary compensation has been received.

  The Common Shares are listed on the New York Stock Exchange, Inc. under the symbol "LRY."

                                 LEGAL MATTERS

  Weinberg & Green LLC, Baltimore, Maryland, will render an opinion that the Common Shares offered hereby, when issued and paid for by the purchasers thereof, will be validly issued, fully paid and non-assessable. The statements in this Prospectus Supplement under the caption "Federal Income Tax Considerations with Respect to Shareholders" will be passed upon for the Company by Wolf, Block, Schorr and Solis-Cohen, Philadelphia, Pennsylvania, although Wolf, Block, Schorr and Solis-Cohen has rendered no opinion on matters involving the imposition of non-U.S. taxes on the operations of, and distributions or payments from, the Company's United Kingdom affiliates. Rogers & Wells, New York, New York, will pass upon certain legal matters for the Underwriters. Wolf, Block, Schorr and Solis-Cohen and Rogers & Wells will rely on Weinberg & Green LLC as to matters of Maryland law. Michael M. Dean, a partner in Wolf, Block, Schorr and Solis-Cohen, is the sole trustee of irrevocable trusts established by three of the Company's senior executives for the benefit of such executives' children. Each of such trusts received Units in the transactions consummated at the time of the Company's initial public offering in exchange for interests in the Predecessor owned by such trusts.

                                                                    APPENDIX "A"

                             LIBERTY PROPERTY TRUST

                                 PROPERTY LIST

                                                       PERCENT
                                                      LEASED AT
                           BUILDING  YEAR   LEASABLE  DEC. 31,  NO. OF
PROJECT NAME                 TYPE    DEVE. SQ. FT.(1)  1996(2)  LEASES           MAJOR TENANT
------------              ---------- ----- ---------- --------- ------           ------------
SOUTHEASTERN PENNSYLVA-
 NIA
10, 20 Liberty Boule-
 vard...................  Ofc.       1988    62,237      90.3%    24   Great Valley Health Club, Inc.
420 Lapp Road...........  Ind.-Flex  1989    92,250      85.8      8   Akzo Coatings, Inc.
1 Chelsea Parkway.......  Ind.-Flex  1988    43,267      99.0      6   Valtek Incorporated
3 Chelsea Parkway.......  Ind.-Flex  1988    43,240      55.5      3   United Engineers & Constructors
747 Dresher Road........  Ofc.       1988    53,200     100.0      2   Axon Communications, Inc.
45-67 Great Valley Park-
 way....................  Ind.-Dist. 1974   128,001     100.0      8   Taylor Publishing Co.
1180 Church Road........  Ind.-Dist. 1986   452,323      56.3      3   Safeguard Business Systems, Inc.
40 Valley Stream Park-
 way....................  Ofc.       1987    31,092     100.0      1   Sanchez Computer Associates
50 Valley Stream Park-
 way....................  Ofc.       1987    31,000     100.0      3   Fisher Scientific Company
20 Valley Stream Park-
 way....................  Ofc.       1987    58,834     100.0     12   Shared Medical Systems
800 Town Center Drive...  Ind.-Flex  1987   141,714     100.0     18   ICT Group, Inc.
1610 Medical Drive......  Ofc.       1986    38,100      54.4      5   Employers Mutual Casualty Co.
11, 15 Great Valley
 Parkway................  Ofc.       1986   156,800     100.0      2   Sanofi Winthrop, Inc.
257-275 Great Valley
 Parkway................  Ind.-Flex  1983    71,285     100.0      7   Business Mail Express, Inc.
300 Technology Drive....  Ind.-Dist. 1985    22,500     100.0      1   Nilfisk of America, Inc.
277-293 Great Valley
 Parkway................  Ind.-Flex  1984    28,800     100.0      7   Alpha Scientific Corporation
311 Technology Drive....  Ofc.       1984    29,350     100.0      3   Sherwin-Williams Co.
325 Technology Drive....  Ofc.       1984    25,000     100.0      1   Premier Solutions Ltd.
7 Great Valley Parkway..  Ofc.       1985    59,021     100.0     14   Rabbit Software Corporation
55 Valley Stream Park-
 way....................  Ofc.       1983    40,057     100.0      5   Meridian Properties, Inc.
65 Valley Stream Park-
 way....................  Ofc.       1983    58,219     100.0      7   Liberty Property Limited Ptsp.
508 Lapp Road...........  Ind.-Dist. 1984    50,200     100.0      1   Numar Corporation
10 Valley Stream Park-
 way....................  Ofc.       1984    33,027     100.0      8   West Chester Administrative
333 Phoenixville Pike...  Ind.-Dist. 1985    84,000     100.0      1   Veterans Life Insurance Co.
1566 Medical Drive......  Ofc.       1985    28,540      88.1      5   General Physics Corporation
30 Great Valley Park-
 way....................  Ind.-Dist. 1975    12,000     100.0      1   Sanofi Winthrop, Inc.
75 Great Valley Park-
 way....................  Ind.-Dist. 1977    11,600     100.0      1   York International Corp.
27-43 Great Valley Park-
 way....................  Ind.-Flex  1977    60,623     100.0      5   Sanofi Winthrop, Inc.
77-123 Great Valley
 Parkway................  Ind.-Flex  1978   104,095      99.3     20   Durant Medical, Inc.
260 Great Valley Park-
 way....................  Ind.-Dist. 1979    50,000     100.0      1   American Parts Systems
256 Great Valley Park-
 way....................  Ind.-Dist. 1980    56,160     100.0      1   Centocor, Inc.
205 Great Valley Park-
 way....................  Ind.-Dist. 1981   184,500      92.3      3   General Electric Company
12,14,16 Great Valley
 Parkway................  Ofc.       1982    20,546     100.0      3   Sanofi Winthrop, Inc.
155 Great Valley Park-
 way....................  Ind.-Dist. 1981    71,200     100.0      1   Ensoniq Corporation
333 Technology Drive....  Ofc.       1987    39,769     100.0      1   Premier Solutions, Ltd.
510 Lapp Road...........  Ind.-Dist. 1983    27,167     100.0      1   Trugreen
181 Wheeler Court.......  Ind.-Dist. 1979   100,000     100.0      3   Executive Warehouse, Inc.
1100 Wheeler Way........  Ind.-Dist. 1979    40,915     100.0      1   National Business Services, Inc.
60 Morehall Road........  Ofc.       1989   114,430     100.0      3   Vanguard Group
905 Airport Road........  Ind.-Dist. 1988   128,588     100.0      6   Arco Chemical Company
16 Cabot Boulevard......  Ind.-Dist. 1972   299,192     100.0      1   White Consolidated Industries
1 Country View Road.....  Ofc.       1982    48,900     100.0      1   Systems & Computer Technology
2151 Cabot Boulevard....  Ind.-Dist. 1982   114,760     100.0      1   Schwarz Paper Company
170 S Warner Road.......  Ofc.       1980    87,685      93.8      5   AT&T Resource Management Corp.
190 S Warner Road.......  Ofc.       1980    87,500     100.0      1   Electronic Data Systems Corp.
507 Prudential Road.....  Ind.-Flex  1988   105,500     100.0      1   Prudential Insurance Company
100 Witmer Road.........  Ofc.       1995   139,546     100.0      1   GMAC Mortgage Corporation
3100 Horizon Boulevard..  Ind.-Flex  1995    41,000     100.0      1   Vtel Corporation
3300 Horizon Boulevard..  Ind.-Dist. 1996    92,000     100.0      1   Central National-Gottesman, Inc.
3500 Horizon Boulevard..  Ind.-Flex  1996    65,579     100.0      1   SmithKline Beecham Clinical
200 Chester Field Park-
 way....................  Ofc.       1989    28,919     100.0      3   Waverly, Inc.

                                                       PERCENT
                                                      LEASED AT
                           BUILDING  YEAR   LEASABLE  DEC. 31,  NO. OF
PROJECT NAME                 TYPE    DEVE. SQ. FT.(1)  1996(2)  LEASES           MAJOR TENANT
------------              ---------- ----- ---------- --------- ------           ------------
767 Electronic Drive....  Ind.-Flex  1996     45,000    100.0      1   Diversified Pharmaceutical Svc.
5 Country View Road.....  Ofc.       1985     63,170    100.0      2   HBO & Company of Georgia
3200 Horizon Boulevard..  Ind.-Flex  1996     60,000    100.0      1   Fund/Plan Services, Inc.
111-195 Witmer Road.....  Ofc.       1996     55,354     98.2     15   Kulicke & Soffa Industries, Inc.
2460 General Armistead
 Avenue.................  Ind.-Flex  1985     36,831     93.0      8   Midlantic Distribution Co.
2490 General Armistead
 Avenue.................  Ind.-Flex  1985     20,811     82.7      6   Barefoot Grass Lawn Service
300 Welsh Road..........  Ofc.       1983     23,461    100.0      4   Delta Information Systems Inc.
400 Welsh Road..........  Ofc.       1983     36,723     96.7      5   National Fraud Investigations
440 E. Swedesford Road..  Ofc.       1988     71,368     58.1     11   Affiliated Distributors
460 E. Swedesford Road..  Ofc.       1988     70,205     97.6      7   Johnson-Matthey Investments
2 Walnut Grove Drive....  Ofc.       1989     81,846     74.6     11   Toyota Motor Credit Corp.
200 Gibralter Road......  Ofc.       1990     64,452     93.7     10   Great West Life Assurance
220 Gibralter Road......  Ofc.       1990     63,587    100.0      1   Prudential Insurance Company
240 Gibralter Road......  Ofc.       1990     63,587    100.0      1   Prudential Insurance Company
151 E Warner Road.......  Ofc.       1980     84,066     98.4     11   Paging Network of Philadelphia
931 South Matlack
 Street.................  Ind.-Dist. 1985    139,500    100.0      1   Electronics Boutique, Inc.
14 Lee Boulevard........  Ind.-Flex  1988     89,026     86.9      5   Vanguard Group
500 Chester Field Park-
 way....................  Ofc.       1988     30,815    100.0      2   Becket, Watkins and Associates
300-400 Chester Field
 Parkway................  Ofc.       1988     50,383    100.0      3   Amerisource Corporation
                                           ---------    -----
 Total Southeastern
  Pennsylvania..........                   5,144,416     93.1%
                                           =========    =====
NEW JERSEY/DELAWARE
1805 Underwood Boule-
 vard...................  Ind.-Dist. 1973     14,383    100.0%     1   Uniscore, Inc.
150 Mid-Atlantic Park-
 way....................  Ind.-Dist. 1973     30,873    100.0      1   Reynolds Metals Company
18 Boulden Circle.......  Ind.-Flex  1989     76,000     76.8     10   Custom Computer Services, Inc.
501 Delran Parkway......  Ind.-Dist. 1988     49,500     68.1      2   Gandalf Systems Corporation
600 Delran Parkway......  Ind.-Dist. 1988    119,290    100.0      2   Computer & Comm Info
1607 Imperial Way.......  Ind.-Dist. 1973     80,000    100.0      1   Dunkin' Donuts
1 Boulden Circle........  Ind.-Dist. 1986     43,200    100.0      1   Norel Paper Corporation
31-55 Read's Way........  Ind.-Flex  1986     78,009    100.0      3   Cigna Corporation
3 Boulden Circle........  Ind.-Dist. 1987     60,812    100.0      1   Livingston Healthcare Services
5 Boulden Circle........  Ind.-Dist. 1987    119,653    100.0      1   Brundage Distribution Corp.
601 Delran Parkway......  Ind.-Dist. 1988     57,930    100.0      1   Keymar Warehouse, Inc.
51 Haddonfield Road.....  Ofc.       1986     93,000     89.0     19   Lehigh Press, Inc.
57 Read's Way...........  Ind.-Flex  1985     53,600    100.0      2   Wachovia Bank of Georgia
1370 Imperial Way.......  Ind.-Dist. 1978    179,785    100.0      1   National Distribution Centers
8 Stow Road.............  Ind.-Flex  1988     34,911     84.1      4   AT&T Resource Management Corp.
10 Stow Road............  Ind.-Flex  1988     29,722     68.5      1   Trans World Airlines, Inc.
12 Stow Road............  Ind.-Flex  1988     21,200    100.0      5   Future Electronics Corp.
14 Stow Road............  Ind.-Flex  1988     18,821    100.0      2   Wiltel Communications Sys, Inc.
1300 Metropolitan Ave-
 nue....................  Ind.-Dist. 1972     76,196    100.0      1   Phoenix Display & Packaging
701A Route 73 South.....  Ofc.       1987     97,200     81.2      8   Ohio Casualty Insurance
701C Route 73 South.....  Ofc.       1987     27,813     80.9      4   Prudential Property & Casualty
1008 Astoria Boulevard..  Ind.-Flex  1973     37,400     87.6      6   ACSIS, Inc.
1475 Imperial Way.......  Ind.-Dist. 1976     60,000    100.0      1   Knauf Fiberglass, Inc.
3000 Atrium Way.........  Ofc.       1987    110,115     68.3     11   Atrium Executive Center, Inc.
750 Cardinal Drive......  Ind.-Dist. 1989     81,348    100.0      1   Leslie's Poolmart
11000, 15000, 17000
 Commerce Parkway.......  Ind.-Flex  1985    100,170     97.8      8   PHH Mortgage Services Corp.
12000, 14000 Commerce
 Parkway................  Ind.-Flex  1985     68,000     87.8      6   Simirex, Inc.
16000, 18000 Commerce
 Parkway................  Ind.-Flex  1985     52,000     93.8      7   CSX Intermodal, Inc.
406 Lippincott Drive....  Ofc.       1990     40,000    100.0      5   Travelers Insurance Co
234 High Hill Road......  Ind.-Dist. 1987     60,000    100.0      1   Skyway Freight Systems, Inc.
101 Arlington Boule-
 vard...................  Ind.-Dist. 1996    154,675    100.0      2   Heinz Bakery Products
100 Berkeley Drive......  Ind.-Dist. 1990     67,000    100.0      1   MCR Direct Mail, Inc.
301 Lippincott Drive....  Ofc.       1988     82,482    100.0      4   Fluor Daniel, Inc.
303 Lippincott Drive....  Ofc.       1988     82,541     99.8      4   Fluor Daniel, Inc.
510 Sharptown Road......  Ind.-Dist. 1984     40,156    100.0      1   Day Products, Inc.

                                                       PERCENT
                                                      LEASED AT
                           BUILDING  YEAR   LEASABLE  DEC. 31,  NO. OF
PROJECT NAME                 TYPE    DEVE. SQ. FT.(1)  1996(2)  LEASES           MAJOR TENANT
------------              ---------- ----- ---------- --------- ------           ------------
901 Route 73............  Ofc.       1985     39,434     96.9      4   Teknion, Inc.
1500 Route 73 North.....  Ofc.       1988     62,069     65.6      9   Prudential Securities, Inc.
512 Sharptown Road......  Ind.-Dist. 1984     58,000    100.0      1   Trek Bicycle Corporation
263 Quigley Boulevard...  Ind.-Dist. 1987     43,525     98.5      8   Small Systems Management Corp.
34 Blevins Drive........  Ind.-Flex  1987     50,022    100.0      7   Panelmatic
104 Gaither Drive.......  Ind.-Dist. 1975     45,390    100.0      1   Eptech Corporation
2 Lukens Drive..........  Ind.-Flex  1988     43,175    100.0      3   Ameristar Technologies
                                           ---------    -----
 Total New
  Jersey/Delaware.......                   2,739,400     94.2%
                                           =========    =====
LEHIGH VALLEY
1655 Valley Center Park-
 way....................  Ofc.       1993     28,300     62.3%     1   Allstate Insurance Company
6560 Stonegate Drive....  Ind.-Dist. 1989     80,000    100.0      2   Vitra Seating, Inc.
6370 Hedgewood Drive....  Ind.-Dist. 1990    110,000     69.1      2   ODL, Inc.
6390 Hedgewood Drive....  Ind.-Dist. 1990     69,000    100.0      2   Behr Processing Corporation
1495 Valley Center Park-
 way....................  Ofc.       1990     43,770    100.0      2   Ingersoll-Rand Company
6350 Hedgewood Drive....  Ind.-Dist. 1989    121,000    100.0      2   Organon, Inc.
6330 Hedgewood Drive....  Ind.-Flex  1988     89,700    100.0      7   Submicron Systems, Inc.
1550 Valley Center Park-
 way....................  Ind.-Flex  1988     43,400    100.0      7   Employee Benefit Plans, Inc.
1560 Valley Center Park-
 way....................  Ind.-Flex  1988     51,400    100.0      1   TIG Insurance Company
6580 Snowdrift Road.....  Ind.-Dist. 1988    104,000    100.0      1   Dana Corporation
1510 Valley Center Park-
 way....................  Ind.-Flex  1988     48,208     90.9      6   Visiting Nurses Association
1530 Valley Center Park-
 way....................  Ind.-Flex  1988     46,400    100.0      1   SKF USA, Inc.
6540 Stonegate Drive....  Ind.-Dist. 1988    120,000    100.0      1   SKF USA, Inc.
974 Marcon Boulevard....  Ind.-Flex  1987     39,200     29.3      3   Norwood Industrial Construction
964 Marcon Boulevard....  Ind.-Flex  1985     39,200    100.0      6   Health Spectrum Medical
764 Roble Road..........  Ind.-Flex  1985     21,860    100.0      1   ChemLawn Corp Center
3174 Airport Road.......  Ind.-Flex  1979     42,000     64.3      1   Allentech, Inc.
2196 Avenue C...........  Ind.-Flex  1980     31,140    100.0      1   Lehigh University
2202 Hangar Place.......  Ind.-Flex  1981     66,495    100.0      4   Lofts Seed, Inc.
2201 Hangar Place.......  Ind.-Flex  1981     52,300    100.0      6   Pacesetter Enterprises, Inc.
954 Marcon Boulevard....  Ind.-Dist. 1981     24,000    100.0      1   Merck & Co., Inc.
57 South Commerce Way...  Ind.-Flex  1986     76,400    100.0      7   SKF USA, Inc.
754 Roble Road..........  Ind.-Flex  1986     46,800     79.5      5   Computer Designs, Inc.
894 Marcon Boulevard....  Ind.-Flex  1986     28,800    100.0     10   Spalding Company, Inc.
744 Roble Road..........  Ind.-Flex  1986     46,800     97.7      8   Fluoro-Seal
944 Marcon Boulevard....  Ind.-Flex  1986     38,400    100.0     13   Integrated Solutions, Inc.
1685 Valley Center Park-
 way....................  Ofc.       1996     27,200    100.0      2   General Accident Insurance Co.
6520 Stonegate Drive....  Ind.-Flex  1996     43,200    100.0      5   Submicron Systems Inc.
7437 Industrial Boule-
 vard...................  Ind.-Dist. 1976    191,330    100.0      2   Stuart Medical, Inc.
2041 Avenue C...........  Ind.-Flex  1990     30,400    100.0      3   Dorst America, Inc.
2124 Avenue C...........  Ind.-Dist. 1990     36,000    100.0      1   Graybar Electric Co., Inc.
7339 Industrial Boule-
 vard...................  Ind.-Dist. 1996    215,000     47.9      1   DSC Logistics, Inc.
7384 Penn Drive.........  Ind.-Dist. 1988    112,000    100.0      1   Osram Sylvania, Inc.
7144 Daniels Drive......  Ind.-Dist. 1975    300,312    100.0      2   Simpson Paper Company
7620 Cetronia Road......  Ind.-Dist. 1990    155,060    100.0      3   Lehigh Group
939 Marcon Boulevard....  Ind.-Dist. 1980    315,000    100.0      1   Fieldcrest Cannon Sure Fit, Inc.
100 Brodhead Road.......  Ofc.       1990     47,056     77.1      6   First Valley Bank
1640 Valley Center Park-
 way....................  Ofc.       1996     30,850    100.0      1   Pennsylvania Cellular
83 South Commerce Way...  Ofc.       1989     18,983     72.5      3   Nationwide Insurance
85 South Commerce Way...  Ofc.       1989     21,119    100.0      2   Penn Del Directory Co.
87 South Commerce Way...  Ofc.       1989     22,653    100.0      4   Versyss, Inc.
7248 Industrial Boule-
 vard...................  Ind.-Dist. 1988    497,000     67.5      3   S.D. Warren Company
                                           ---------    -----
 Total Lehigh Valley....                   3,571,736     89.0%
                                           =========    =====
MARYLAND................
180 Admiral Cochrane
 Drive..................  Ofc.       1989    128,236     96.0%     9   Columbia Medical Plan, Inc.
12000,001,040 Indian
 Creek Court............  Ind.-Flex  1986    185,776    100.0      7   Biospherics, Inc.
190 Admiral Cochrane
 Drive..................  Ofc.       1988     72,085     95.5     12   Telespectrum

                                                       PERCENT
                                                      LEASED AT
                           BUILDING  YEAR   LEASABLE  DEC. 31,  NO. OF
PROJECT NAME                 TYPE    DEVE. SQ. FT.(1)  1996(2)  LEASES          MAJOR TENANT
------------              ---------- ----- ---------- --------- ------          ------------
8280 Patuxent Range
 Drive..................  Ind.-Dist. 1978     60,079    100.0      2   Alcore, Inc.
8300 Professional
 Place..................  Ofc.       1978     60,058     97.7      9   TRW, Inc.
8100 Professional
 Place..................  Ofc.       1987     54,613     62.9     11   Ben Dyer Associates, Inc.
8100,8200,8300 Corporate
 Drive..................  Ofc.       1981    119,227     69.9     14   Kaiser-Georgetown Community
7178--7180 Columbia
 Gateway................  Ind.-Flex  1987     88,895     92.4      4   Nationsbank, N.A.
8200--8240 Professional
 Place..................  Ofc.       1979     56,464     56.8     11   F.M.E. Corporation
8400 Corporate Drive....  Ofc.       1984    147,800     23.2      5   Digital Equipment Corp.
8730 Bollman Place......  Ind.-Dist. 1984     98,745    100.0      1   Kraft Foodservice, Inc.
9101,9111,9115 Guilford
 Road...................  Ind.-Flex  1984     51,751     81.1      4   Sienna Biotech, Inc.
9125,9135,9145 Guilford
 Road...................  Ind.-Flex  1983     85,804     63.6      5   Federal Express Corporation
                                           ---------    -----
 Total Maryland.........                   1,209,533     79.2%
                                           =========    =====
VIRGINIA
10 South Third Street...  Ofc.       1930      4,900    100.0%     1   Scribner, Messer, Brady & Wade
1751 Bluehills Drive....  Ind.-Dist. 1991    265,082    100.0      1   Conopco, Inc.
4300 Carolina Avenue....  Ind.-Dist. 1985    218,554    100.0      1   United States of America
301 Hill Carter Park-
 way....................  Ind.-Dist. 1989     80,000    100.0      1   Philip Morris Incorporated
4001 Carolina Avenue....  Ind.-Dist. 1935     35,200     91.8      6   Charles H. Snead, Jr.
5600-5626 Eastport Bou-
 levard.................  Ind.-Flex  1989     71,227     93.2      5   American Honda Motor Co., Inc.
5650-5674 Eastport Bou-
 levard.................  Ind.-Dist. 1990    150,867    100.0      4   Sterilization Services of VA
5700 Eastport Boule-
 vard...................  Ind.-Dist. 1990    100,336    100.0      1   Merisel, Inc.
11020 Hull Street Road..  Ofc.       1987      5,172    100.0      1   Patient First Corporation
3432 Holland Road.......  Ofc.       1989      5,688    100.0      1   Patient First Corporation
3001 Hungary Springs
 Road...................  Ofc.       1984     11,235    100.0      2   Broughton Systems, Inc.
7760 Shrader Road.......  Ofc.       1987     18,247    100.0      2   Signet Bank
7740 Shrader Road.......  Ofc.       1989     10,167     71.5      3   Rector & Visitors of UVA
4880 Cox Road...........  Ofc.       1995     59,948     93.7      2   Saxon Mortgage, Inc.
5162 Valleypointe Park-
 way....................  Ofc.       1993     25,000    100.0      1   United States of America
4101-4127 Carolina Ave-
 nue....................  Ind.-Dist. 1973    126,000    100.0      1   Hamilton Hybar, Inc.
4201-4261 Carolina Ave-
 nue....................  Ind.-Dist. 1975    288,000     99.8      8   Crestar Bank
4263-4299 Carolina Ave-
 nue....................  Ind.-Dist. 1976    180,000    100.0      1   Open Plan Systems, Inc.
4301-4335 Carolina Ave-
 nue....................  Ind.-Dist. 1978    162,000    100.0      1   Stone Container Corporation
4337-4379 Carolina Ave-
 nue....................  Ind.-Dist. 1979    198,000    100.0      2   The Goldberg Company, Inc.
4501-4549 Carolina Ave-
 nue....................  Ind.-Dist. 1981    150,000    100.0      2   Foxmeyer Drug Company
4551-4593 Carolina Ave-
 nue....................  Ind.-Dist. 1982    151,800    100.0      3   A.H. Robins Company, Inc.
4601-4643 Carolina Ave-
 nue....................  Ind.-Dist. 1985    151,800    100.0      2   T.E.U. Incorporated
4545-4583 Carolina Ave-
 nue....................  Ind.-Dist. 1985    120,000    100.0      1   Owens & Minor Medical, Inc.
4447-4491 Carolina Ave-
 nue....................  Ind.-Dist. 1987    158,700    100.0      1   Shelcore, Inc.
4401-4445 Carolina Ave-
 nue....................  Ind.-Dist. 1988    158,700    100.0      2   Media Post Marketing
12 S. Third Street......  Ofc.       1900      5,735    100.0      1   Liberty Property Limited Ptnsp.
9601 Cosner Drive.......  Ind.-Dist. 1995    128,500    100.0      1   Simmons Company
315 Cardiff Valley
 Road...................  Ind.-Dist. 1994    151,200    100.0      1   Caterpillar Inc.
2300 East Parham Road...  Ofc.       1988      5,172    100.0      1   Patient First Corporation
1347 Diamond Springs
 Road...................  Ind.-Dist. 1980     99,260    100.0      2   Nu-Home TV & Furniture, Inc.
5221 Valleypark Drive-
 Bldg A.................  Ind.-Flex  1988     17,007    100.0      1   RBX Holdings, Inc.
5228 Valleypointe Park-
 way-Bldg B.............  Ind.-Flex  1988     14,477     61.4      3   Allen-Bradley Company
5238 Valleypark Drive-
 Bldg C.................  Ind.-Flex  1989     17,062     98.5      6   MCI Telecommunications
5601-5609 Eastport Bou-
 levard.................  Ind.-Dist. 1996    150,000    100.0      2   General Medical Corporation
4717-4729 Eubank Road...  Ind.-Dist. 1978    141,313    100.0      3   Whithall-Robins
4263F Carolina Avenue...  Ind.-Dist. 1975     57,600    100.0      3   Heflebower Transfer & Storage
4200 Oakleys Court......  Ind.-Dist. 1990     80,000    100.0      1   Multiton Mic Corp.
1821 Battery Dantzler
 Road...................  Ind.-Dist. 1990    129,600    100.0      3   Richmond Cold Storage Co.
5000 Cox Road...........  Ind.-Flex  1990     58,367    100.0      6   Patient First Corporation
510 Eastpark Court......  Ind.-Flex  1989     51,874    100.0      5   Power Distribution, Inc.
520 Eastpark Court......  Ind.-Dist. 1989    144,228    100.0      5   Bunzl-Richmond, Inc.
                                           ---------    -----
 Total Virginia.........                   4,158,018     99.5%
                                           =========    =====

                                                       PERCENT
                                                      LEASED AT
                           BUILDING  YEAR   LEASABLE  DEC. 31,  NO. OF
PROJECT NAME                 TYPE    DEVE. SQ. FT.(1)  1996(2)  LEASES             MAJOR TENANT
------------              ---------- ----- ---------- --------- ------             ------------
NORTH CAROLINA
4523 Green Point Drive..  Ind.-Dist. 1988     85,830    100.0%     1   Dry Storage Corporation
4501 Green Point Drive..  Ind.-Dist. 1989     90,049    100.0      4   New Breed Leasing Corporation
4500 Green Point Drive..  Ind.-Dist. 1989     71,040    100.0      6   Corporate Express of the South, Inc.
2427 Penny Road.........  Ind.-Dist. 1990    270,000    100.0      1   Masco Corporation
4524 Green Point Drive..  Ind.-Dist. 1988     74,587     84.4      3   Standard Register Co.
4328, 4336 Federal
 Drive..................  Ind.-Dist. 1995    177,600    100.0      2   United Parcel Service, Inc.
200 Centreport Drive....  Ofc.       1986     47,190    100.0     18   MCI Telecommunications Corp.
4344 Federal Drive......  Ind.-Dist. 1996     92,425    100.0      4   MAC Papers, Inc.
202 Centreport Drive....  Ofc.       1990     62,664     95.0      5   Key Risk Management Services
4000 Piedmont Parkway...  Ofc.       1989     60,383     92.9     20   New Breed Leasing Corporation
                                           ---------    -----
 Total North Carolina...                   1,031,768     98.2%
                                           =========    =====
JACKSONVILLE, FLORIDA
1730 Stebbins Drive.....  Ind.-Dist. 1973     40,000    100.0%     1   Atlas Bag, Inc.
5911-5925 Richard
 Street.................  Ind.-Flex  1977     40,000    100.0      1   Vistakon Div.--Johnson & Johnson
8383-8385 Baycenter
 Road...................  Ind.-Dist. 1973     40,000    100.0      1   Parts House, Inc.
8775 Baypine Road.......  Ofc.       1989     50,000    100.0      1   AT&T Resource Management Corp.
8539 Western Way........  Ind.-Flex  1987     72,030      0.0     --
6255 Lake Grey Boule-
 vard...................  Ind.-Flex  1987     94,174    100.0      7   U.S. Telecom, Inc.--Sprint Serv.
6600-6660 Suemac Place..  Ind.-Dist. 1973    103,404    100.0      5   American Flat Glass
6800-6850 Suemac Place..  Ind.-Dist. 1973     60,000    100.0      1   R&G Sloane Manufacturing Co.
8665, 8667, 8669 Baypine
 Road...................  Ofc.       1987     63,118    100.0      5   Blue Cross and Blue Shield
8540 Baycenter Road.....  Ind.-Flex  1984     30,028    100.0      1   Reichhold Chemicals
1200 Gulf Life Drive....  Ofc.       1984    179,274     92.9     20   Stein Mart, Inc.
8400 Baymeadows Way.....  Ind.-Flex  1987     43,547    100.0      8   Productivity Solutions, Inc.
8614 Baymeadows Way.....  Ofc.       1986     16,000    100.0      1   Allstate Insurance Company
5941-5975 Richard
 Street.................  Ind.-Flex  1978     86,660    100.0      1   Vistakon Div.--Johnson & Johnson
7970 Bayberry Road......  Ind.-Flex  1978     55,000      0.0     --
6000-6030 Bowdendale Av-
 enue...................  Ind.-Flex  1979     83,330     88.0      4   Vistakon Div.--Johnson & Johnson
7898 Baymeadows Way.....  Ofc.       1979     42,149    100.0      2   American Transtech, Inc. (AT&T)
5977-6607 Richard
 Street.................  Ind.-Flex  1980     73,333    100.0      1   Vistakon Div.--Johnson & Johnson
7910 & 7948 Baymeadows
 Way....................  Ofc.       1980     52,505    100.0      3   American Transtech, Inc. (AT&T)
7954 & 7960 Baymeadows
 Way....................  Ofc.       1982     52,608    100.0      2   American Transtech, Inc. (AT&T)
8787 Baypine Road.......  Ofc.       1990    220,000    100.0      1   AT&T Resource Management Corp.
7077 Bonneval Road......  Ofc.       1988    102,942     95.1     26   Florida Windstorm Underwriting
4190 Belfort Road.......  Ofc.       1986    105,664     94.6     24   Enterprise National Bank
8011, 8021, 8031 Phil-
 lips Highway...........  Ofc.       1987     81,962     71.2      9   Southwest Signal Engineering
7020 AC Skinner Park-
 way....................  Ind.-Flex  1996     42,184    100.0      6   Intermedia Communications, Inc.
7022 AC Skinner Park-
 way....................  Ind.-Dist. 1996     88,200    100.0      2   Microtek Medical, Inc.
11777 Central Highway...  Ind.-Dist. 1985     50,000      0.0     --
7016 AC Skinner Park-
 way....................  Ind.-Flex  1996     39,350    100.0      1   Georgia-Pacific Corporation
                                           ---------    -----
 Total Jacksonville,
  Florida...............                   2,007,462     88.3%
                                           =========    =====
TAMPA, FLORIDA
4001, 4051, 4101 Fowler
 Avenue.................  Ind.-Flex  1987    101,198     90.5%    20   Musculoskeletal Institute
5501 Pioneer Park Boule-
 vard...................  Ind.-Dist. 1981     61,416    100.0      5   Premdor Corporation
5502 Pioneer Park Boule-
 vard...................  Ind.-Dist. 1981     48,375    100.0      3   Premdor Corporation
5690-5694 Crenshaw
 Street.................  Ind.-Dist. 1979     87,095    100.0      3   Florida Flooring Products, Inc.
3102, 3104, 3110 Cherry
 Palm Drive.............  Ind.-Flex  1986     74,339    100.0     12   Groundwater Technology, Inc.
8401-8408 Benjamin
 Road...................  Ind.-Flex  1986    127,566     95.4     18   National RX Services, Inc.
3501 Riga Boulevard.....  Ind.-Flex  1987     57,220    100.0      2   Customer Communications Center
111 Kelsey Lane.........  Ind.-Flex  1990     60,200     50.0      1   Westinghouse Electric Corp.
                                           ---------    -----
 Total Tampa, Florida...                     617,409     92.6%
                                           =========    =====

                                                      PERCENT
                                                     LEASED AT
                          BUILDING  YEAR   LEASABLE  DEC. 31,  NO. OF
PROJECT NAME                TYPE    DEVE. SQ. FT.(1)  1996(2)  LEASES          MAJOR TENANT
------------              --------- ----- ---------- --------- ------          ------------
UNITED KINGDOM
50 Gibson Drive.........  Ofc.      1991      18,000   100.0%     1   Genzyme Biochemicals
25 Kings Hill Avenue....  Ofc.      1996      35,000    82.7      2   Charities Aid Foundation
2 Kings Hill Avenue.....  Ind.-Flex 1996      34,600    67.2      2   Broadcast Surveillance Systems
50 Kings Hill Avenue....  Ofc.      1996      50,000   100.0      1   Rhone-Polenc Rorer
                                          ----------   -----
 Total United Kingdom...                     137,600    87.4%
                                          ----------   -----
 TOTAL COMPANY..........                  20,617,342    92.8%
                                          ==========   =====

--------
(1) Based on current net leasable building area. Some buildings have been expanded since their original acquisition or development.
(2) Percent leased is based on rent commencement date.

PROSPECTUS

                [LOGO OF LIBERTY PROPERTY TRUST APPEARS HERE]

                                 $681,520,000

                            LIBERTY PROPERTY TRUST

                     COMMON SHARES OF BENEFICIAL INTEREST
                    PREFERRED SHARES OF BENEFICIAL INTEREST
                               DEPOSITARY SHARES
                                DEBT SECURITIES
                                   WARRANTS
                                  GUARANTIES

                                 $400,000,000

                     LIBERTY PROPERTY LIMITED PARTNERSHIP

                                DEBT SECURITIES
                                  GUARANTIES

  Liberty Property Trust, a Maryland real estate investment trust (the "Trust"), may offer from time to time in one or more series hereunder, together or separately, at prices and on terms to be determined at the time of offering: (a) its debt securities ("Trust Debt Securities"), consisting of debentures, notes and/or other evidences of indebtedness, representing secured or unsecured obligations of the Trust, which may be either senior or subordinated, which may have the benefit of conditional or unconditional guaranties ("Partnership Guaranties") of the Operating Partnership (as defined below) and which may be convertible into or exchangeable for Common Shares (as defined below), Preferred Shares (as defined below) or other Securities (as defined below); (b) its Preferred Shares of Beneficial Interest, $0.001 par value ("Preferred Shares"), which may be issued in the form of depositary shares evidenced by depositary receipts ("Depositary Shares") and which may be convertible into or exchangeable for Common Shares or other Securities; (c) its Common Shares of Beneficial Interest, $0.001 par value ("Common Shares"); and (d) warrants to purchase Trust Debt Securities ("Debt Warrants"), Preferred Shares ("Preferred Shares Warrants") or Common Shares ("Common Shares Warrants"). The Debt Warrants, Preferred Shares Warrants and Common Shares Warrants are herein referred to collectively as "Warrants" and, together with Trust Debt Securities, Trust Guaranties (as defined below), Preferred Shares, Depositary Shares, Common Shares, as "Trust Securities."

  Liberty Property Limited Partnership, a Pennsylvania limited partnership (the "Operating Partnership" and, together with the Trust, the "Company"), may offer from time to time in one or more series hereunder, together or separately, at prices and on terms to be determined at the time of offering, its debt securities ("Partnership Debt Securities"), consisting of debentures, notes and/or other evidences of indebtedness, representing secured or unsecured obligations of the Operating Partnership, which may be either senior or subordinated, which may have the benefit of conditional or unconditional guaranties of the Trust ("Trust Guaranties" and, together with Partnership Guaranties, "Guaranties") and which may be convertible into or exchangeable for Common Shares, Preferred Shares, Trust Debt Securities, units of limited partnership interest ("Units") of the Operating Partnership and other Securities. The Partnership Debt Securities, Partnership Guaranties and Units are herein referred to as "Partnership Securities" and, together with Trust Securities, as "Securities."

  The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement
(the "Prospectus Supplement") which will describe, without limitation and to the extent applicable, terms for such Securities, including: (a) in the case of Trust Debt Securities or Partnership Debt Securities, the specific title, aggregate principal amount, currency, denomination, maturity, priority, rate of interest (which may be fixed or variable), time and place of payment of interest, terms for optional redemption or repayment by the issuer thereof or any holder thereof or for sinking fund payments,
                                                         (cover page continues)
terms for conversion into or exchange for other Securities, if any, including terms of any Securities into or for which they are convertible or exchangeable, the initial public offering price, any securities exchange listings, any special provisions related to denomination in a foreign currency or issuance as medium term notes, original issue discount or other special terms, the designation of the Trustee (as defined below), Security Registrar and Paying Agent (as defined below), and the terms of any applicable Guaranty;
(b) in the case of Preferred Shares, the specific designation and stated value, number of shares or fractional interests therein, any dividend, liquidation preference, redemption, sinking fund, voting or other rights, the terms for conversion into or exchange for other Securities, if any, including terms of any Securities into or for which they are convertible or exchangeable, the initial public offering price and any securities exchange listings; (c) in the case of Depositary Shares, the fraction of a Preferred Share represented by one Depositary Share and terms of the Preferred Shares;
(d) in the case of Common Shares, the aggregate number of shares offered, public offering price and other terms thereof; and (e) in the case of Warrants, to the extent applicable, the duration, offering price, exercise price, terms of the Securities for which they are exercisable, any securities exchange listings and detachability and other terms thereof. The Prospectus Supplement will also contain information, where applicable, with regard to certain U.S. federal income tax, accounting or other considerations relating to the Securities offered thereby.

  The offering price to the public of the Securities to be issued by the Trust and the Operating Partnership will be limited to US $681,520,000 and US $400,000,000, respectively (or the equivalent based on the applicable exchange rate at the time of issue, if Securities offered are denominated in one or more foreign currencies or currency units). The Trust Debt Securities and Partnership Debt Securities may be denominated in United States dollars or, at the option of the issuer thereof, if so specified in the applicable Prospectus Supplement, in one or more foreign currencies or currency units. Such Debt Securities may be issued in registered form or bearer form, or both. If so specified in the applicable Prospectus Supplement, such Debt Securities of a series may be issued in whole or in part in the form of one or more temporary or permanent global securities.

  The Securities may be sold to or through dealers or underwriters, directly to other purchasers or through agents. If an agent of the Trust or the Operating Partnership or a dealer or an underwriter is involved in the sale of the Securities with respect to which this Prospectus is being delivered, such agent's commission or dealer's purchase price or underwriter's discount will be set forth in, or may be calculated from, the Prospectus Supplement. Any underwriters, dealers or agents participating in the offering of Securities may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution" for possible indemnification arrangements for any agents, dealers or underwriters.

  The Securities may be used as all or part of the consideration to be paid by the Trust or the Operating Partnership for the acquisition of non-operating assets, for which financial statements would not be required to be filed with the Securities and Exchange Commission (the "Commission"), or in exchange for units of limited partnership interest of the Operating Partnership. In addition, Common Shares may be offered hereby in exchange for certain debt securities of the Operating Partnership that are exchangeable for such Common Shares. This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

  The Common Shares are traded on the New York Stock Exchange (the "NYSE") under the symbol "LRY." On March 6, 1997, the last reported sale price, as reported on the NYSE Composite Tape, was $25 per Common Share.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR ANY SUPPLEMENT HERETO. ANY REPRESENTATION

                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS MARCH 7, 1997.

                             AVAILABLE INFORMATION

  The Trust and the Operating Partnership are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports and other information with the Commission, including proxy statements in the case of the Trust. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Electronic filings made through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR") are publicly available through the Commission's Web site (http://www.sec.gov). Reports, proxy statements and other information regarding the Trust and the Operating Partnership may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

  The Trust and the Operating Partnership have filed with the Commission a registration statement on Form S-3 (together with any amendments thereto, the "Registration Statement") under the Securities Act with respect to the Securities offered hereby. This Prospectus constitutes a part of such Registration Statement. As permitted by the rules and regulations of the Commission, this Prospectus and the Prospectus Supplement do not contain all of the information set forth in the Registration Statement and the exhibits thereto. Statements contained in this Prospectus, the Prospectus Supplement or in any document incorporated by reference in this Prospectus or the Prospectus Supplement as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance where such contract or document has been filed as an exhibit to the Registration Statement or other document incorporated by reference, reference is made to the copy of such contract or other document, each such statement being qualified in all respects by such reference. The Registration Statement, together with exhibits thereto, may be inspected at the Commission's public reference facilities in Washington, D.C., and copies of all or any part thereof may be obtained from the Commission upon the payment of prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission under the Exchange Act, are hereby incorporated herein by reference as of their respective dates:

  (a) The Annual Report on Form 10-K of the Trust and the Operating Partnership for the fiscal year ended December 31, 1996;

  (b) The Current Reports on Form 8-K of the Trust and the Operating Partnership, filed February 13, 1997 and March 6, 1997; and

  (c) The description of the Common Shares contained in the Registration Statement on Form 8-A filed by the Trust to register such securities under Section 12 of the Exchange Act.

  All documents and reports filed by the Trust or the Operating Partnership pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to termination of the offering described herein shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing of such documents or reports, except as to any portion of any future annual or quarterly report to the holders of securities of the Trust or the Operating Partnership or any proxy or information statement which is not deemed to be filed under such provisions.

  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement, this Prospectus and the Prospectus Supplement to the extent that a statement contained herein, in the Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in the Registration Statement or this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded, except as so modified or superseded, shall not be deemed to constitute a part of this Prospectus or the Prospectus Supplement.

  The Company will provide without charge to each person to whom a copy of this Prospectus or the Prospectus Supplement has been delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests for such copies should be directed to: Investor Relations, Liberty Property Trust, 65 Valley Stream Parkway, Malvern, Pennsylvania 19355; telephone (610) 648-1700.

                                  THE COMPANY

  Liberty Property Trust is one of the largest owners and operators of suburban industrial and office real estate in the United States. The Trust is a self-administered and self-managed Maryland real estate investment trust ("REIT") that was formed to continue and expand the commercial real estate business of Rouse & Associates, a developer and manager of commercial real estate in the Mid-Atlantic and Southeastern states, founded in 1972. The Trust provides leasing, property management, acquisition, development, construction and design management and other related services to a portfolio which, as of December 31, 1996, consisted of 259 industrial and office properties.

  On a consolidated basis, substantially all of the Trust's assets are owned directly or indirectly by, and all of the Trust's operations are conducted directly or indirectly by, Liberty Property Limited Partnership, a Pennsylvania limited partnership. As used herein, unless the context otherwise requires, such partnership, together with its direct and indirect subsidiaries, is referred to as the "Operating Partnership" and the Operating Partnership, together with the Trust (and, where the context requires, the predecessor entity), is referred to as the "Company." The Trust is the sole general partner and also is a limited partner of the Operating Partnership, with a combined equity interest in the Operating Partnership of 90.05% at December 31, 1996.

  The Company's primary objective is to increase funds from operations per share. See "Selected Financial Data" in the Prospectus Supplement for the definition of this term. The strategies for achieving this goal are to deliver outstanding tenant service, emphasize marketing to attract new tenants and enhance the Company's portfolio through the acquisition and development of high quality projects in markets affording opportunities for attractive yields. In pursuing these strategies, the Company seeks to manage its capital structure to fund growth while maintaining the strength of its balance sheet.

  The Company owned 259 properties as of December 31, 1996, including 173 industrial and 86 office properties, which at that date were approximately 92.8% leased to over 800 tenants. As of December 31, 1996, the Company also had 22 properties under development and held 1,012 acres of land for future development.

  The Company's executive offices are located at 65 Valley Stream Parkway, Malvern, Pennsylvania 19355. The telephone number is (610) 648-1700. The Company maintains offices in each of its primary markets.

                                USE OF PROCEEDS

  Unless otherwise provided in the Prospectus Supplement, the net proceeds, if any, from the sale of the Securities offered hereby will be used for general business purposes, including the acquisition of properties or other assets. At the date hereof, no specific material proposed purchases have been identified as probable. The amount of Securities offered from time to time pursuant to this Prospectus and any Prospectus Supplement, and the precise amounts and timing of the application of net proceeds from the sale of such Securities, will depend upon funding requirements of the Company. If the Company elects at the time of an issuance of Securities to make different or more specific use of proceeds than set forth herein, such use will be described in the Prospectus Supplement.

                      RATIOS OF EARNINGS TO FIXED CHARGES

  The ratios of earnings to fixed charges of the Company for the years ended December 31, 1996 and 1995 and for the period from June 23, 1994 to December 31, 1994 were 1.83, 1.65 and 2.04, respectively. The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income (loss) before minority interest and extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, and amortization of deferred financing costs.

  Prior to the completion of the initial public offering of its Common Shares on June 23, 1994, the operations of the Company were conducted through its predecessor, Rouse & Associates and certain of its affiliates (collectively, the "Rouse Group"). In connection with completion of the initial public offering, the Company reorganized the Rouse Group and substantially deleveraged the predecessor's asset base. As a result of these factors, the Company does not consider information relating to the ratio of earnings to fixed charges for the periods prior to the completion of the initial public offering to be meaningful.

                        DESCRIPTION OF DEBT SECURITIES

  The Trust Debt Securities and Partnership Debt Securities (together, "Debt Securities") may each be issued in one or more series under a senior indenture (the "Senior Indenture") or a subordinated indenture (the "Subordinated Indenture" and, together with the Senior Indenture, the "Indenture"), in each case between the Trust or the Operating Partnership and a Trustee (a "Trustee"), which may be the same Trustee, and in the forms that have been filed as exhibits to the Registration Statement, subject to the terms of such amendments or supplements thereto as may be entered into from time to time and filed with the Commission as exhibits to or incorporated by reference in the Registration Statement. The following summaries of certain provisions of the Indentures do not purport to be complete and are subject to, and qualified in their entirety by reference to, all provisions of the Indentures, including the definitions therein of certain terms. Wherever particular sections or defined terms of the Indentures are summarized herein or in a Prospectus Supplement, it is intended that such sections or defined terms (including, unless otherwise indicated herein, definitions of terms capitalized in such summaries) shall be incorporated herein or therein by reference. The following sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered, will be described in the Prospectus Supplement relating to such Debt Securities. The Trust and the Operating Partnership are each referred to as an "Issuer" for purposes of the following summary.

  The Issuer's rights and the rights of its creditors, including the holders of the Debt Securities offered hereby, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors except, subject to certain limitations, to the extent that the Issuer may itself be a creditor with recognized claims against the subsidiary.

GENERAL

  The Indentures do not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provide that Debt Securities may be issued from time to time in one or more series. The Debt Securities will be direct obligations, secured or unsecured, of the Issuer. The Debt Securities issued under the Senior Indenture will rank on a parity with all other unsubordinated indebtedness of the Issuer. The Debt Securities issued under the Subordinated Indenture will be subordinate and junior in right of payment to all Senior Indebtedness of the Issuer, to the extent and in the manner set forth in the Subordinated Indenture. See "Special Terms Relating to Subordinated Debt Securities."

  Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the following terms, to the extent applicable: (a) the title and series of such Debt Securities; (b) any limit on the aggregate principal amount of such Debt Securities; (c) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which such Debt Securities will be issued; (d) the date or dates on which such Debt Securities will mature, or the method or methods, if any, by which such date or dates shall be determined; (e) the rate or rates (which may be fixed or variable) per annum at which such Debt Securities will bear interest, if any, or the method or methods, if any, by which such rate or rates are to be determined; (f) the date or dates from which such interest, if any, on such Debt Securities will accrue or the method or methods, if any, by which such date or dates are to be determined, the dates on which such Interest, if any, will be payable, the date on which payment of such interest, if any, will commence and the Regular Record Dates for such Interest Payment Dates, if any; (g) the dates, if any, on which and the price or prices at which the Debt Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund or purchase fund provisions, be redeemed by the Company, and the other detailed terms and provisions of any such sinking fund or purchase fund; (h) the date, if any, after which and the price or prices at which the Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of the Company or of the holder thereof and the other detailed terms and provisions of such optional redemption; (i) the extent to which any of the Debt Securities will be issuable in temporary or permanent global form and, if so, the identity of the depositary for such global Debt Security, and the manner in which any interest payable on a temporary or permanent global Debt Security will be paid; (j) the denomination or denominations in which such Debt Securities are authorized to be issued; (k) whether any of the Debt Securities will be issued in bearer form and, if so, any limitations on issuance or conversion of such bearer Debt Securities (including exchange for registered Debt Securities of the same series); (l) information with respect to book-entry procedures; (m) whether any of the Debt Securities will be issued as Original Issue Discount Securities; (n) each office or agency where, subject to the terms of the related Indenture, such Debt Securities may be presented for registration of transfer or exchange; (o) the currencies or currency units in which such Debt Securities are issued and in which the principal of, interest on and additional amounts, if any, in respect of such Debt Securities will be payable; (p) whether the amount of payments of principal of, and interest and additional amounts, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on one or more currencies, currency units or composite currencies, commodities, equity indices or other indices) and the manner in which such amounts shall be determined; (q) whether the Issuer or a holder may elect payment of the principal of or interest on such Debt Securities in a currency, currencies, currency unit or units or composite currency or currencies other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of determining the exchange rate between the currency, currencies, currency unit or units, or composite currency or currencies in which such Debt Securities are denominated or stated to be payable and the currency, currencies, currency unit or units or composite currency or currencies in which such Debt Securities are to be so payable; (r) the identity of the Trustee, and if other than the applicable Trustee, the identity of each Security Registrar, Paying Agent and Authenticating Agent and the designation of the initial Exchange Rate Agent, if any; (s) if applicable, the defeasance of certain obligations by the Issuer pertaining to Debt Securities of the series; (t) the person to whom any interest on any registered Debt Security of the series shall be payable, if other than the person in whose name that Debt Security (or one or more predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the person to whom, any interest on any bearer Debt Security of the series shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary global Debt Security on an Interest Payment Date will be paid if other than in the manner provided in the related Indenture; (u) whether and under what circumstances the Issuer will pay additional amounts (the term "interest," as used in this Prospectus, shall include such additional amounts) on such Debt Securities to any holder who is not a United States person (including any modification to the definition of such term as contained in the related Indenture as originally executed) in respect of any tax, assessment or governmental charge and, if so, whether the Issuer will have the option to redeem such Debt Securities rather than pay such additional amounts (and the terms of any such option); (v) any deletions from, modifications of or additions to the Events of Default or covenants of the Issuer with respect to any of such Debt Securities; (w) whether such Debt Securities shall be convertible into or exchangeable for other Securities and, if so, the terms of any such conversion or exchange and the terms of such other Securities; (x) any other terms of the series (which will not be inconsistent with the provisions of the applicable Indenture); and (y) the terms of any guarantees, which may be conditional. The Prospectus Supplement relating to any particular guaranty offered thereby will include any additional terms of such guaranty, including the rank in priority and any covenants applicable to such guaranty.

  Debt Securities may be issued as Original Issue Discount Securities to be sold at a discount below their principal amount, which discount may be substantial. In the event of an acceleration of the maturity of any Original Issue Discount Security, the amount payable to the holder of such Original Issue Discount Security upon such acceleration will be determined in accordance with the applicable Prospectus Supplement, the terms of such Debt Security and the applicable Indenture, but will be an amount less than the amount payable at the maturity of such Original Issue Discount Security. All material federal income tax, accounting and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto.

  Debt Securities may also be issued under the Indentures upon exercise of Debt Warrants. See "Description of Warrants."

REGISTRATION, TRANSFER, PAYMENT AND PAYING AGENT

  Unless otherwise indicated in the applicable Prospectus Supplement, each series of Debt Securities will be issued in registered form only, without coupons. The Indentures, however, provide that the Issuer may also issue Debt Securities in bearer form only, or in both registered and bearer form. Debt Securities issued in bearer form shall have interest coupons attached, unless issued as Original Issue Discount Securities. Debt Securities in bearer form shall not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person (as defined below) other than through offices located outside the United States of certain United States financial institutions. As used herein, "United States person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States, or any estate or trust, the income of which is subject to United States federal income taxation regardless of its source, and "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction. Purchasers of Debt Securities in bearer form will be subject to certification procedures and may be affected by certain limitations under United States tax laws. Such procedures and limitations will be described in the Prospectus Supplement relating to the offering of the Debt Securities in bearer form.

  Unless otherwise indicated in the applicable Prospectus Supplement, Debt Securities will be issued in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer, exchange or conversion of the Debt Securities but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

  Unless otherwise described in the Prospectus Supplement relating thereto, the principal, premium, if any, and interest, if any, of or on the Debt Securities will be payable, transfer of the Debt Securities will be registerable, and, if applicable, any Convertible Debt Securities (as hereinafter defined) will be convertible, at the office or agency of the Issuer maintained for that purpose, as the Issuer may designate from time to time, provided that payments of interest may be made at the option of the Issuer by check mailed to the address appearing in the Security Register of the person in whose name such registered Debt Security is registered at the close of business on the applicable Regular Record Date(s).

  Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of, premium, if any, and interest, if any, on Debt Securities in bearer form will be made payable, subject to any applicable laws and regulations, at such office outside the United States as specified in the Prospectus Supplement and as the Issuer may designate from time to time, at the option of the holder, by check or by transfer to an account maintained by the payee with a bank located outside the United States. Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest and certain additional amounts on Debt Securities in bearer form will be made only against surrender of the coupon relating to the applicable Interest Payment Date. No payment with respect to any Debt Security in bearer form will be made at any office or agency of the Issuer in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States.

GLOBAL DEBT SECURITIES

  The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Debt Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Debt Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing Debt Securities in definitive form represented thereby, a Global Debt Security may not be transferred except as a whole by the Depositary for such Global Debt Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

  The specific terms of the depositary arrangement with respect to a series of Global Debt Securities, and certain limitations and restrictions relating to a series of bearer Global Debt Securities, will be described in the Prospectus Supplement relating to such series.

RESTRICTIVE COVENANTS

  The Indentures do not contain restrictive covenants, but the indenture supplement or amendment entered into at the time of the issuance of any Debt Securities may contain such restrictions on the Issuer and its operations. The applicable Prospectus Supplement will describe any restrictive covenants applicable to the Debt Securities that are issued thereunder.

OUTSTANDING DEBT SECURITIES

  Unless otherwise indicated in the applicable Prospectus Supplement, in determining whether the holders of the requisite principal amount of Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indentures: (a) the portion of the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding for such purposes shall be that portion of the principal amount thereof that could be declared to be due and payable pursuant to the terms of such Original Issue Discount Security as of the date of such determination; (b) the principal amount of any Indexed Security shall be the principal face amount of such Indexed Security determined on the date of its original issuance; and (c) any Debt Security owned by the Issuer or any obligor on such Debt Security or any Affiliate of the Issuer or such other obligor, shall be deemed not to be outstanding.

MODIFICATION AND WAIVER

  The Issuer may amend the Indentures with the written consent of the holders of a majority in principal amount of the respective Debt Securities outstanding thereunder. However, without the consent of each Holder affected, an amendment may not: (a) reduce the amount of Debt Securities whose holders must consent to an amendment; (b) reduce the rate or change the time of payment of interest on any Debt Securities; (c) reduce the principal of or change the fixed maturity of Debt Securities; (d) make any Debt Securities payable in money other than that stated in the definitive notes representing such Debt Securities; (e) change the provisions of the respective Indenture regarding the right of a majority of the Holders to waive defaults under such Indenture or impair the right of any Holder to institute suit for the enforcement of any payment of principal and interest on the Debt Securities on and after their respective due dates; (f) make any change that adversely affects the right to convert or exchange any Convertible Debt Securities; or
(g) make any change to the provisions of the respective Indenture regarding subordination and seniority of the Debt Securities that adversely affects the rights of any Holders.

SPECIAL TERMS RELATING TO SUBORDINATED DEBT SECURITIES

  Upon any distribution of assets of the Issuer resulting from any dissolution, winding up, liquidation or reorganization, payments on Subordinated Debt Securities are to be subordinated, to the extent provided in the Subordinated Indenture, in right of payment to the prior payment in full of all Senior Indebtedness, but the obligation of the Issuer to make payments on the Subordinated Debt Securities will not otherwise be affected. No payment on Subordinated Debt Securities may be made at any time when there is a default in the payment of any principal, premium, interest, Additional Amounts or sinking fund of or on any Senior Indebtedness. Holders of Subordinated Debt Securities will be subrogated to the rights of holders of Senior Indebtedness to the extent of payments made on Senior Indebtedness upon any distribution of assets in any such proceedings out of the distributive shares of Subordinated Debt Securities. By reason of such subordination, in the event of a distribution of assets upon insolvency, certain creditors of the Issuer may recover more, ratably, than holders of Subordinated Debt Securities.

  The Prospectus Supplement relating to any Subordinated Debt Securities will set forth the aggregate amount of Senior Indebtedness outstanding as of the most recent date practicable and any limitations on the issuance of additional Senior Indebtedness. As of the date of this Prospectus, there is no limitation on the amount of Senior Indebtedness that may be issued by the Trust or the Operating Partnership.

CONVERSION OR EXCHANGE

  The holders of Debt Securities of a specified series that are convertible into or exchangeable for other Securities ("Convertible Debt Securities") will be entitled at certain times specified in the Prospectus Supplement relating to such Convertible Debt Securities, subject to prior redemption, exchange, repayment or repurchase, to convert or exchange any Convertible Debt Securities of such series into such other Securities, at the conversion price set forth in such Prospectus Supplement, subject to adjustment and to such other terms as are set forth in such Prospectus Supplement. Any such conversion or exchange of Convertible Debt Securities will be further subject to the applicable terms and conditions set forth in the Indentures, as supplemented or amended from time to time.

                        DESCRIPTION OF PREFERRED SHARES

GENERAL

  The rights, preferences, privileges and restrictions of the Preferred Shares in respect of which this Prospectus is delivered shall be described in the Prospectus Supplement relating to such Preferred Shares. Among the terms of the Preferred Shares which may be specified in the related Prospectus Supplement are the following: (a) the annual dividend rate, if any, or the means by which such dividend rate may be calculated (including without limitation the possibility that the rate of such dividends may bear an inverse relationship to some index or standard) and the date or dates from which such dividends shall accrue and the date or dates on which such dividends shall be paid and whether such dividends shall be cumulative; (b) the price at which and the terms and conditions on which the shares of such series of Preferred Shares may be redeemed, including the period of time during which such shares may be redeemed, any premium to be paid over and above the par value of such Preferred Shares, whether and to what extent accumulated dividends on such Preferred Shares will be paid upon the redemption of such shares; (c) the liquidation preference, if any, over and above the par value of such Preferred Shares and whether and to what extent the holders of such shares shall be entitled to accumulated dividends in the event of the voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company; (d) whether the Preferred Shares shall be subject to the operation of a retirement or sinking fund and, if so, a description of the operation of such retirement or sinking fund; (e) the terms and conditions, if any, on which the Preferred Shares may be convertible into, or exchangeable for, shares of any other class or classes of equity interests in the Trust, including the price or rate of conversion or exchange and the method for effecting such conversion or exchange, provided that no Preferred Shares will be convertible into shares of a class that has superior rights or preferences as to dividends or distribution of assets of the Company upon the voluntary or involuntary dissolution or liquidation of the Company; (f) a description of the voting rights, if any, of the Preferred Shares; and (g) other preferences, rights, qualifications or restrictions or material terms of such Preferred Shares.

  The description of the foregoing provisions of the Preferred Shares as set forth in the related Prospectus Supplement is only a summary, does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the definitive Certificate of Amendment to the Trust's Declaration of Trust relating to such series of Preferred Shares. In connection with any offering of Preferred Shares, such Certificate of Amendment will be filed with the Commission as an exhibit to or incorporated by reference in the Registration Statement.

DEPOSITARY SHARES

  The Trust may, at its option, elect to offer fractional Preferred Shares, rather than full Preferred Shares. In the event such option is exercised, the Trust will issue receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to the Preferred Shares) of a share of such Preferred Shares.

  The Preferred Shares represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between the Trust and a bank or trust company selected by the Trust having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary Shares Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a Preferred Share represented by such Depositary Share, to all the rights and preferences of the Preferred Share, represented thereby (including dividend, voting, redemption, conversion and liquidation rights).

  The above description of the Depositary Shares is only a summary, is not complete and is subject to, and is qualified in its entirety by, the description in the related Prospectus Supplement and the provisions of the Deposit Agreement (which will contain the form of Depositary Receipt), a copy of which will be filed with the Commission as an exhibit to or incorporated by reference in the Registration Statement.

                            DESCRIPTION OF WARRANTS

  The Trust may issue separately, or together with any Debt Securities or Preferred or Common Shares offered by any Prospectus Supplement, Warrants for the purchase of other Debt Securities or Preferred or Common Shares (collectively, "Warrants"). The Warrants may be issued under warrant agreements (each, a "Warrant Agreement") to be entered into between the Trust and a bank or trust company, as warrant agent (the "Warrant Agent"), or may be represented by certificates evidencing the Warrants (the "Warrant Certificates"), all as set forth in the Prospectus Supplement relating to the particular series of Warrants. The following summaries of certain provisions of the Warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of any related Warrant Agreement and Warrant Certificate, respectively, including the definitions therein of certain terms. Wherever defined terms of the Warrant Agreement are summarized herein or in a Prospectus Supplement, it is intended that such defined terms shall be incorporated herein or therein by reference. In connection with any offering of Warrants, any such Warrant Agreement or a form of any such Warrant Certificate will be filed with the Commission as an exhibit to or incorporated by reference in the Registration Statement.

GENERAL

  The Prospectus Supplement relating to the particular series of Warrants offered thereby will describe the terms of the offered Warrants, any related Warrant Agreement and Warrant Certificate, including the following, to the extent applicable: (a) if the Warrants are offered for separate consideration, the offering price and the currency for which Warrants may be purchased; (b) if applicable, the designation, aggregate principal amount, purchase price, currency and terms of the series of Debt Securities purchasable upon exercise of the offered Debt Warrants; (c) if applicable, the designation, number, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the Preferred Shares purchasable upon exercise of Preferred Shares Warrants and the price at which such number of Preferred Shares may be purchased upon such exercise; (d) if applicable, the number of shares of Common Shares purchasable upon exercise of Common Shares Warrants and the price at which such number of Common Shares may be purchased upon such exercise; (e) the date, if any, on and after which the offered Warrants and the related Debt Securities and/or Preferred Shares and/or Common Shares will be separately transferable; (f) the date on which the right to exercise the offered Warrants shall commence and the date on which such right shall expire ("Expiration Date"); (g) a discussion of the specific U.S. federal income tax, accounting and other considerations applicable to the Warrants or to any Securities (including Original Issue Discount Debt Securities) purchasable upon the exercise of such Warrants; (h) whether the offered Warrants represented by Warrant Certificates will be issued in registered or bearer form, and if registered, where they may be transferred and registered; (i) any applicable anti-dilution provisions; (j) any applicable redemption or call provisions; (k) any applicable book entry provisions; and (l) any other terms of the offered Warrants.

  Warrant Certificates will be exchangeable on the terms specified in the related Prospectus Supplement for new Warrant Certificates of different denominations and Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement relating thereto. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Debt Securities or Preferred Shares or Common Shares purchasable upon such exercise, including the right in the case of Debt Warrants to payments of principal of or any premium or interest, if any, on the Debt Securities purchasable upon such exercise, or to enforce covenants in the applicable Indenture, and in the case of Preferred Shares Warrants and Common Shares Warrants, the right to receive payments of dividends or distributions of any kind, if any, on the Preferred Shares or Common Shares, respectively, purchasable upon exercise or to exercise any applicable right to vote.

EXERCISE OF WARRANTS

  Each Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or such number of Preferred Shares or Common Shares, as the case may be, at such exercise price as shall in each case be set forth in, or be determinable from, the Prospectus Supplement relating to such Warrant, by payment of such exercise price in full in the currency and in the manner specified in such Prospectus Supplement. Warrants may be exercised at any time up to the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Trust); unexercised Warrants will become null and void.

  Upon receipt at the corporate trust office of the Warrant Agent or any other office indicated in the related Prospectus Supplement of (a) payment of the exercise price and (b) the Warrant Certificate properly completed and duly executed, the Trust will, as soon as practicable, forward the Debt Securities or Preferred Shares or Common Shares purchasable upon such exercise to the holder of such Warrant. If less than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining number of Warrants.

                       FEDERAL INCOME TAX CONSIDERATIONS
            WITH RESPECT TO THE TRUST AND THE OPERATING PARTNERSHIP

  The following summary of the material federal income tax considerations with respect to the Trust and the Operating Partnership regarding the offering of Securities is based on current law, is for general information only and is not tax advice. The tax treatment of a holder of any of the Securities will vary depending on the terms of the specific Securities acquired or held by such holder as well as such holder's particular situation, and this summary does not attempt to address any aspects of federal income taxation relating to holders of the Securities. Certain federal income tax consideration relevant to holders of Securities will be provided on the applicable Prospectus Supplement relating thereto.

  EACH PROSPECTIVE PURCHASER OF SECURITIES IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF THE SECURITIES AND OF THE TRUST'S ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE TRUST

  The Trust believes that, commencing with the Trust's taxable year ended December 31, 1994, the Trust has been organized and operated in such a manner as to qualify as a REIT under Sections 856 through 860 of the Code. The Trust intends to continue to operate in such a manner as to qualify for taxation as a REIT in the future, but no assurance can be given that it has or will remain qualified.

  The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the Code sections that govern the federal income taxation of a REIT. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

  Wolf, Block, Schorr and Solis-Cohen has opined that, commencing with the Trust's taxable year ended December 31, 1994, the Trust has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for future taxable periods. It must be emphasized that the opinion of Wolf, Block, Schorr and Solis-Cohen is based on certain assumptions and representations made by the Trust and the Operating Partnership as to factual matters. Moreover, such qualification and taxation as a REIT depend upon the Trust's future ability to meet, through actual annual operating results, certain distribution levels, the diversity of stock ownership requirements and the various other qualification tests imposed under the Code discussed below, the results of which may not be reviewed by Wolf, Block, Schorr and Solis-Cohen. Accordingly, no assurance can be given that the actual results of the Trust's operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of failure to qualify as a REIT, see "--Failure to Qualify."

  As a REIT, the Trust generally is not subject to federal corporate income taxes on its net income that it currently distributes to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investment in a corporation. However, the Trust will be subject to federal income tax as follows. First, the Trust will be taxed at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains. Second, under certain circumstances, the Trust may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Trust has (i) net income from the sale or other disposition of "foreclosure property" (generally property acquired by a REIT upon the default by a debtor with respect to indebtedness secured by the property or upon the default by a lessee where the REIT was the lessor) which is held primarily for sale to customers in the ordinary course of business or
(ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate tax rate on such income. Fourth, if the Trust has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the Trust should fail to satisfy the 75% gross income test or the 95% gross income test (discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Trust fails the 75% test or the 95% test in the taxable year, multiplied by a fraction generally intended to reflect the Trust's profitability. Sixth, if the Trust should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Trust would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Trust acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in the Trust's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Trust recognizes gain on the disposition of such asset during the 10-year period following acquisition of the asset, then, pursuant to guidelines issued by the Internal Revenue Service (the "IRS"), to the extent of the "built-in gain," the excess of the fair market value of the asset on the date acquired over its adjusted tax basis at that date, such gain will be subject to tax at the highest regular corporate rate. The result described above with respect to the recognition of built-in gain assumes the Trust is eligible to make, and makes, an election pursuant to IRS Notice 88-19.

REQUIREMENTS FOR QUALIFICATION

  The Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons;
(6) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities as "individuals" for these purposes); and (7) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made by the Trust to be taxed as a REIT. For purposes of determining stock ownership under the rule limiting ownership by five or fewer individuals, REIT shares held by a pension fund generally are treated as held proportionately by its beneficiaries.

  The Trust has satisfied conditions (5) and (6) above. In making the "five or fewer individual" determination, if treating interests in the Operating Partnership that can be converted into shares of the Trust as converted into outstanding shares would cause the Trust to fail that test, the interests are deemed to have been converted. In addition, the Trust's Declaration of Trust provides for restrictions regarding transfer of its shares, in order to assist the Trust in continuing to satisfy the share ownership requirements described in (5) and (6) above. Such transfer restrictions are included in the Trust's Registration Statement on Form 8-A, which is incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

  Code Section 856(i) provides that a corporation which is a "qualified REIT subsidiary" is not to be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified

REIT subsidiary" are treated as assets, liabilities, and such items (as the case may be) of the REIT. A qualified REIT subsidiary is a corporation 100% of the stock of which is held by the REIT at all times during the existence of the corporation. Thus, in applying the requirements described herein, the Trust's "qualified REIT subsidiaries" are ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiaries will be treated as assets, liabilities and items of the Trust.

  In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests described below. The Trust's proportionate share of the assets, liabilities and items of income of the Operating Partnership and the other partnerships through which the Trust's properties are owned (the "Property Partnerships") will be treated as assets, liabilities and items of income of the Trust for purposes of applying the requirements described herein. The references to the gross income or assets of the Trust, as discussed immediately below in "Income Tests" and "Assets Tests," include the Trust's proportionate share of the gross income or assets, as the case may be, of the Operating Partnership and the Property Partnerships.

INCOME TESTS

  For the Trust to maintain its qualification as a REIT, the Trust must satisfy three separate tests based on the nature of the underlying gross income. These requirements must be satisfied annually. First, at least 75% of the Trust's gross income (excluding gross income from prohibited transactions) for each taxable year must consist of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or certain types of "qualified temporary investment income." Second, at least 95% of the Trust's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, and from dividends, other types of interest, and gain from the sale or disposition of stock or securities or from any combination of the foregoing. Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Trust's gross income (including gross income from prohibited transactions) for each taxable year.

  Rents received by the Trust will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above provided that several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally is not excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Special rules apply where the tenant is a sublessor with respect to property which permits a REIT to receive rent determined by reference to the income or profits of the tenant in some cases. Second, the Code provides that rents received from a tenant do not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or a direct or indirect owner of 10% or more of the REIT, directly or constructively, owns 10% or more of such tenant (a "Related Party Tenant"). Although the Trust may lease portions of its properties to tenants that may constitute Related Party Tenants, the Trust does not believe that the rents attributable to such leases would cause the Trust to fail to satisfy the 75% or 95% gross income tests. Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, the portion of rent attributable to such personal property will not qualify as "rents from real property." The Trust does not anticipate that the rent attributable to the personal property leased in connection with the real property will be greater than 15% of the total rent received under the lease or, if it was as to any particular lease or group of leases, that the rent attributable to the personal property would cause the Trust to fail to satisfy the 75% or 95% gross income tests. Finally, in order for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor that is adequately compensated and from whom the REIT derives no revenue; provided, however, that the Trust may directly perform services "usually and customarily" rendered in connection with the rental of space for occupancy only and that are not otherwise considered "rendered to the occupant" of the property. The Trust has represented that it does not and will not knowingly (i) charge rent for any property that is based in whole or in part on the income or profits of any person or (ii) directly perform services considered to be rendered to the occupant of property.

  The Trust is a self-managed REIT; i.e., the Operating Partnership performs all of the management and leasing functions with respect to the properties it owns; provided that the services called for do not cause the rents received with respect to those leases to fail to qualify as "rents from real property." To the extent that the services provided are not "usual and customary" under the foregoing rules, the Trust will employ a qualifying independent contractor to render the services. The Trust may provide property management and leasing services to third parties and will provide services to an affiliated entity for a fee. Although such income will not be qualifying income under the 75% and 95% gross income tests, the Trust does not expect that the revenue derived from such services would cause it to fail to qualify as a REIT.

  For purposes of the gross income test, the term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

  Any gross income derived from a prohibited transaction is taken into account in applying the 30% income test necessary to maintain the Trust's qualification as a REIT (and the net income from that transaction is subject to a 100% tax). The Operating Partnership and the Trust believe that no asset owned by the Operating Partnership, the Property Partnerships or the Trust is inventory property or property held for sale to customers or in the ordinary course of business of the Operating Partnership, the relevant Property Partnerships or the Trust. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property. The Trust, the Operating Partnership and the Property Partnerships will attempt to comply with the terms of safe-harbor provisions in the Code prescribing when asset sales will not be characterized as prohibited transactions. Complete assurance cannot be given, however, that the Trust can comply with the safe-harbor provisions of the Code or avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of business." Assets owned by Liberty Development may constitute property held for sale, although the Trust owns an interest solely as a shareholder in such entity.

  Generally, the failure to satisfy either or both of the 75% and 95% gross income tests will cause the REIT status of the Trust to terminate with the taxable year in which the failure occurs. Relief from the adverse consequences of such failure is available if the Trust's failure to meet such tests was due to reasonable cause and not willful neglect, the Trust attaches a schedule of the nature and the sources of its gross income to its income tax return, and any incorrect information set forth on the schedule is not due to fraud with intent to evade tax. It is not possible to state whether, in all circumstances, the Trust would be entitled to the benefit of these relief provisions. As discussed above in "Taxation of the Trust," even if these relief provisions apply, a tax would be imposed with respect to the excess of 75% or 95% of the Trust's gross income over the Trust's qualifying income in the relevant category, whichever is greater. This statutory relief is available only for failures to satisfy the 75% and 95% gross income tests and no such relief is available for a failure to satisfy the 30% gross income test. In such case, the Trust would cease to qualify as a REIT.

ASSET TESTS

  The Trust, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Trust's total assets must be represented by real estate assets (including (i) its allocable share of real estate assets held by partnerships in which the Trust owns an interest or held by "qualified REIT subsidiaries" of the Trust and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Trust), cash, cash items and governmental securities. Second, not more than 25% of the Trust's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Trust may not exceed 5% of the value of the Trust's total assets and the Trust may not own more than 10% of any one issuer's outstanding voting securities (excluding the stock of a qualified REIT subsidiary, of which the REIT is required to own all of the stock, or of another real estate investment trust).

  The Operating Partnership owns 8.0% of the voting common stock and 100% of the non-voting common stock of Liberty Development. By virtue of its ownership of partnership interests in the Operating Partnership, the Trust owns its pro rata share of the common stock of Liberty Development. The Operating Partnership does not own more than 10% of the voting securities of Liberty Development and, therefore, the Trust will not own more than 10% of the voting securities of Liberty Development. The IRS could contend that the Trust, through its interest in the Operating Partnership, should be viewed as owning more than 10% of the voting securities of Liberty Development because of its substantial economic position in Liberty Development and the close business relationship between the two entities. If such contention were sustained, the Trust would not qualify as a REIT. The Operating Partnership does not possess the requisite power to elect or designate a member of the Board of Directors of Liberty Development, and there is no understanding or arrangement permitting the Trust to exercise voting power or control over the voting common stock of Liberty Development not owned by it. Accordingly, Wolf, Block, Schorr and Solis-Cohen and the Trust do not believe that the Trust will be viewed as owning in excess of 10% of the voting securities of Liberty Development.

  Based on its analysis of the estimated value of the securities of the subsidiaries to be owned by the Operating Partnership relative to the estimated value of the other assets to be owned by the Operating Partnership, the Trust has determined that its pro rata share of the securities of Liberty Development held by the Operating Partnership does not exceed 5% of the total value of the Trust's assets. No independent appraisals will be obtained to support this conclusion and Wolf, Block, Schorr and Solis-Cohen, in rendering its opinion as to the qualification of the Trust as a REIT, is relying solely on the representations of the Trust regarding the value of Liberty Development. The 5%-of-value requirement must be satisfied each time the Trust increases its ownership of securities of Liberty Development (including as a result of increasing its interest in the Operating Partnership as its limited partners exercise their conversion rights). Although the Trust plans to take steps to insure that it satisfies the 5% value test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in the Operating Partnership's overall interest in Liberty Development.

  After initially meeting the asset tests at the close of any quarter, the Trust will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of any quarter as may be required to cure any non-compliance.

ANNUAL DISTRIBUTION REQUIREMENTS

  The Trust, to qualify as a REIT is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of (i) 95% of the "REIT taxable income" of the Trust (computed without regard to the dividends paid deduction and the Trust's net capital gain) and (ii) 95% of the net taxable income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Trust timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent the Trust does not distribute all of the net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amount at the regular corporate tax rates applicable to such income. Furthermore, if the Trust should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Trust would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

  The Trust has made, and intends to make, timely distributions to its shareholders in amounts sufficient to satisfy the annual distribution requirements. The Operating Partnership, as the general partner of each Property Partnership, is authorized under the various partnership agreements to cause distributions to be made to their respective partners of all available cash to permit the Trust to meet the annual distribution requirement. It is possible that, from time to time, the Trust may experience timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at REIT taxable income. Further, it is possible that, from time to time, the Trust may be allocated a share of net capital gain attributable to the sale of depreciated property which exceeds its allocable share of cash attributable to that sale. In such cases, the Trust may have less cash available for distribution than is necessary to meet the annual 95% distribution requirement or to avoid tax with respect to capital gain or the excise tax imposed on certain undistributed income. To meet the 95% distribution requirement necessary to qualify as a real estate investment trust or to avoid tax with respect to capital gain or the excise tax imposed on certain undistributed income, the Trust may find it appropriate to arrange for short-term (or possibly long-term) borrowings or to pay distributions in the form of taxable stock dividends. Any such borrowings for the purpose of making distributions to shareholders of the Trust are required to be arranged through the Operating Partnership.

  Under certain circumstances, the Trust may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Trust's deduction for dividends paid for the earlier year. Thus, the Trust may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Trust will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

  Pursuant to applicable Treasury Regulations, in order to qualify as a REIT, the Trust must maintain certain records and timely request certain information from its shareholders designed to disclose the actual ownership of its stock. The Trust believes it has complied, and intends to continue to comply, with such requirements.

FAILURE TO QUALIFY

  If the Trust fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Trust would be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders of the Trust in any year in which the Trust failed to qualify would not be deductible by the Trust nor would there be a requirement to make distributions. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders of the Trust would be taxable as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Trust would also be disqualified from taxation as a REIT for the four taxable years following the year in which qualification was lost. It is not possible to state whether in all circumstances the Trust would be entitled to such statutory relief.

OTHER TAX CONSIDERATIONS

  The Trust may be subject to state or local taxation in various state or local jurisdictions, including those in which it transacts business. The state and local tax treatment of the Trust may not conform to the federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Trust.

  To the extent that the Trust engages in real estate development activities in foreign countries or invests in real estate located in foreign countries, the Trust's profits from such activities or investments will generally be subject to tax in the countries where such activities are conducted or such properties are located. The precise nature and amount of such taxation will depend on the laws of the countries where the activities are conducted or the properties are located. Although the Trust will attempt to minimize the amount of such foreign taxation, there can be no assurance as to whether or the extent to which measures taken to minimize such taxes will be successful. If the Trust satisfies the annual distribution requirements for qualification as a REIT and is, therefore, not subject to federal corporate income tax on that portion of its ordinary income and capital gain that is currently distributed to its shareholders, the Trust will generally not be able to recover the cost of any foreign tax imposed on such profits from its foreign activities or investments by claiming foreign tax credits against its federal income tax liability on such profits. Moreover, the Trust will not be able to pass foreign tax credits through to its shareholders. As a result, to the extent that the Trust is required to pay taxes in foreign countries, the cash available for distribution to its shareholders will be reduced accordingly.

  The Operating Partnership will receive fees from an affiliated entity as consideration for services that the Operating Partnership will provide to such entity in connection with the development and management of the Kings Hill project in the United Kingdom ("U.K."). The amount of this fee income will not be qualifying income for purposes of the 75% or 95% gross income tests, although the Trust does not expect that the revenue derived from such services would cause it to fail the 75% or 95% gross income tests. The Trust may be subject to Corporation Tax in the U.K. at the rate of 33% on its share of such fee income if the Trust is deemed to have a branch or agency in the U.K. as a result of services that may be performed for such entity in the U.K. In addition, rental income received by the Trust with respect to leases of real property in the U.K. will be subject to U.K. withholding tax at the rate of 25%. It is possible that such rental income (together with any gain arising from the sale or other disposition of such properties) could instead be subject to Corporation Tax in the U.K. at the rate of 33% if the U.K. Inland Revenue did not regard the Trust as holding the properties for purposes of long term investment or if such income or gain were deemed attributable to a branch or agency of the Trust in the U.K. Such U.K. taxes will reduce the amount of cash available for distribution by the Trust to its shareholders out of such income.

TAX ASPECTS OF THE TRUST'S INVESTMENTS IN PARTNERSHIPS

  The following discussion summarizes certain federal income tax considerations applicable solely to the Trust's investment in the Operating Partnership and the Property Partnerships (collectively, the "Partnerships").

CLASSIFICATION AS A PARTNERSHIP

  The Trust will be required to include in its income its distributive share of the Operating Partnership's income and to deduct its distributive share of the Operating Partnership's losses, and the Trust and the Operating Partnership will be required to include in computing their income their respective distributive shares of the income and losses of the Property Partnerships only if the Operating Partnership and each of the Property Partnerships is classified, for federal income tax purposes, as a partnership rather than as an association taxable as a corporation.

  For taxable periods prior to January 1, 1997, an organization formed as a partnership was treated as a partnership rather than as a corporation for federal income tax purposes only if it possessed no more than two of the four corporate characteristics that the Treasury Regulations used to distinguish a partnership from a corporation. These four characteristics were continuity of life, centralization of management, limited liability, and free transferability of interests. Although neither the Operating Partnership nor the Property Partnerships requested a ruling from the IRS that they would be classified as partnerships for Federal income tax purposes, rather than as associations taxable as corporations, Wolf, Block, Schorr and Solis-Cohen had opined that, based on the provisions of the respective Partnership Agreements of the Operating Partnership and each Property Partnership, and certain factual assumptions and representations as to each of them, the Operating Partnership and each Property Partnership will be treated as partnerships for federal income tax purposes and not as associations taxable as corporations. Effective January 1, 1997, newly promulgated Treasury Regulations eliminated the four-factor test described above and, instead, permit partnerships and other non-corporate entities to be taxed as partnerships for federal income tax purposes without regard to the number of corporate characteristics possessed by such entity. Under those Regulations, both the Operating Partnership and each of the Property Partnerships will be classified as partnerships for federal income tax purposes unless an affirmative election is made by the entity to be taxed as a corporation. The Trust has represented that no such election has been made, or is anticipated to be made, on behalf of the Operating Partnership or any of the Property Partnerships. Under a special transitional rule in the Regulations, the IRS will not challenge the classification of an existing entity such as the Operating Partnership or a Property Partnership for periods prior to January 1, 1997 if: (i) the entity has a "reasonable basis" for its classification; (ii) the entity and each of its members recognized the federal income tax consequences of any change in classification of the entity made within the 60 months prior to January 1, 1997; and (iii) neither the entity nor any of its members had been notified in writing on or before May 8, 1996 that its classification was under examination by the IRS. Neither the Partnership nor any of the Property Partnerships changed their classification within the 60-month period preceding May 8, 1996, nor was any one of them notified that their classification as a partnership for federal income tax purposes was under examination by the IRS. Therefore, in reliance on the opinion previously rendered by Wolf, Block, Schorr and Solis-Cohen, the Operating Partnership and each of the Property Partnerships should continue to be taxed as partnerships for federal tax purposes.

  If for any reason the Operating Partnership or a Property Partnership were taxable as a corporation rather than as a partnership for federal income tax purposes, the Trust would not be able to satisfy the income and asset requirements for status as a REIT. In addition, any change in the Operating Partnership's status or that of a Property Partnership for tax purposes might be treated as a taxable event, in which case the Trust might incur a tax liability without any related cash distribution. See "--Taxation of the Trust," above. Further, items of income and deduction for the Operating Partnership or a Property Partnership would not pass through to the respective partners, and the partners would be treated as stockholders for tax purposes. Each Partnership would be required to pay income tax at regular corporate tax rates on its net income and distributions to partners would constitute dividends that would not be deductible in computing the Partnership's taxable income.

INCOME TAXATION OF THE PARTNERSHIPS

 Partners, Not the Operating Partnership or Property Partnerships, Subject to
Tax

  A partnership is not a taxable entity for federal income tax purposes. Rather, the Trust will be required to take into account its allocable share of the income, gains, losses, deductions and credits of each of the Operating Partnership and the Property Partnerships for any taxable year of such Partnerships ending within or with the taxable year of the Trust, without regard to whether the Trust has received or will receive any cash distributions. The same will be true for the Operating Partnership with respect to its allocable share of the income, gains, losses, deductions and credits of each of the Property Partnerships.

 Partnership Allocations

  Although a partnership agreement generally will determine the allocation of income and losses among partners, the allocations provided in the partnership agreement will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

  If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss of each of the Operating Partnership and the Property Partnerships are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

 Tax Allocations With Respect to Pre-Contribution Gain

  Pursuant to Section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with the unrealized gain associated with the property at the time of the contribution. The amount of such unrealized gain is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (the "Book-Tax Difference"). In general, the fair market value of the properties owned (directly or indirectly) by the Trust and interests in Property Partnerships contributed to the Operating Partnership has been substantially in excess of their respective adjusted tax bases. The Partnership Agreements of each of the Operating Partnership and the Property Partnerships require that allocations attributable to each item of contributed property be made so as to allocate the tax depreciation available with respect to such property first to the partners other than the partner that contributed the property, to the extent of, and in proportion to, their book depreciation, and then, if any tax depreciation remains, to the partner that contributed the property. Upon the disposition of any item of contributed property, any gain attributable to the "built-in" gain of the property at the time of contribution would be allocated for tax purposes to the contributing partner. These allocations are intended to be consistent with the Treasury Regulations under Section 704(c) of the Code.

  In general, participants in the formation of the Trust (and the Partnerships) have been allocated disproportionately lower amounts of depreciation deductions for tax purposes relative to their percentage interests in the Operating Partnership, and disproportionately greater shares relative to their percentage interests in the Operating Partnership of the gain on the sale by the Partnerships of one or more of the contributed properties. These tax allocations will tend to reduce or eliminate the Book-Tax Difference over the life of the Partnerships. Because the Partnership Agreements of the Partnerships adopt the "traditional method" in obtaining items allocable under Section 704(c) of the Code, the amounts of the special allocations of depreciation and gain under the special allocation rules of
Section 704(c) of the Code may be limited by the so-called "ceiling rule" and may not always eliminate the Book-Tax Difference on an annual basis or with respect to a specific transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Partnerships may cause the Trust to be allocated less depreciation than would be available for newly purchased properties.

  The foregoing principles also apply in determining the earnings and profits of the Trust. The application of these rules may result in a larger share of the distributions from the Trust being taxable to shareholders as dividends.

 Basis in Operating Partnership Interest

  The Trust's adjusted tax basis in its partnership interest in the Operating Partnership generally (i) will be equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by the Trust plus the fair market value of the Shares it issues or cash it pays upon conversion of interests in the Operating Partnership, (ii) has been, and will be, increased by (a) its allocable share of the Operating Partnership's income and
(b) its allocable share of indebtedness of the Operating Partnership and of the Property Partnerships and (iii) has been, and will be, reduced (but not below zero) by the Trust's allocable share of (a) the Operating Partnership's loss and (b) the amount of cash distributed to the Trust, and by constructive distributions resulting from a reduction in the Trust's share of indebtedness of the Operating Partnership and the Property Partnerships.

  If the allocation of the Trust's distributive share of the Operating Partnership's loss would reduce the adjusted tax basis of the Trust's partnership interest in the Operating Partnership below zero, the loss is deferred until such time as the recognition of such loss would not reduce the Trust's adjusted tax basis below zero. To the extent that the Operating Partnership's distributions, or any decrease in the Trust's share of the indebtedness of the Operating Partnership or a Property Partnership (each such decrease being considered a constructive cash distribution to the partners), would reduce the Trust's adjusted tax basis below zero, such distributions (including such constructive distributions) would be includible as taxable income to the Trust in the amount of such excess. Such distributions and constructive distributions would normally be characterized as capital gain, and if the Trust's partnership interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently, one year), the distributions and constructive distributions would constitute long-term capital gain. Based on certain undertakings by limited partners of the Operating Partnership, the Subordinated

Debentures issued by the Operating Partnership are allocated for purposes of
Section 752 of the Code disproportionately in favor of certain limited partners.

SALE OF THE PARTNERSHIPS' PROPERTY

  Generally, any gain realized by the Operating Partnership or a Property Partnership on the sale of property held by the Operating Partnership or a Property Partnership, or on the sale of partnership interests in the Property Partnerships, if the property or partnership interests are held for more than one year, will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture.

  The Trust's share of any gain realized on the sale of any property held by the Operating Partnership or a Property Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the trade or business of any of the Operating Partnership or the Property Partnerships will, however, be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "--Requirements for Qualification" and "--Income Tests." Such prohibited transaction income may also have an adverse effect upon the Trust's ability to satisfy the income tests for REIT status. See "--Requirements for Qualification" and "--Income Tests," above. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership and the Property Partnerships intend to hold their properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating their properties and to make such occasional sales of such properties, including peripheral land, as are consistent with the investment objectives of the Trust and the Operating Partnership.

                             PLAN OF DISTRIBUTION

  The Trust or the Operating Partnership, as the case may be, may sell the Securities being offered hereby: (a) directly to purchasers; (b) through agents; (c) through underwriters; (d) through dealers; or (e) through a combination of any such methods of sale. The Securities may also be used as all or part of the consideration to be paid by the Trust or the Operating Partnership for the acquisition of non-operating assets for which financial statements would not be required to be filed with the Commission, or in exchange for units of limited partnership interest of the Operating Partnership. In addition, Common Shares may be offered hereby in exchange for certain debt securities of the Operating Partnership that are exchangeable for such Common Shares.

  The distribution of the Securities may be effected from time to time in one or more transactions: (a) at a fixed price or at final prices, which may be changed; (b) at market prices prevailing at the time of sale; (c) at prices related to such prevailing market prices; or (d) at negotiated prices. Offers to purchase Securities may be solicited directly by the Trust or the Operating Partnership, as the case may be, or by agents designated by the Trust or the Operating Partnership, as the case may be, from time to time. Any such agent, which may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Trust or the Operating Partnership, as the case may be, to such agent will be set forth, in the applicable Prospectus Supplement.

  If underwriters are utilized in the offer and sale of Securities in respect of which this Prospectus and the accompanying Prospectus Supplement are delivered, the Trust and/or the Operating Partnership will execute an underwriting agreement with such underwriters for the sale to them and the names of the underwriters and the terms of the transaction will be set forth in such Prospectus Supplement, which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus and such Prospectus Supplement are delivered to the public.

  If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Trust and/or the Operating Partnership will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale.

  Certain of the underwriters, dealers or agents utilized by the Trust and/or the Operating Partnership in any offering hereby may be customers of, including borrowers from, engage in transactions with, and perform services for, the Trust and/or the Operating Partnership or one or more of their respective affiliates in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled, under agreements which may be entered into with the Trust or the Operating Partnership, as the case may be, to indemnification against certain civil liabilities, including liabilities under the Securities Act.

  Until the distribution of the Securities is completed, rules of the Commission may limit the ability of the underwriters and certain selling group members, if any, to bid for and purchase the Securities. As an exception to these rules, the representatives of the underwriters, if any, are permitted to engage in certain transactions that stabilize the price of the Securities. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Securities.

  If underwriters create a short position in the Securities in connection with the offering thereof, (i.e., if they sell more Securities than are set forth on the cover page of the applicable Prospectus Supplement), the representatives of such underwriters may reduce that short position by purchasing Securities in the open market. Any such representatives also may elect to reduce any short position by exercising all or part of the over-allotment option described in the applicable Prospectus Supplement.

  Any such representatives also may impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase Securities in the open market to reduce the underwriters' short position or to stabilize the price of the Securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering thereof.

  In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the offering.

  Neither the Company nor any of the underwriters, if any, makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Securities. In addition, neither the Company nor any of the underwriters, if any, makes any representation that the representatives of the underwriters, if any, will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                LEGAL OPINIONS

  Wolf, Block, Schorr and Solis-Cohen, Philadelphia, Pennsylvania, has rendered an opinion with respect to the legality of the Securities to be issued by the Operating Partnership. Weinberg & Green LLC, Baltimore, Maryland, has rendered an opinion with respect to the legality of the Securities to be issued by the Trust. The statements in this Prospectus under the caption "Federal Income Tax Considerations with Respect to the Trust and the Operating Partnership" and the other statements herein relating to the Trust's qualification as a real estate investment trust will be passed upon for the Trust by Wolf, Block, Schorr and Solis-Cohen, although such firm has rendered no opinion as to matters involving the imposition of non-U.S. taxes on the operations of, and distributions of payments from, its United Kingdom affiliate. Michael M. Dean, a partner of Wolf, Block, Schorr and Solis-Cohen, is the sole trustee of irrevocable trusts established by three of the Trust's senior executives for the benefit of their respective children. Each of such trusts received limited partnership interests in the Operating Partnership in connection with the Company's formation in exchange for interests in the Rouse Group owned by such trusts.

                                    EXPERTS

  The consolidated financial statements of the Trust and the Operating Partnership for the years ended December 31, 1996 and 1995 and the period from June 23, 1994 through December 31, 1994 and the combined financial statements of the Rouse Group for the period January 1, 1994 through June 22, 1994, appearing in the Annual Reports (Form 10-K) of the Trust and the Operating Partnership for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The statement of operating revenues and certain operating expenses of 650-660 E. Swedesford Road for the years ended December 31, 1996 and 1995 appearing in the Current Reports (Form 8-K) of the Trust and the Operating Partnership, filed February 13, 1997, have been audited by Fegley & Associates, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such statement of operating revenues and certain operating expenses is incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The statement of operating revenues and certain operating expenses of the South Carolina Properties (as defined therein) for the year ended December 31, 1996 and the statement of operating revenues and certain operating expenses of the Minnesota Properties (as defined therein) for the year ended December 31, 1996 appearing in the Current Reports (Form 8-K) of the Trust and the Operating Partnership, filed March 6, 1997, have been audited by Fegley & Associates, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such statements of operating revenues and certain operating expenses are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

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 NO DEALER, SALES PERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON SHARES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUN-DER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR THE AC-COMPANYING PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               -----------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                          PAGE
                                                                          ----
Summary.................................................................. S-3
Risk Factors............................................................. S-14
The Company.............................................................. S-19
Business Objectives and Strategies for Growth............................ S-20
The Properties........................................................... S-28
Use of Proceeds.......................................................... S-37
Price Range of Common Shares and Dividends............................... S-37
Capitalization........................................................... S-38
Selected Financial Data.................................................. S-39
Unaudited Pro Forma Condensed Consolidated Financial Statements.......... S-41
Management's Discussion and Analysis of Financial Condition and Results
 of Operations........................................................... S-44
Management............................................................... S-49
Federal Income Tax Considerations for Shareholders....................... S-49
Underwriting............................................................. S-53
Legal Matters............................................................ S-54
Appendix "A".............................................................  A-1

                                   PROSPECTUS

Available Information.....................................................   3
Incorporation of Certain Documents by Reference...........................   3
The Company...............................................................   4
Use of Proceeds...........................................................   4
Ratios of Earnings to Fixed Charges.......................................   5
Description of Debt Securities............................................   5
Description of Preferred Shares...........................................   9
Description of Warrants...................................................  10
Federal Income Tax Considerations with Respect to the Trust and the
 Operating Partnership....................................................  12
Plan of Distribution......................................................  21
Legal Opinions............................................................  22
Experts...................................................................  23

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                                7,500,000 SHARES

                [LOGO OF LIBERTY PROPERTY TRUST APPEARS HERE]

                                 COMMON SHARES
                             OF BENEFICIAL INTEREST

                               -----------------

                             PROSPECTUS SUPPLEMENT
                                 March 18, 1997

                               -----------------

                                LEHMAN BROTHERS

                          DONALDSON, LUFKIN & JENRETTE
                            Securities Corporation

                               ALEX. BROWN & SONS
                                 Incorporated

                           A.G. EDWARDS & SONS, INC.

                      THE ROBINSON-HUMPHREY COMPANY, INC.

                           WHEAT FIRST BUTCHER SINGER

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